U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                         FORM 10-QSB

(Mark One)
[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED
MARCH 31, 2000

OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM
______________ TO ______________

                   COMMISSION FILE NUMBER: 33-68570


                               eConnect
          (Exact name of registrant as specified in its charter)

      Nevada                                             43-1239043
(State or jurisdiction of  incorporation             I.R.S. Employer
            or organization)                        Identification
No.)

2500 Via Cabrillo Marina, Suite 112, San Pedro, California      90731
 (Address of principal executive offices)                    (Zip
Code)

             Registrant's telephone number:  (310) 514-9482

   Securities registered pursuant to Section 12(b) of the Act: None

      Securities registered pursuant to Section 12(g) of the Act:
             Common Stock, $0.01 Par Value; Class A Warrants

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) been subject to such filing
requirements for the past 90 days.  Yes   X      No      .

As of As of May 1, 2000, the Registrant had 162,394,801 shares of common stock issued and outstanding.

Transitional Small Business Disclosure Format (check one):
Yes       No    X   .

                           TABLE OF CONTENTS

PART I - FINANCIAL INFORMATION                                   PAGE

ITEM 1.  FINANCIAL STATEMENTS

         CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2000            3

         CONSOLIDATED STATEMENTS OF OPERATIONS
         FOR THE THREE MONTHS ENDED MARCH 31, 2000
         AND MARCH 31, 1999                                         4

         CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE THREE MONTHS ENDED MARCH 31, 2000
         AND MARCH 31, 1999                                         5

         NOTES TO FINANCIAL STATEMENTS                              6

ITEM 2.  PLAN OF OPERATION                                         11

PART II

ITEM 1.  LEGAL PROCEEDINGS                                         13

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS                 14

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES                           14

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS       14

ITEM 5.  OTHER INFORMATION                                         14

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K                          14

SIGNATURE                                                          14

PART I.

ITEM 1.   FINANCIAL STATEMENTS.

                               eCONNECT
                 CONSOLIDATED BALANCE SHEET (Unaudited)

                                 ASSETS

Current assets                                      March 31, 2000

Cash                                                $  1,247,262

Due from related party                                   200,000

Total current assets                                   1,447,262

Fixed assets, net                                        135,506

Other assets

  Investments, net                                     2,445,046
  Goodwill, net                                          187,614
  Other intangibles, net                                 680,520
  Other assets                                            11,012
                                                       3,324,192
Total assets                                           4,906,960

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable                                       664,504
  Accrued liabilities                                     57,795
  Due to related party                                   607,221
  Due to affiliate                                     1,725,000
   Total current liabilities                           3,054,520
    Total liabilities                                  3,054,520

Stockholders' equity
  Common stock; $.001 par value; 200,000,000
  shares authorized, 154,870,876 shares
  issued and outstanding                                 154,871
  Additional paid-in capital                          55,521,296

Due from related party - secured by
 Company's common stock                               (4,093,529)
Accumulated deficit                                  (49,730,198)
   Total stockholders' equity                          1,852,440
   Total liabilities and stockholders' equity          4,906,960

See Accompanying Notes to Financial Statement

                              eCONNECT
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)

                                  For the three months ended March 31
                                        2000                1999

Revenue                                    -                      -

Operating expenses

 Consulting                        9,868,917                      -

 Public relations                  5,232,780                      -

 Research and development          1,910,310                      -

 General and administrative        1,951,826                175,730

   Total operating expenses       18,963,833                175,730

Net loss from operations         (18,963,833)              (175,730)

Other income (expense)

 Interest income                      87,350                      -

 Equity losses of investees         (280,366)                     -

   Total other income (expense)     (193,016)                     -

Net loss before provision for
income taxes                     (19,156,849)              (175,730)

Provision for income taxes                 -                      -

Net loss                         (19,156,849)              (175,730)

Basic and diluted loss per
common share                           (0.14)                 (0.01)

Basic and diluted weighted
average common shares
outstanding                      136,090,236             14,316,067

See Accompanying Notes to Financial Statements

                                eCONNECT
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (Unaudited)

                                   For the three months ended March 31
                                                2000              1999

Cash flows from operating
activities:

 Net loss                                (19,156,849)
(175,730)
 Adjustments to reconcile net
 loss to net cash used by
 operating activities:
  Depreciation and amortization              223,183                 -
  Common shares issued for
  services                                15,627,561                 -
  Equity losses of investees                 280,366                 -
Changes in operating assets and
liabilities:
  Decrease in stock subscription
  receivable                                 220,176                 -
  Decrease in due from related
  party                                       50,000                 -
  Increase in due from related party -
   secured by Company's common stock      (1,112,647)                -
  Increase in other assets                   (11,012)                -

  Increase (decrease) in accounts
  payable                                    139,234
(12,522)

  Increase (decrease) in accrued
  liabilities                                (32,885)           36,000

  Decrease in due to related party            (5,789)                -

  Decrease in stockholder loan
  payable                                   (350,000)                -

   Net cash used by operating
   activities                             (4,128,662)
(152,252)

Cash flows from investing
activities:

  Purchase of fixed assets                  (138,144)                -

  Payments for investments                  (706,200)                -

   Net cash used by investing
   activities                               (844,344)                -

Cash flows from financing
activities:

  Proceeds from issuance of
  long-term debt                                   -            16,600

  Proceeds from issuance of
  common stock                             6,094,096           149,300

   Net cash provided by financing
   activities                              6,094,096           165,900

Net increase in cash                       1,121,090            13,648

Cash, beginning of period                    126,172             8,862

Cash, end of period                        1,247,262            22,510

Schedule of non-cash investing and
financing activities:
 Remaining consideration of the
 acquisition of Powerclick, Inc.
 recorded as due to affiliate              1,725,000                 -

                               eCONNECT
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)
                              (Continued)

                                    For the three months ended March
31
                                              2000                1999

2,000,000 common shares issued
 related to the acquisition of
 Powerclick, Inc.                          325,000                   -

666,667 common shares issued for
 accounts payable                          550,000                   -

6,000,000 common shares issued for
 officer bonus payable                   4,800,000                   -

203,865 common shares issued for
 stock subscription payable                 81,546                   -

See Accompanying Notes to Financial Statements

                               eCONNECT
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Unaudited)

1.  BASIS OF PRESENTATION


The accompanying consolidated financial statements have been prepared in accordance with U.S. Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The financial statements should be read in conjunction with the Form 10-KSB for the year ended December 31, 1999 of eConnect ("the Company").

The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for the full year. In the opinion of management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim periods a fair statement of such operation. All such adjustments are of a normal recurring nature.

During the first quarter of 2000, the Company's investees (PowerClick and Top Sports S.A.) were operational, while the "Bank Eyes Only" Internet products were in the development stage. As described below under the caption "Business Combinations and Investments," the investees' earnings or losses are recorded on the equity method of accounting.

2.  ACQUISITION

Powerclick, Inc. - In February 2000, the Company acquired 50% of the outstanding capital stock of Powerclick, Inc. ("the Investee") in consideration of $1,200,000 and 8,000,000 shares of the Company's common stock ("the Acquisition"). As of March 31, 2000 the Company has made payments totaling $450,000 and issued 2,000,000 shares of the Company's common stock related to the Acquisition. The remaining unpaid balance of $750,000 and unissued common stock totaling 6,000,000 shares are recorded as "Due to affiliate" totaling $1,725,000 at March 31, 2000. The Company has accounted for its ownership interest in the Investee under the equity-method as the Company has the ability to exercise significant influence, but not control, and has an ownership interest of the investee's voting stock between 20% and 50%. As of March 31, 2000, the investment in the Investee exceeded the Company's share of the underlying net assets by approximately $2,424,190. The excess of the underlying net assets in the Investee is being amortized on a straight-line basis over the estimated useful life of three years. For the three months ended March 31, 2000, amortization expense related to this investment approximated $120,000.

Business Combinations and Investments - This business combination has been accounted for under the purchase method of accounting, therefore the Company includes the results of operations of the acquired business from the date of acquisition. Net assets of the company acquired are recorded at fair value as of the date of acquisition. The excess of the acquired business' purchase price over the fair value of its net tangible and identifiable intangible assets is then included in goodwill in the accompanying consolidated balance sheet.

Investments in affiliated entities in which the Company has the ability to exercise significant influence, but not control, and generally is an ownership interest of the investee's voting stock between 20% and 50%, are accounted for under the equity method of accounting. Accordingly, under the equity method of accounting, the Company's share of the investee's earnings or losses based on its ownership interest are included in the consolidated statements of operations. The investee's earnings or losses are the net result of total revenues less total expenses. The Company records its investments accounted for under the equity-method as "Investments" on the consolidated balance sheet and its share of the investee's earnings or losses in "Equity earnings or losses of investees" on the consolidated statements of operations. The portion of the Company's investment in an investee that exceeds its claim of the net assets of the investee, if any, is treated as goodwill and amortized over a period of three years.

3.  RELATED PARTY TRANSACTIONS

Due from related party - As of March 31, 2000, the Company loaned
$200,000 to a director of the Company. The balance is non-interest bearing and is due on demand. The Company received a $100,000 repayment of this amount in April 2000.

Due from related party - secured by Company's common stock - As of March 31, 2000, the Company made loans totaling $4,093,529 (including accrued interest receivable of $231,821) to ET&T and Thomas Hughes (an officer and director of the Company). The balance is secured by approximately 9,400,000 shares of the Company's common stock, which is owned by ET&T and Thomas Hughes, bearing an interest rate of 10% and is due on demand.

4.  GOING CONCERN

The Company incurred a net loss of approximately $19,000,000 for the three months ended March 31, 2000. The Company's current liabilities exceed its current assets by approximately $1,600,000 as of March 31, 2000. These factors create substantial doubt about the Company's ability to continue as a going concern. The Company's management has developed a plan to complete the development of technology products to generate future revenues and elect new directors to the board. The Company will also seek additional sources of capital through the issuance of debt equity financing, but there can be no assurance that the Company will be successful in accomplishing its objectives.

The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company's plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

ITEM 2.  PLAN OF OPERATION.

(a)  Twelve Month Plan of Operation.

In the year 2000, the Registrant will focus its attention on the marketing and development of the PERFECT industry (Personal Encrypted Remote Financial Electronic Card Transactions), with specific focus on the "Bank Eyes Only"T Internet aspect of the PERFECT transaction (see Exhibit 99.3 for a summary of the trademark filed on March 15, 2000).

"Bank Eyes Only" refers to a direct Internet connection between the consumer's terminal and the Registrants bank card authorization system by which the consumer will order an item from an Internet merchant, but the credit card data or ATM data will go directly to the Registrant's server and then to the bank, bypassing the merchant. Thus, this service will enable customers to pay for Internet purchases, bill payments and other types of transactions from home by physically swiping either credit cards or ATM cards with PIN entry. These "Bank Eyes Only," transactions can be processed over the Internet without the cardholder account information being stored at the merchant's web site, nor does the merchant have ready access to the consumer's bank card information.

The Registrant believes that "Bank Eyes Only" transaction processing system will effectively address Internet consumers' concerns regarding personal and financial information security. The Registrant will receive a projected flat fee of $1.00 for each "Bank Eyes Only" transaction which will be paid by the merchant, not the consumer.

The Registrant has begun initial sign ups of web Merchants for this service and based on responses, will now expend substantial dollars for an aggressive May sign up campaign to begin simultaneously on several fronts. To launch the service of Internet "Bank Eyes Only" transactions, the Registrant has implemented the following initiatives:

(1) The development of the eCashPad by Asia Pacific Micro, Inc, under a manufacturing agreement entered into on January 21, 2000 (see Exhibit 10.29 to this Form 10-QSB). Production of the eCashPad has commenced in Asia and is commercially targeted for distribution in June 2000.

(2) The Registrant has entered into two agreements with eFunds Corporation, a subsidiary of Deluxe Data, dated February 3, 2000 and February 4, 2000 to provide the Dominican Republic and Ireland host systems for "Bank Eyes Only" transactions (see Exhibits 10.34 and 10.36, respectively, to this Form 10-QSB). This means that eFunds will help process the transaction after it leaves the Registrant's server.

(3) Under the agreements with eFunds, the Registrant also obtained a license of the eFunds CONNEX host system software for usage in countries other than the United States. The CONNEX system provides the Registrant with a proven host software system which will effect "Bank Eyes Only" transactions as originated by eCashPads.

(4) The purchase of an IBM Multiprise 2000 as a platform for the CONNEX host system software in March 2000.

(5) The Registrant has entered into a letter of intent with Real Solutions, Ltd. on March 9, 2000 to provide the IBM hardware support in connection with the eFunds agreements (see Exhibit
10.40 to this Form 10-QSB). On April 13, 2000, the Registrant entered into a formal Master Services Agreement with Real Solutions, Ltd. in connection with this matter.

(6) On February 9, 2000, the Registrant consummated an acquisition agreement with PowerClick, Inc., a Nevada corporation, whereby the Registrant acquired 50% of the outstanding capital stock of this company (see Exhibit 10.37 to this Form 10-QSB). PowerClick, Inc. owns and operates a website that provides a wide range of products and services to the public, and is intended to be used as a vehicle to promote the use of the "Bank Eyes Only" system.

(7) The Registrant has entered into an agreement with National Data Funding Corporation ("NDFC") in April 2000 to provide eCashPad distribution, encryption, and maintenance. The eCashpad is a device which will attach to a personal computer to enable a credit card or ATM transaction via Internet. NDFC will also provide full merchant processing for all credit and debit cards in support of the United States eFunds host.

(8)  Completion of testing of the eCashPads, the consumer "Bank
Eyes Only" device. eCashPads will be in a pilot program through the second quarter of 2000 with a national roll out anticipated for the third quarter of 2000.

(9) On December 29, 1999, the Registrant entered into an agreement for establishing eConnect2Trade.com, Incorporated ("ET") (see Exhibit 10.25 to this Form 10-QSB). The business of ET is to be the marketing and sales of the Registrant's "same-as-cash" transactions to the securities industry via any medium, but initially via the internet using an ATM pin pad. The long term goal of ET will be, for a fee, to act as a financial interface between securities broker/dealers and their clients who are transacting currencies via transactions using bank host processing centers that are authorizing such transactions. Although a recent Letter of Intent between ET and Empire Financial Holding Co., a broker/dealer, did not proceed, it is the intention of the Registrant to seek other contacts within the brokerage industry (see Exhibit 10.28 to this Form 10-QSB).

(10) On March 10, 2000, the Registrant entered into a Joint Venture Agreement for the creation of a software/hardware solution that will facilitate a secure transaction interface and communications between handheld computing devices and secure transaction servers (see Exhibit 10.39 to this Form 10-QSB). The net result to be to provide same as cash transactions over virtual private networks. The combined hardware /software/service is to be known as "PocketPay" an existing trademark of eConnect.

(11) Development of "bankeyesonly.com" web sites in the United States, Dominican Republic, Ireland, Australia and Hong Kong. These web sites will be used to register web merchants within the above listed countries to be able to receive a "Bank Eyes Only" transaction by an eCashPad. A consumer will be able to go the Registrant's website and with the use of his/her eCashPad will be able to safely order merchandise on line.

(12) Aggressive recruiting of web merchants to the Registrant "Bank Eyes Only" network. Registration of "Bank Eyes Only" web merchants will be pursued by a team specialists to be hired who understand their specific industry such as phone or cable or collections and who will fully develop the pertinent "Bank Eyes Only" applications for that industry and who will develop strategic alliances within their specific industry. In addition, the Registrant has structured a networking approach for mass market consumer participation in finding "Bank Eyes Only" merchants along with sales teams to sign on local web merchants.

(13) Using a revenue sharing plan from the flat fee, the Registrant will incentivize private labels of eCashPads with expected advertising and marketing of these private label eCashPads by the web merchants to their consumer base. For example, a merchant might distribute eCashPads with its logo to its own consumers.

(14) Establishment of strategic alliances with a substantial partner in each country. The partner will then proceed to develop the business of "Bank Eyes Only" transactions by usage of the simple and proprietary eCashPad which has been developed by the Registrant.

(15) The activation of the Dominican Republic host system, and host systems in Ireland, Hong Kong Host, and Australia as full service centers which will provide not only "Bank Eyes Only" Internet transactions by the usage of eCashPads but also full service aspects of processing merchant retail terminal transactions and ATM cash machines. Terminals could be placed in strategic market areas of each country such as check cashing centers or even grocery stores. In this regard, the Registrant entered into a Joint Venture Agreement, dated March 27, 2000, with Raymond and Li-Wang Kessler for the purpose of delivering a delegation from the Peoples Republic of China to a meeting in the United States with the Registrant to discuss launching the Registrant's services in China (subsequent meetings with China Delegation contact(s) and their associates will explore forging business relationships in Singapore, Hong Kong, Macao and other countries) (see Exhibit 10.44 to this Form 10-QSB).

(16) Establishment of the "International," which will be a four country real time "Bank Eyes Only" with ATM card and PIN entry game between the countries of the Dominican Republic, Ireland, Australia, and Hong Kong, whereby consumers within those countries will be able to use the eCashPad to effect same day gaming with ATM card and PIN entry.

The Registrant intends to spin off eGaming and its PowerClick subsidiary as separate publicly traded companies.

(b)  Risk Factors in Connection with Plan of Operation.

An investment in the Registrant is subject to a number of risks. Among these risks are the following:

(1) eCashPad Production. The agreement under which the eCashPad is being manufactured for the Registrant only calls for an initial production run of 5,000 units, at a total cost of $80,000. The Registrant must conclude an agreement for a substantial additional manufacturing run in order for the plan of business as set forth above to succeed. There is no guarantee that the Registrant will be able to conclude such an agreement.

This agreement offers the Registrant substantial savings by contracting with an Asian country for manufacturing. Currently, the manufacturer is stable but there is no guarantee that the manufacturer may not be impacted by future changes in government policies. The Registrant is presently seeking additional suppliers.

(2) Approval of Regional ATM Networks. Within the United States market, the Registrant is closely working with NDFC to secure the go ahead for regional ATM card networks for an eCashPad ATM card with PIN entry "Bank Eyes Only" Internet payment. Such network currently permit the usage of credit cards on their systems. Thus, a substantial part of the Registrant's strategy is based on ATM card with PIN entry Internet payments, and the Registrant may not receive bank approvals from the regional ATM card networks in the United States for such transactions. In such case, this payment system could not be used in the United States, which could substantially affect the prospects of the Company in this country. Even though this type of payment system has already been approved in the Dominican Republic and Ireland, and may be approved elsewhere outside the United States, the Company would expect that a substantial portion of its projected revenues would come form United States based transactions.

(3) Influence of Other External Factors. The Internet industry, and Internet gaming in particular, is a speculative venture necessarily involving some substantial risk. There is no certainty that the expenditures to be made by the Company will result in commercially profitable business. The marketability of the Registrant's services will be affected by numerous factors beyond the control of the Company. These factors include market fluctuations and the general state of the economy (including the rate of inflation and local economic conditions) which can affect peoples' discretionary spending. Factors which leave less money in the hands of potential clients of the Company will likely have an adverse effect on the Company. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

(4) Regulatory Factors. Existing and possible future consumer legislation, regulations and actions could cause additional expense, capital expenditures, restrictions and delays in the activities undertaken in connection with the business, the extent of which cannot be predicted. For example, the U.S. Senate has considered a proposed bill introduced by U.S. Senator John Kyl that would ban Internet gaming in the United States. The passage of such a bill may adversely affect the operation of the Company, depending on the form of legislation. Even though all gaming operations of the Company are off-shore and such transactions are not accepted from the United States, the effect of such legislation may influence the business.

(5) Competition. The Registrant anticipates substantial competition in the development of the PERFECT industry and the "Bank Eyes Only" internet application in particular. The Registrant believes that the marketplace is large enough to absorb many competitor companies who may focus on ancillary aspects of the PERFECT industry such as the development of hardware or of merchant sign ups, rather than on the core business of the Registrant which is the processing of transactions. Many competitors in this industry, and in internet gaming will have greater experience, resources, and managerial capabilities than the Company, may be in a better position than the Company to obtain access to attractive clientele. Such competition could have a material adverse effect on the Company's profitability.

(6) Reliance on Management. The Company's success is dependent upon the hiring of key administrative personnel. None of the officers or directors, or any of the other key personnel, has any employment or non-competition agreement with the Company. Therefore, there can be no assurance that these personnel will remain employed by the Company. Should any of these individuals cease to be affiliated with the Company for any reason before qualified replacements could be found, there could be material adverse effects on the Company's business and prospects. In addition, management has no experience in managing companies in the same business as the Company.

All decisions with respect to the management of the Company will be made exclusively by the officers and directors of the Company. Investors will only have rights associated with minority ownership interest rights to make decisions that affect the Company. The success of the Company, to a large extent, will depend on the quality of the directors and officers of the Company. Accordingly, no person should invest in the Shares unless he or she is willing to entrust all aspects of the management of the Company to the officers and directors.

(7) Conflicts of Interest. The officers and directors have other interests to which they devote time, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on boards of directors. Each will continue to devote such time to the business of the Company, notwithstanding other obligations, that may reduce the time they can devote to the business of the Company. As a result, certain conflicts of interest may exist between the Company and its officers and/or directors, which may not be susceptible to resolution.

In addition, conflicts of interest may arise in the area of corporate opportunities, which cannot be resolved through arm's length negotiations. All of the potential conflicts of interest will be resolved only through exercise by the directors of such judgment as is consistent with their fiduciary duties to the Company. It is the intention of management, so as to minimize any potential conflicts of interest, to present first to the Board of Directors of the Company, any proposed investments for its evaluation.

(8) Additional Financing Will Be Required. The Registrant will be required to raise significant capital to fund its Plan of Operation; this is estimated to be $3,000,000 over the next 12 months. Currently, the Registrant is meeting its funding requirements through financing provided by the Alpha Venture Capital, Inc. through a Common Stock Purchase Agreement between the Registrant and this firm Alpha Venture Capital, Inc., dated September 28, 1999 (see Exhibit 4.22 to this Form 10-QSB). However, there is no guarantee that this funding source will continue to be available in the future.

The current funds available to the Company, and any revenue generated by operations, will not be adequate for it to be competitive in the areas in which it intends to operate, and may not be adequate for the Registrant to survive. Therefore, the Company will need to raise additional funds in order to fully implement its business plan. The Company's continued operations therefore will depend upon its ability to raise additional funds through bank borrowings, equity or debt financing. There is no assurance that the Company will be able to obtain additional funding when needed, or that such funding, if available, can be obtained on terms acceptable to the Company. If the Company cannot obtain needed funds, it may be forced to curtail or cease its activities. If additional shares were issued to obtain financing, current shareholders may suffer a dilution on their percentage of stock ownership in the Company.

(9) Uncertainty Due to Year 2000 Issue. The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using the year 2000 date is processed.
In addition, similar problems may arise in some systems, which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant system failure which could affect the Registrant's ability to conduct normal business operations. This creates potential risk for all companies, even if their own computer systems are Year 2000 compliant. It is not possible to be certain that all aspects of the Year 2000 issue affecting the Registrant, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

The Registrant currently believes that its systems are Year 2000 compliant in all material respects. Although management is not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, the Registrant may experience serious unanticipated negative consequences (such as significant downtime for one or more of its suppliers) or material costs caused by undetected errors or defects in the technology used in its internal systems. Furthermore, the purchasing patterns of customers may be affected by Year 2000 issues. The Registrant does not currently have any information about the Year 2000 status of its potential material suppliers. The Registrant's Year 2000 plans are based on management's best estimates.

(c)  Forward Looking Statements.

The foregoing Plan of Operation contains "forward looking statements" within the meaning of Rule 175 under the Securities Act of 1933, as amended, and Rule 3b-6 under the Securities Act of 1934, as amended, including statements regarding, among other items, the Registrant's business strategies, continued growth in the Registrant's markets, projections, and anticipated trends in the Registrant's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on the Registrant's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Registrant's control. The Registrant cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including, among others, the following: reduced or lack of increase in demand for the Registrant's products, competitive pricing pressures, changes in the market price of ingredients used in the Registrant's products and the level of expenses incurred in the Registrant's operations. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained herein will in fact transpire or prove to be accurate. The Registrant disclaims any intent or obligation to update "forward looking statements."

PART II.

ITEM 1.  LEGAL PROCEEDINGS.

Other than as stated below, the Registrant is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against the Registrant has been threatened:

(a)  Securities and Exchange Commission Action (March 12, 1999).

On March 12, 1999, the Securities and Exchange Commission
("SEC") filed a complaint alleging the Company had failed to make available to the investing public current and accurate information about its financial condition and results of operations through the filing of periodic reports as required by the Securities Exchange Act of 1934 (specifically, the Form 10-KSB for the 1997 and 1998 fiscal years, the Form 10QSB for each of the first three quarters of fiscal 1998, and the corresponding Notifications of Late Filings (Form 12b-25)). The SEC sought in this action to compel the Company to file delinquent reports and enjoin the Company from further violations of the reporting requirements. The Company consented to the entry of a final judgment granting the relief sought by the SEC.

Although this action has been concluded, since the permanent injunction was entered the Company has been late with the following reports: (a) Form 10QSB for the quarter ended February 28, 1999 (due by April 29, 1999 because of the filing of a Form 12b-25) - filed with the SEC on May 28, 1999; (b) Form 10QSB for the quarter ended June 30, 1999 (due by August 14, 1999) - filed with the SEC on August 23, 1999 (due to an error in the CIK code for the Company entered on the EDGAR electronic filing system);
(c) a Form 10-QSB for the transition period ended December 31, 1998 (due by July 5, 1999) - filed with the SEC on September 3, 1999; (d) Form 8-K to reflect a certain acquisition by the Company (due by May 21, 1999) - filed with the SEC on November 15, 1999; (e) Form 8-K to reflect two acquisitions by the Company (due by September 15, 1999) - filed with the SEC on November 16, 1999; (f) Form 10-KSB for the period ended on December 31, 1999 (due by April 14, 2000) - filed with the SEC on May 9, 2000; and
(g) Form 10-QSB for the quarter ended March 31, 2000 (due by May
22, 2000).

(b)  Securities and Exchange Commission Action (March 23, 2000).

In a complaint filed on March 23, 2000 (Securities and Exchange Commission v. eConnect and Thomas S. Hughes, Civil Action No. CV 00 02959 AHM (C.D. Cal.)), the SEC alleged that since February 28, 2000, the Registrant issued false and misleading press releases claiming: (1) the Registrant and its joint venture partner had a unique licensing arrangement with PalmPilot; and
(2) a subsidiary of the Registrant had a strategic alliance with a brokerage firm concerning a system that would permit cash transactions over the Internet. The complaint further alleges that the press releases, which were disseminated through a wire service as well as by postings on internet bulletin boards, caused a dramatic rise in the price of the Registrant's stock from $1.39 on February 28 to a high of $21.88 on March 9, 2000, on heavy trading volume. The SEC suspended trading in the Registrant's common stock on the Over the Counter Bulletin Board on March 13 for a period of 10 trading days (trading resumed on the National Quotation Bureau's Pink Sheets on March 27, 2000). The complaint alleges that despite the trading suspension and the SEC's related investigation, the Registrant and Mr. Hughes continued to issue false and misleading statements concerning the Registrant's business opportunities. In addition to the interim relief granted, the Commission seeks a final judgment against the Registrant and Mr. Hughes enjoining them from future violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder (the anti-fraud provisions of that act) and assessing civil penalties against them.

On March 24, 2000, a temporary restraining order was issued in the above-entitled action prohibiting the Registrant and Mr. Hughes, from committing violations of the antifraud provisions of the federal securities laws. The Registrant and Mr. Hughes consented to the temporary restraining order.

On April 6, 2000, without admitting or denying the allegations contained in said complaint, the Registrant and Mr. Hughes entered into a settlement by consent that has resulted in the entry of permanent injunctive relief. The settlement agreement with the SEC was accepted and a judgment of permanent injunction was entered by the Court on April 7, 2000. The judgment that the Registrant and Mr. Hughes consented to prohibits the Registrant and Mr. Hughes from taking any action or making any statement, or failing to make any statement that would violate Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. The court has yet to determine whether disgorgement, civil penalties or other relief should be assessed against the Registrant or Mr. Hughes.

(c)  Shareholder Class Action Lawsuits.

Barbara Einhorn, et al. v. eConnect, Thomas S. Hughes, Jack M.
Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-02674 MMM (JWJx);

Joel Eckstein, et al. v. eConnect, Inc. , Thomas S. Hughes, Jack
M. Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-02700 DDP (CWx);

Felicia Bernstein, et al. v. eConnect, Inc., et al., Case No. 00-
02703 FMC (BQRx);

Robert Colangelo, et al. v. eConnect, Inc., et al., Case No. 00-
02743 SVW (SHx);

Irving Baron, et al. v. eConnect, Inc. , Thomas S. Hughes, Jack
M. Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-02757 WJR (CTx);

James J. Warstler, et al. v. eConnect, Inc. , Thomas S. Hughes,
Jack M. Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis,
Case No. 00-02758 R (SHx);

Yakov Prager, et al. v.  eConnect, Inc. , Thomas S. Hughes, Jack
M. Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-02759 GHK (RCx);

Gil Weisblum, et al. v. eConnect and Thomas S. Hughes, Case No.
00-02770 MRP (CTx);

Kenneth Mazda, et al. v. eConnect, et al., Case No. 00-02776 LGB
(Mcx);

Domenico Pirraglia, et al. v. eConnect, et al., Case No. 00-02875
SVW (CWx);

Israel C. Hershkop and Shlomo Hershkop, et al. v. eConnect and Thomas S. Hughes, Case No. 00-03095 MRP (RNRx);

Judith Bacun, et al. v. eConnect, Inc. , Thomas S. Hughes, Jack
M. Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-03161 FMC (JWJx);

Howard Fine, et al. v. eConnect, Inc. and Thomas Hughes, Case No.
00-03290 SVW (BQRx);

Arthur Smith, et al. v. eConnect, Thomas Hughes, Case No. 00-
03301 DT (Mcx);

Thomas Reimer, et al. v. eConnect, Thomas Hughes, Case No. 00-
03405 JSL;

Morris Tepper, et al. v. eConnect and Thomas S. Hughes, Case No.
00-03444 WJR (CTx);

Vin Bury, et al. v. eConnect, Thomas Hughes, Case No. 00-03446
ABC;

Frances Villari, et al. v. eConnect, Thomas Hughes, Case No. 00-
03447 LGB (SHx);

Benjamin Ringel, et al. v.  eConnect, Inc. , Thomas S. Hughes,
Jack M. Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis,
Case No. 00-03591 RSWL (RNBx);

Anthony Massaro, et al. v. eConnect, Inc., Thomas S. Hughes, Jack
M. Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-03671 DDP (MANx);

Ardelle Gardner, et al. v. eConnect, Inc., Thomas S. Hughes, Jack
M. Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-03897 MMM (RZx);

The foregoing twenty-one actions were filed on various dates between March 14, 2000 and April 12, 2000, inclusive, and are all pending in the United States District Court for the Central District of California. These actions are brought by various putative classes of the purchasers of the Registrant's common stock. The putative classes alleged, none of which have been certified, range from no earlier than November 18, 1999 through March 13, 2000. Plaintiffs in the various actions assert that the Registrant and Thomas S. Hughes, as well as (in certain of the actions) Jack M. Hall, Diane Hewitt, Anthony L. Hall, and Kevin J. Lewis, have violated Section 10(b) of the Exchange Act (false or misleading statements and omissions which deceived stock purchasers) and also Section 20(a) of the Exchange Act (liability as a "controlling person" with respect to a primary violation of securities laws). The principal allegations concern various alleged material misrepresentations and omissions which supposedly made the Registrant's public statements on and after November 18, 1999 (and/or on and after November 23, 1999) false and misleading, thereby artificially inflating the market in and for the Company's common stock. The answers or other responses of the defendants to the various initial complaints are not yet due. The Registrant cannot as yet express any opinion as to the probable outcome of these litigation matters. The Registrant intends to defend these litigation matters vigorously.

(d)  Employment Agreement - President/Chief Operating Officer.

On March 21, 2000, the Company consummated an amended employment agreement with an individual for the position of President and Chief Operating Officer for the Company (see Exhibit 10.42 to this Form 10-QSB). On April 17, 2000, the Company terminated this individual as President and Chief Operating Officer of the Company. Based upon the amended employment agreement, the remaining salary for the term of this agreement, will be due within 30 days upon the termination of this individual if terminated for reasons other than good cause. In addition, through the date of termination, all of the granted stock options and warrants will vest and be exercisable for their entire term. Accordingly, the termination of this individual, for reasons other than good cause, may potentially expose the Company to incur a liability of approximately $1,260,000 for the remaining portion of unpaid salary for the first, second, third, and fourth years of this agreement. Furthermore, the termination may have accelerated the vesting of the granted stock options and warrants consisting of 1,000,000 warrants exercisable at $1.00 per share, 6,000,000 stock options exercisable at $0.40 per share, and 1,500,000 stock options exercisable at the lowest average daily trading price of the Company's common stock within the first 90 days of the executive's employment. The Company's management believes that the termination of this individual was in good cause and intends to defend itself in this matter vigorously.

(e)  Employment Agreement - Outside Counsel.

On March 22, 2000, the Company consummated an amended and restated employment agreement with an individual and his firm to act as outside counsel for the Company (see Exhibit 10-43 to this Form 10-QSB). On April 14, 2000, the Company terminated this individual and his firm as outside counsel. Based upon the amended and restated employment agreement, the remaining compensation for the term of this agreement will be due immediately upon the termination of this individual and his firm as outside counsel if terminated for reasons other than good cause. In addition, any common stock and stock warrants granted through the term of this agreement will be considered due in the event of termination for reasons other than good cause. Accordingly, the termination of this individual and his firm, for reasons other than good cause, may potentially expose the Company to incur a liability of approximately $700,000 for the remaining portion of unpaid compensation for the first, second and third years of this agreement. Furthermore, the termination may have accelerated the vesting of the granted common stock and stock warrants consisting of 600,000 common shares and 600,000 warrants exercisable at $1.00 per share. The Company's management believes that the termination of this individual and his firm was in good cause and intends to defend itself in this matter vigorously.

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS.

(a)  Sales of Unregistered Securities.

The Registrant made the following sales of unregistered securities during the three month period ended on March 31, 2000:

(1)  Between February 2, 2000 and February 29, 2000, the
Registrant sold a total of 3,069,011 shares of common stock to 79 individuals at a price of $0.40 per share, for an aggregate consideration of $1,227,604.

(2) During the period of January 1, 2000 through March 6, 2000, the Registrant sold a total of 9,320,167 shares of common stock to 17 individuals and firms in exchange for consulting and other services performed for the Registrant (including 6,000,000 shares issued to Ryan Kavanaugh in connection with the Consulting Agreement with the Registrant (see Exhibit 10.41 to this Form 10-
QSB).

No commissions or fees were paid in connection with these sales.
All of the above sales were undertaken pursuant to a claim of exemption from registration under the Securities Act of 1933 as provided in Rule 506 under Regulation D.

(b)  Use of Proceeds.

On August 20, 1999, the Registrant filed a Form SB-2 with the SEC under Rule 415 (self offering) to register an aggregate amount of 61,000,000 shares of common stock (aggregate offering price of $11,590,000 under Rule 457(c)). This offering was used primarily for consulting services and acquisitions by the Registrant, and commenced on the effective date of this registration statement (September 7, 1999). However, 20,000,000 shares of common stock under this offering were used for the registration of shares sold under a Common Stock Purchase Agreement (through a post-effective amendment to this Form SB-2 filed and effective on September 29, 1999 - File No. 333-79739).

The total amount of shares sold under this offering through December 31, 1999 is 24,210,817, and an additional 14,490,746 shares for the quarter ended on March 31, 2000 (for a total of 38,701,563 shares sold in this offering). Out of the total offering, the Registrant issued 9,088,442 shares out of those registered from the Common Stock Purchase Agreement for a total consideration of $933,000 through December 31, 1999, and an additional 2,877,084 shares for the quarter ended March 31, 2000 for a total consideration of $2,871,000. In addition, the Registrant issued 4,988,730 shares upon the exercise of warrants, for a total consideration of $1,995,492. The expenses involved with this offering to March 31, 2000 were approximately $370,640 (which includes an 8% commission of payable on the sales made under the Common Stock Purchase Agreement). The net cash proceeds from this offering (gross proceeds of $5,799,492 less offering expenses) of $5,428,852 were used for working capital for the Registrant. This offering has not as yet terminated.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES.

Not Applicable.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

None.

ITEM 5.  OTHER INFORMATION.

(a)  Promissory Note and Security Agreement.

The Registrant, and Electronic Transactions & Technologies (a privately held corporation majorty owned by Thomas Hughes, President of the Registrant) and Mr. Hughes entered into a Promissory Note, dated December 1, 1999 (see Exhibit 10.19 to this Form 10-QSB), to reflect the principal sum of approximately $2,900,000 owed by ET&T and Mr. Hughes to the Registrant for various sums paid by the Registrant to ET&T. During the first quarter of 2000, the Registrant advanced approximately $1,000,000 to ET&T. This additional amount, along with the existing amount owed, are set forth in an Amended and Restated Promissory Note (see Exhibit 10.45 to this Form 10-QSB) and are secured by the 9,400,000 shares of the Registrant owned by Mr. Hughes and ET&T as reflected in an accompanying Amended and Restated Security Agreement (see Exhibit 10.46 to this Form 10-QSB).

(b)  eSportsbet.com.

Under an Agreement dated January 7, 2000, the Registrant acquired the eSportsbet.com website from PowerClick, Inc. (the owner of that website on that date) (see Exhibit 10.27 to this Form 10-QSB). In return, the Registrant agreed to be responsible to any liabilities that may have been incurred by PowerClick during its ownership and control of eSportsbet.com. The Registrant intends to use this website in its eGaming operations in the Dominican Republic.

(c)  Beneficial Ownership of Shares.

With regard to the beneficial ownership of shares of the Registrant's common stock as of May 1, 2000, management has reexamined the control that Thomas Hughes exercises over ET&T and the 5,400,000 shares owned by that firm. Based on this review, the Registrant has determined that the shares owned by ET&T should be attributed to the beneficial ownership of Mr. Hughes:
Resulting in a total beneficial ownership of Mr. Hughes of 5,550,000 (3.42% of the total issued and outstanding as of that date of 162,394,801 and bringing the total of the directors and executive officers of 15,240,000 (9.33% of the total).

(d)  License Agreement of February 18, 1997.

On February 18, 1997, the Registrant entered into an Agreement to License Assets from Home Point of Sales, Inc.("HPOS") (now know as "ET&T) (see Exhibit 10.1 to this Form 10-QSB). Under the terms of this license agreement, it was the intention of the parties hereto that if and when any additional shares of the common stock of the Registrant are issued to the public or any employees, ET&T's ownership interest in the Registrant shall be and remain no less than 60% and that ownership interest of the ten current shareholder of the Registrant (James Clinton) shall, at that time, be no less than 10%. ET&T has never sought to
enforce this provision in this license agreement.   On February
2, 2000, the Registrant issued a total of 1,638,789 shares to James Clinton or his nominees based on the stated reason that compliance with said 10% provision in such license agreement was required (this is in addition to the 1,850,000 shares so issued in 1999). Shares issued under said provision of this license agreement were not issued for consideration and therefore may not have been properly issued in compliance with Nevada Revised Statutes 78.211.

ITEM 6.  EXHBITS AND REPORTS ON FORM 8-K.

(a) Reports on Form 8-K. Reports on Form 8-K were filed during the first quarter of the fiscal year covered by this Form 10-QSB, as follows:

(1) Form 8-K filed on January 18, 2000 reflecting the settlement of litigation between the Registrant and CALP II, LP.

(2) Form 8-K filed on March 15, 2000 reflecting the following: (i) the dismissal of the former certifying accountant for the Registrant, Farber & Hass, effective March 8, 2000; and (ii) the retention of L.L. Bradford & Company as the new certifying accountant for the Registrant, effective March 8, 2000.

(3) Form 8-K filed on March 31, 2000 reflecting the filing of a complaint on March 23, 2000 by the U.S. Securities and Exchange Commission against the Registrant and Thomas Hughes, and the issuance of a temporary restraining order against the Registrant and Mr. Hughes.

(b) Exhibits. Exhibits included or incorporated by reference herein: See Exhibit Index

                            SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    eConnect


Dated: May 25, 2000                 By: /s/ Thomas S. Hughes
                                    Thomas S. Hughes, President

                            EXHIBIT INDEX

Exhibit                      Description
  No.

2      Agreement and Plan of Merger, dated June 1, 1999
      (incorporated by reference to Exhibit 2 of the Form 10-KSB filed on May 9, 2000).

3.1 Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registration Statemet on Form
SB-
       2/A filed on July 22, 1999).

3.2    Certificate of Amendment of Articles of Incorporation
      (incorporated by reference to Exhibit 3.2 of the Registration
       Statement on Form SB-2/A filed on July 22, 1999).

3.3    Certificate of Amendment of Articles of Incorporation
      (incorporated by reference to Exhibit 3.3 of the Registration
       Statement on Form SB-2/A filed on September 3, 1999).

3.4 Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form SB-2/A filed on
       July 22, 1999).

4.1    Class A Warrant Agreement (incorporated by reference to
       Exhibit 4.2 of Leggoons, Inc. Registration Statement on Form S-
1
       filed on October 28, 1993).

4.2    Retainer Stock Plan for Non-Employee Directors and
       Consultants, dated April 26, 1999 (incorporated by reference to
       Exhibit 4.1 of the Form S-8 filed on May 14, 1999).

4.3 Consulting and Service Agreement between the Registrant and James Wexler, dated May 20, 1998 (incorporated by reference to
       Exhibit 4.2 of the Form S-8 filed on May 14, 1999).

4.4    Consulting Agreement between the Registrant and Rogel
       Patawaran, dated March 18, 1998 (incorporated by reference to
       Exhibit 4.3 of the Form S-8 filed on May 14, 1999).

4.5 Consulting Agreement between the Registrant and David Ninci, dated February 22, 1999 (incorporated by reference to Exhibit
4.4
       of the Form S-8 filed on May 14, 1999).

4.6    Consulting Agreement between the Registrant and Harry
       Hargens, dated January 17, 1999 (incorporated by reference to
       Exhibit 4.5 of the Form S-8 filed on May 14, 1999).

4.7    Consulting Agreement between the Registrant and Charlene
       Charles, dated March 10, 1999 (incorporated by reference to
       Exhibit 4.6 of the Form S-8 filed on May 14, 1999).

4.8    Internet Consulting Services Agreement between the
       Registrant and Steve Goodman, dated May 3, 1999 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on July 2,
1999).

4.9    Consulting Agreement between the Registrant and Rogel
       Patawaran, dated June 8, 1999 (incorporated by reference to
       Exhibit 4.3 of the Form S-8 filed on July 2, 1999).

4.10 Consulting and Service Agreement between the Registrant and Edward Wexler, dated May 20, 1999 (incorporated by reference to
       Exhibit 4.4 of the Form S-8 filed on July 2, 1999).

4.11   Consultant Agreement between the Registrant and Richard
       Epstein, dated June 3, 1999 (incorporated by reference to
Exhibit
       4.5 of the Form S-8 filed on July 2, 1999).

4.12   Consultant Agreement between the Registrant and Ezzat
       Jallad, dated March 10, 1999 (incorporated by reference to
       Exhibit 4.6 of the Form S-8 filed on July 2, 1999).

4.13   Consultant Agreement between the Registrant and Shar
       Offenberg, dated June 20, 1998 (incorporated by reference to
       Exhibit 4.7 of the Form S-8 filed on July 2, 1999).

4.14   Consultant Agreement between the Registrant and Richard
       Parnes, dated May 10, 1999 (incorporated by reference to
Exhibit
       4.8 of the Form S-8 filed on July 2, 1999).

4.15 Consulting Contract between the Registrant and Robert Bragg, dated August 19, 1999 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on August 31, 1999).

4.16   Consultant Agreement between the Registrant and Dominique
       Einhorn, dated August 9, 1999 (incorporated by reference to
       Exhibit 4.3 of the Form S-8 filed on August 31, 1999).

4.17   Consultant Agreement between the Registrant and Richard
       Epstein, dated August 16, 1999 (incorporated by reference to
       Exhibit 4.4 of the Form S-8 filed on August 31, 1999).

4.18 Consultant Agreement between the Registrant and Jane Hauser, dated August 16, 1999 (incorporated by reference to Exhibit 4.5 of the Form S-8 filed on August 31, 1999).

4.19 Form of Debenture issued by the Registrant to CALP II, LP, dated June 9, 1999 (incorporated by reference to Exhibit 4.3 of the Registration Statement on Form SB-2/A filed on July 22,
       1999).

4.20   Registration Rights Agreement between the Registrant and
       CALP II, LP, dated June 9, 1999 (incorporated by reference to
       Exhibit 4.2 of the Registration Statement on Form SB-2/A filed on
       July 22, 1999).

4.21 Form of Warrant issued by the Registrant to CALP II, LP, dated June 9, 1999 (incorporated by reference to Exhibit 4.4 of the Registration Statement on Form SB-2/A filed on July 22,
1999).

4.22   Common Stock Purchase Agreement between the Registrant and
       Alpha Venture Capital, Inc., dated September 28, 1999
      (incorporated by reference to Exhibit 4.2 of the Registration
       Statement on Form SB-2 POS filed on September 29, 1999).

4.23   Registration Rights Agreement between the Registrant and
       Alpha Venture Capital, Inc., dated September 28, 1999
      (incorporated by reference to Exhibit 4.3 of the Registration
       Statement on Form SB-2 POS filed on September 29, 1999).

4.24   Warrant issued by the Registrant to Alpha Venture Capital,
       Inc., dated September 28, 1999 (incorporated by reference to
       Exhibit 4.4 of the Registration Statement on Form SB-2 POS filed on September 29, 1999).

4.25   Amended and Restated Retainer Stock Plan for Non-Employee
       Directors and Consultants, dated February 1, 2000 (incorporated by reference to Exhibit 4.1 of the Form S-8 filed on February
10,
       2000).

4.26   Consulting Services Agreement between the Registrant and
       Laurel-Jayne Yapel Manzanares, dated February 1, 2000
      (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on February 10, 2000).

4.27   Consulting Services Agreement between the Registrant and
       Marcine Aniz Uhler, dated February 1, 2000 (incorporated by reference to Exhibit 4.3 of the Form S-8 filed on February 10,
2000).

4.28  Consulting Services Agreement between the Registrant and
      William Lane, dated February 7, 2000 (incorporated by reference to Exhibit 4.4 of the Form S-8 filed on February 10, 2000).

4.29  Consulting Services Agreement between the Registrant and
      Earl Gilbrech, dated February 7, 2000 (incorporated by reference to Exhibit 4.5 of the Form S-8 filed on February 10, 2000).

4.30  Consulting Services Agreement between the Registrant and
      Dominique Einhorn, dated February 7, 2000 (incorporated by reference to Exhibit 4.6 of the Form S-8 filed on February 10,
      2000).

4.31  Consulting Services Agreement between the Registrant and
      Edward James Wexler, dated February 7, 2000 (incorporated by reference to Exhibit 4.7 of the Form S-8 filed on February 10,
      2000).

10.1  Agreement to License Assets between the Registrant and Home
      Point of Sales, Inc., dated February 18, 1997 (incorporated by reference to Exhibit 10.16 to the Form 8-K filed on February 25,
      1997).

10.2  Escrow Agreement between the Registrant, Home Point of
      Sales, Inc, and First National Bank of Omaha, dated February 18, 1997 (incorporated by reference to Exhibit 10.17 to the Form 8-K filed on February 25, 1997).

10.3  Host Processing Agreement between the Registrant and
      Electronic Transactions & Technologies, dated April 28, 1997 (incorporated by reference to Exhibit 10.3 of the Form 10-KSB/A for the fiscal year ended on August 31, 1998).

10.4  Licensing Agreement between the Registrant and Electronic
      Transactions & Technologies, dated March 27, 1998 (incorporated by reference to Exhibit 10.4 of the Form 10-KSB/A for the fiscal year ended on August 31, 1998).

10.5  Promissory Note between Electronic Transactions &
      Technologies and Unipay, Inc., dated April 26, 1999
(incorporated
      by reference to Exhibit 10.5 of the Form 10-KSB filed on May 9,
      2000).

10.6  Joint Venture Agreement between the Registrant and First
      Entertainment Holding Corp., dated April 29, 1999 (incorporated by reference to Exhibit 10.6 of the Form 10-KSB filed on May 9,
      2000).

10.7  Letter of Commitment between the Registrant and Rogel
      Technologies, dated May 6, 1999 (incorporated by reference to
      Exhibit 2 to the Form 8-K filed on November 15, 1999).

10.8 Acquisition Agreement between the Registrant and eBet.com, Inc., dated August 12, 1999 (incorporated by reference to
Exhibit
      2 to the Form 8-K/A filed on November 15, 1999).

10.9 Consulting Agreement between the Registrant and eMarkit, Incorporated, dated August 16, 1999 (incorporated by reference to
      Exhibit 10.9 of the Form 10-KSB filed on May 9, 2000).

10.10 Stock Exchange Agreement between the Registrant, La
      Empresa Ranco Plasticos Limitada, Michael Lanes, and Jamie
      Ligator, dated August 31, 1999 (incorporated by reference to
      Exhibit 2.1 to the Form 8-K filed on November 16, 1999).

10.11 Agreement and Plan of Acquisition between the Registrant and PowerClick, Inc., dated September 9, 1999
     (incorporated by reference to Exhibit 10.11 of the Form 10-KSB filed on May 9, 2000).

10.12 Consulting Agreement between the Registrant and
      International Investor Relations Group, Inc., dated September
24,
      1999 (incorporated by reference to Exhibit 10.12 of the Form 10-KSB filed on May 9, 2000).

10.13 Agreement between the Registrant and Kanakaris
      Communications, dated October 21, 1999 (incorporated by reference to Exhibit 10.13 of the Form 10-KSB filed on May 9, 2000).

10.14 Letter of Commitment between the Registrant and Rogel
      Technologies, dated October 23, 1999 (incorporated by reference to Exhibit 10.14 of the Form 10-KSB filed on May 9, 2000).

10.15 Capital Contribution Agreement between the Registrant and SafeTPay.com, dated November 5, 1999 (incorporated by reference to Exhibit 10.15 of the Form 10-KSB filed on May 9,
2000).

10.16 Agreement between the Registrant and Rogel Technologies dated November 23, 1999 (incorporated by reference to Exhibit 10.16 of the Form 10-KSB filed on May 9, 2000).

10.17 Contract of Partnership between the Registrant and Top
      Sports, S.A., dated November 20, 1999 (incorporated by reference to Exhibit 10.17 of the Form 10-KSB filed on May 9, 2000).

10.18 Agreement between the Registrant and Alliance Equities, dated November 29, 1999 (incorporated by reference to Exhibit
      10.18 of the Form 10-KSB filed on May 9, 2000).

10.19 Secured Promissory Note issued to the Registrant by
      Electronic Transactions & Technologies and Thomas S. Hughes, dated December 1, 1999 (incorporated by reference to Exhibit
      10.19 of the Form 10-KSB filed on May 9, 2000).

10.20 Security Agreement between the Registrant, Electronic
      Transactions & Technologies, and Thomas S. Hughes, dated
December
      1, 1999 (incorporated by reference to Exhibit 10.20 of the Form 10-KSB filed on May 9, 2000).

10.21 Business Cooperation Agreement between the Registrant and Top Sports, S.A., dated December 9, 1999 (incorporated by reference to Exhibit 10.21 of the Form 10-KSB filed on May 9,
2000).

10.22 Consulting Agreement between the Registrant and Michael
      Leste, dated December 10, 1999 (incorporated by reference to
      Exhibit 10.22 of the Form 10-KSB filed on May 9, 2000).

10.23 Consulting Agreement between the Registrant and Michael
      Kofoed, dated December 10, 1999 (incorporated by reference to
      Exhibit 10.23 of the Form 10-KSB filed on May 9, 2000).

10.24 Agreement between the Registrant and Top Sports S.A., dated December 16, 1999 (incorporated by reference to Exhibit
      10.24 of the Form 10-KSB filed on May 9, 2000).

10.25 Agreement between the Registrant and eMarkit, Incorporated, dated December 29, 1999 (incorporated by reference to Exhibit 10.25 of the Form 10-KSB filed on May 9, 2000).

10.26 Fee Agreement between the Registrant and Red Iguana
      Trading Company, Inc., dated January 2, 2000 (see below).

10.27 Assignment of eSportsbet between the Registrant and PowerClick, Inc., dated January 7, 2000 (see below).

10.28 Letter of Intent of Negotiation and Information
      Exchange between eConnect2Trade.com, Incorporated, and Empire Financial Holdings, Incorporated, dated January 21, 2000 (see below).

10.29 Manufacturing Agreement between the Registrant and Asia
      Pacific Micro, Inc., dated January 21, 2000 (see below).

10.30 Consulting Services Agreement between the Registrant and Boardwalk Associates, Inc., dated January 26, 2000 (see below).

10.31 Consulting Services Agreement between the Registrant and
      Coldwater Capital L.L.C., dated January 26, 2000 (see below).

10.32 Consultant Agreement between the Registrant and Harvey
      M. Burstein, dated February 2, 2000 (see below).

10.33 Consultant Agreement between the Registrant and Terrie
      Pham, dated February 2, 2000 (see below).

10.34 Software License, Development, and Maintenance
      Agreement (Dominican Republic) between the Registrant and eFunds Corporation, dated February 3, 2000 (see below).

10.35 Agreement between the Registrant and Burbank Coach
      Works, dated February 3, 2000 (see below).

10.36 Software License, Development, and Maintenance
      Agreement (Ireland) between the Registrant and eFunds
      Corporation, dated February 4, 2000 (see below).

10.37 Acquisition Agreement between the Registrant and
      PowerClick, Inc., dated February 9, 2000 (see below).

10.38 Loan Agreement between the Registrant and Richard
      Epstein, dated February 15, 2000 (see below).

10.39 PocketPay Joint Venture Agreement between the
      Registrant and Pilot Island Publishing, Inc., dated March 1,
2000
     (see below).

10.40 Letter of Intent between the Registrant and Real
      Solutions, Ltd., dated March 9, 2000 (see below).

10.41 Consulting Agreement between the Registrant and Ryan
      Kavanaugh, dated March 10, 2000 (see below).

10.42 Amended Employment Agreement between the Registrant and
      Stephen E. Pazian, dated March 21, 2000 (see below).

10.43 Amended and Restated Employment Agreement between the
      Registrant and Stanley C. Morris, dated March 22, 2000 (see below).

10.44 China-Singapore-Hong Kong-Macao Joint Venture Agreement between the Registrant, and Raymond Kessler and Li-Wang Kessler, dated March 27, 2000 (see below).

10.45 Amended and Restated Secured Promissory Note issued to the Registrant by Electronic Transactions & Technologies and Thomas S. Hughes, dated March 31, 2000 (see below).

10.46 Amended and Restated Security Agreement between the
      Registrant, Electronic Transactions & Technologies, and Thomas
S.
      Hughes, dated March 31, 2000 (see below).

21 Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 of the Form 10-KSB filed on May 9, 2000).

27    Financial Data Schedule (see below).

99.1  Patents: dated August 9, 1994, May 19, 1998, and September
      15, 1998 (incorporated by reference to Exhibit 99.1 of the Form 10-KSB filed on May 9, 2000).

99.2  Trademarks: filed March 31, 1997, February 16, 1999, May 6,
      1999, May 24, 1999, June 3, 1999, June 4, 1999, August 12, 1999,
      and September 28, 1999 (incorporated by reference to Exhibit of the Form 10-KSB filed on May 9, 2000).

99.3  Trademark filed on March 15, 2000 (see below).


EX-10.26

                  FEE AGREEMENT & NON CIRCUMVENT

The undersigned Thomas S. Hughes, for and on behalf of eConnect, Inc. and any associated/related corporations/funds/partnerships and/or holding companies including but not limited to client/business accounts over which he has discretionary powers, hereinafter referred to as eConnect hereby appoints Red Iguana Trading Company, Inc., hereinafter referred to as Red Iguana, to procure acquisition targets which may be purchased on a cash, equity/stock/debt or promissory note basis, eConnect will submit to lenders and/or investors/institutions or acquisition targets, financial data and information sufficient for the purposes of facilitating such transactions and to attend any meetings/conference calls necessary to the acquisition process.

Non-Circumvention:

eConnect acknowledges that Red Iguana may be introducing eConnect to one or more of its clients, projects, financial resources or acquisition targets (collectively, "Red Iguana Contacts") with whom eConnect may have an interest in creating a business relationship of some degree or nature. eConnect agrees that it shall not conduct any business discussions with any Red Iguana Contacts without the prior knowledge of Red Iguana. For purposes hereof, Red Iguana shall only be deemed to have knowledge of the discussions by eConnect with any of the Red Iguana Contacts, if eConnect shall have disclosed the details of such discussions to Red Iguana in writing or by having any of Red Iguana's representatives present at any such meetings where such introductions are made, or have been present on conference calls between the said parties.

Confidentiality:

eConnect and each of the directors, officers, employees, agents, advisors, affiliates and representatives of any associated business (collectively, "Representatives), shall treat any and all confidential information furnished to eConnect by Red Iguana or any of Red Iguana's Representatives in the strictest confidence. eConnect agrees that the confidential information will be used solely for the purpose of evaluating a possible transaction with Red Iguana's contacts. eConnect also agrees that it will not disclose any of the Confidential Information to any third party without the prior written consent of Red Iguana provided, however, that any such information may be disclosed to eConnect Representatives who need to know such information for the purpose of evaluating the possible transaction on behalf of Red Iguana and who agree to keep such information confidential and to be bound by this Agreement to the same extent as if they were parties hereto. eConnect agrees to be responsible for the compliance by its Representatives with the terms of this Agreement and the unauthorized use or disclosure by such Representatives of confidential information disclosed by eConnect or Red Iguana to such Representatives.

Notwithstanding the foregoing, access to and use of confidential information shall be restricted to those Representatives of eConnect with a need to use the information to perform the services or analyses specifically requested by Red Iguana of eConnect.

Fees:

eConnect agrees to compensate Red Iguana with a fee based on the gross value of the transaction including but not limited to cash price, value of stock swap, assumption of debt, promissory note value, lines of credit, joint ventures or any combination thereof. The fee will be agreed at 9% (nine percent) plus accountable expenses, payable in cash and/or stock at eConnect and Red Iguana's discretion. The time period for this Agreement shall be for two years from the date of signing or from the date that the transaction occurs, whichever is greater. Any such fee shall be payable on a structured basis as per the following schedule:

The cash fee will be payable at the earlier of:

When the Company has obtained financing that cumulatively reaches four times the fee due on the closing of the initial acquisition or transaction; or

On the sale of all or part of the business whether in cash or stock, the cash element will be first used to meet the liability due as a result of the fee deriving from the contemplated transaction. In the event that the sale is completed for stock, the fees due and unpaid at that point will be paid in freely tradable stock.

It is further understood that this Agreement is irrevocable and shall be placed in the lender's/investor's or other's escrow account as a demand, and that any aforementioned fees shall be paid from the cash proceeds of said escrow, subject to the above provisions.

This Agreement shall be construed and interpreted in accordance with the laws of the state of Florida, USA. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with local law. Any reasonable attorney's fees and costs shall be paid in the event of a subsequent judgment against any part hereto.

FULL AUTHORITY TO EXECUTE THIS AGREEMENT ON BEHALF OF ALL PARTIES
IN INTEREST IS WARRANTED TO BE HELD BY THE UNDERSIGNED.

Dated:  January 2, 2000.

Econnect                          Red Iguana Trading Company


By: /s/  Thomas S. Hughes         By: /s/  T.A. Sandelier, III
Thomas S. Hughes, President       T. A. Sandelier, III, President


EX-10.27

                ASSIGNMENT OF eSPORTSBET TO eCONNECT

This Agreement states that PowerClick does hereby assign full ownership of eSportsbet to eConnect and that eConnect agrees to be responsible to any liabilities that may have been incurred by PowerClick during its ownership and control of eSportsbet.

eConnect furthermore agrees that no attempt will be made by eConnect to alter or change any prior eConnect stock and option arrangements between eConnect and PowerClick.

Dated: January 7, 2000                    eCONNECT


                                          By: /s/  Thomas S. Hughes
                                          Thomas S. Hughes, President

Dated: January 7, 2000                    POWERCLICK


                                          By: /s/  Dominic Einhorn
                                          Dominic Einhorn, President


EX-10.28

       LETTER OF INTENT FOR NEGOTIATION AND INFORMATION EXCHANGE

This Letter of Intent for Negotiation and Information Exchange ("Agreement") is effective as of the 21st day of January, 2000 between Empire Financial Holdings, Incorporated, a Florida Corporation with its principal place of business/residing at 1385 West State Road 434, Longwood, Florida 32750 ("Party 1") and eConnect2Trade.com, Incorporated, a Nevada Corporation with its principal place of business/residing at 5737 Kanan Road, # 175, Agoura Hills, California 91301 ("Party 2").

                               General

Party 1 is engaged in securities business as a "full service " stock brokerage firm, which includes Internet securities transactions. Party 1 is waiting for SEC approval to become a "clearing firm house".

Party 2 is engaged in the business of sales, marketing, and licensing of computer software products that execute cash (ATM) and credit card transactions via the Internet and other mediums.

The parties propose entering into an agreement concerning the Beta testing for "same as cash" ATM transactions via Internet brokerage accounts (the "Deal").

Since November of 1999, the parties have had discussions concerning the Deal during which they determined that further negotiations would be appropriate. As it is expected that these subsequent negotiations will involve frequent communications, including the exchange of proprietary information, they agree as follows.

                              Agreement

Except for Sections 2.3, 3, 4, 5, 7 and this section, all of which are legally binding and each of which survive any cessation of negotiations or termination of this Agreement, this Agreement is only a statement of intent to conduct further negotiations and does not constitute a binding Agreement in any respect. Such a binding Agreement will arise only when all material terms have been set forth in a definitive written agreement, or sets of agreements, executed by both parties (the "Final Agreement").
All drafts, term sheets, memoranda, and other communications prepared or exchanged in the course of negotiations, even if signed by one or both Contacts (defined below), are preliminary and have no legal effect unless subsequently incorporated into a Final Agreement. Notwithstanding this, the parties agree to negotiate in good faith the terms of a Final Agreement.

1.  Negotiations

1.1 Designation of Negotiators. The following persons (the "Contacts") will represent the parties in the negotiations: For Party 1, Rob Jansen and Kevin Gagne. For Party 2, Robert Bragg. Either party may replace their Contact(s) by giving written notice to the other party.

2.  Conduct of Negotiations

2.1 The parties desire to execute a Final Agreement by March 30, 2000 (the "Target Date"). The Contacts will in good faith talk regularly, schedule negotiations, and coordinate all exchanges of information, including recommendations, drafts, and proposals. A timetable setting forth the preliminary schedule of negotiations is attached as Exhibit A. A reasonable number of employees, agents, and advisers may accompany the Contacts at meetings and negotiations.

2.2 No less than one executive(s) of both parties will meet to review the progress of the negotiations, and to identify and clarify issues. Following each meeting, the parties will decide whether to continue or terminate their negotiations. The meetings may be in person or via telephone and email. These meetings shall be no less than once per week.

The parties will negotiate with the goal of including the following items in the Final Agreement:

1. Defining who contributes what, as well as who prepares specifications.

2. Setting forth ownership rights of the parties in past, present and future works.

3. The respective rights of the parties to use any developed works, including the right to license or sublicense others and the right to make derivative works.
4.  Who pays for costs and expenses incurred.

5.  Structure of transaction fees or royalties.

6. Defining obligations regarding future development, modifications and enhancements.

7.  Competitive restrictions.

2.3 No Simultaneous Negotiations. So long as the parties are actively engaged in negotiations with each other, both agree not to directly or indirectly enter into negotiations or arrangements with any third parties engaged in, for Party 1: computer software related to monetary and credit card transactions via the Internet or any other "Network" medium; for Party 2: any brokerage firm (B/D) engaged in Internet transactions that are the same as, or functionally equivalent to the subject of these negotiations.

3.  Costs and Expenses of Negotiation

3.1  Each party will bear its own costs and expenses.

3.2 In the event that the parties agree to select a meeting location other than at their respective offices. The costs will be equally shared.

4.  Protection of Information

4.1 The parties agree to conspicuously mark all information exchanged or created in the course of negotiations as "Confidential
Information." The receiving party along with its affiliates, agents, and employees (collectively, "Recipient"), may not use this Confidential Information for any purpose, including the manufacture, design or sale of the Recipient's products and services. The Recipient's use of the Confidential Information is subject only to: (1) authorization, for a five (5) year period commencing from the date of receipt, to refrain from revealing any Confidential Information to third parties not engaged in these negotiations by using the same care and discretion that the Recipient employs to protect its own documents that it does not want disclosed, and (2) the originating party's trademarks, copyrights, and patent rights that it may not interfere or otherwise use.

4.2 Any copies of the Confidential Information should be marked and treated as such.

4.3 If a Final Agreement has not been executed, then upon termination of this Agreement, the parties agree to return the other's
Confidential Information, including all copies.

4.4 The parties agree to use their best efforts to avoid disclosure of the fact or object of their negotiations and to restrict all internal communications concerning the negotiations to those recipients to whom such information must be disclosed in order to effectively conduct the negotiations. Except as otherwise required by law, the parties agree not to issue any press releases or make any public announcements regarding the negotiations without the prior written approval of the other.

4.5 Despite any captions, headings, or restrictions regarding proprietary matters or any nondisclosure notices or policy statements contained in the Confidential Information, this
Section 4 constitutes the sole and exclusive agreement of the parties concerning the Confidential Information and any information exchanged or disclosed in connection with the negotiations.

4.6  If the negotiations result in a Final Agreement, the Final
Agreement may contain further terms and conditions respecting confidentiality)".

5.  Limitation of Liability

Despite Section 4, neither party will make a claim against, or be liable to, the other party or its affiliates or agents for any damages, including, without limitation, lost profits or injury to business reputation, resulting from the continuation or abandonment of negotiations and the consequences of same. Neither party will make a claim against, or be liable to, the other party or its affiliates or agents for any special, incidental, or consequential damages, including, without limitation, lost profits, based on any breach, default, or negligence of such other party, its affiliates, or agents with respect to Section
2.3 of this Agreement.

6.  Term

This Letter of Intent will remain in effect until either party gives written notice of its intention to abandon further negotiations, or until superseded by the execution of the Final
Agreement.

7.  Other

7.1 Equitable Relief. Each party acknowledges and agrees that, if there is any breach of this Letter of Intent, including, without limitation, unauthorized use or disclosure of Confidential Information or other information of the other party, the non-breaching party will suffer irreparable injury that cannot be compensated by monetary damages and therefore will not have an adequate remedy at law. Accordingly, if either party institutes an action or proceeding to enforce the provisions of this Letter of Intent, such party will be entitled to obtain such injunctive relief, specific performance, or other equitable remedy from a court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. These will be in addition to and without prejudice to such other rights as such party may have in law or in equity.

7.2 Entire Agreement. The parties acknowledge that this Letter of Intent expresses their entire understanding and agreement, and that there have been no warranties, representations, covenants or understandings made by either party to the other except such as are expressly set forth in this section. The parties further acknowledge that this Letter of Intent supersedes, terminates and otherwise renders null and void any and all prior or contemporaneous agreements or contracts, whether written or oral, entered into between Party 1 and Party 2 with respect to the matters expressly set forth in this Letter of Intent.

8. Fax or Email. Signatures on documents sent via fax or email, including this "Agreement," shall be deemed an "original signature" and is legally binding.

We have carefully reviewed this Letter of Intent and agree to and accept its terms and conditions. We are executing this Letter of Intent as of the day and year first written above.

PARTY 1:                                PARTY 2:


By: /s/  Kevin Gagne                    By: /s/  Robert Bragg
Kevin Gagne                             Robert Bragg
President/CEO                           President/CEO
Empire Financial Holdings, Inc.         eConnect2Trade.com, Inc.

EX-10.29

                        MANUFACTURING AGREEMENT

This manufacturing agreement ("Manufacturing Agreement") is made Friday, January 21, 2000 by and between Asia Pacific Micro, Inc. ("APM"), having a place of business at 2071 Mountain Blvd., Suite C, Oakland, California, 94611 and eConnect, Inc. ("Purchaser") having its principal place of business at 2500 Via Cabrillo Marina, Suite 112, San Pedro, CA 90731.

1. MANUFACTURING AND SALE: APM agrees to manufacture and sell to Purchaser and Purchaser agrees to manufacture and purchase from APM, at the Purchase Price set forth in Appendix "A," the products ("Equipment") described in Appendix "A" attached hereto. APM is to have the Equipment prepared for shipment on the Delivery Date and at the Delivery Location, using standard packing materials. All shipping, rigging, and installation costs shall be paid by Purchaser from the manufacturer to the consumer.

2.  DESCRIPTION OF EQUIPMENT:  See Appendix "A" attached hereto.

3.  PURCHASE PRICE:  $ US DOLLARS.

4.  DELIVERY DATE:  On or before 3/31/00.

5.  U.S. DELIVERY LOCATION:  San Bruno, CA.

6.  TERMS OF PAYMENT:  NET 10, FOB Origin, Non-Cancelable PO,
Partials accepted.

Failure by Purchaser to pay any monies hereunder, when due, shall result in a late charge, payable upon demand, calculated daily at an interest rate of 1% per month (12% PER ANNUM) or if such rate shall exceed the maximum rate of interest allowed by law, then at such maximum rate. Unless otherwise specified herein, the Purchase Price shall be due and payable on delivery of the Equipment to the Purchaser.

7. RISK OF LOSS: The risk of loss or damage to the Equipment shall be borne by the Purchaser after the Equipment is made available for loading and delivery at APM's loading dock.

8. DELIVERY OF EQUIPMENT: The parties intend that the Equipment shall be delivered at the Delivery Location on or about the Delivery Date. APM warrants that the Equipment will be available for delivery to the Purchaser no later than the Delivery Date set forth above. APM agrees that if it shall fail to make delivery on or before such date, then Purchaser shall have the right, prior to APM tendering delivery to Purchaser, to elect to terminate this Sales Agreement whereupon the Purchaser's sole and exclusive remedy shall be the refund of all payments, which it has paid to APM. Such election shall be in writing and effective five days after receipt by APM. Notwithstanding the foregoing, if APM is not able to deliver the Equipment by the Delivery Date for reasons beyond APM's control, APM shall have an additional ten days from Delivery Date to deliver the Equipment prior to Purchaser terminating this Sales Agreement pursuant to this
Section 8.

9. TITLE AND SECURITY INTEREST: APM warrants and represents that it has good title to the aforementioned Equipment, other than software, free and clear of all liens and encumbrances of whatever kind and description other than the interest of APM or, in the case of new Equipment, Vendor. Title to the Equipment, other than software, is to remain vested in APM until the Purchase Price is paid in full. In addition Purchaser grants to APM a purchase money security interest in the Equipment listed herein the amount of the Purchase Price until paid and consents to the filing and recording of the Sales Agreement in accordance with the laws of any applicable jurisdiction prior to payment in full of the Purchase Price. Purchaser will execute any other financing documents in relation to the purchase of the Equipment, which APM may reasonably request. All software is provided to the Purchaser pursuant to a license agreement as set out in
Section 22 below, and in no event does purchaser acquire title to or ownership of the software.

10. DELIVERY AND INSTALLATION AND INSURANCE COSTS, TAXES: The prices shown above are F.O.B. the manufacturer's location. Purchaser will pay installation and insurance costs, all delivery, rigging and drayage charges. There has been or shall be added to the prices shown above amounts equal to any taxes, however designated, levied or based on such prices or on this Agreement or the Equipment. If Purchaser is purchasing for resale, a duly executed resale certificate shall be delivered to APM prior to shipment of the Equipment, if requested by APM.

11. INDEMNITY: Purchaser hereby agrees to defend, indemnify and save harmless APM and its agents and servants, officers and directors from against any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses, including legal expenses, of any kind whatsoever, arising from or relating to the manufacture, order, acceptance or rejection, purchase, ownership, delivery, lease, possession, use, importation, installation, condition, sale, return or other disposition of the Equipment, including, without limitation, and costs or expenses incurred by APM in the acquisition by APM of any Equipment the cost of which is in excess of or is included in the acquisition cost indicated in this Sales Agreement, and the claim relating to any latent or other defects whether or not discoverable by Lessee, any claim in tort for strict liability and any claim for patent, trademark, design or copyright infringement. Each party agrees to give the other party prompt notice of any matter hereby indemnified against. These indemnities shall become effective from the date of delivery of the Equipment, and shall continue in full force and effect until payment of the Purchase Price in full.

12. MANUFACTURE: Purchaser acknowledges that APM is the agent of the manufacturer. All product will be manufactured at Purchaser's authorization.

13. APM'S RIGHT TO TERMINATE: In the event Purchaser refuses or is unable to accept delivery of the Equipment, or fails to pay for the Equipment when due, then APM shall have the right (a) to immediately terminate this Sales Agreement on written notice to the Purchase, (b) to immediate possession of the Equipment; (c) to re-sell or lease the Equipment; and (d) to avail itself of any legal remedy. In addition to any other right or remedy which it may have at law or in equity, APM shall be entitled to retain all monies paid hereunder as liquidated damages, not as a penalty.
APM agrees to remit to Purchaser any monies collected by APM in excess of (i) the Purchase Price referred to above, and (ii) all costs and expenses resulting from Purchaser's default, provided such remittance shall not exceed the amount paid by Purchaser as liquidated damages under this paragraph 15.

14. FORCE MAJEURE: If APM is unable to deliver the Equipment due to an act of God or other cause beyond the control of APM, APM shall not be liable for such failure during the period and the to the extent of the disability. If the disability prevents or interferes with the shipment of the Equipment by the carrier which APM would or ordinarily used, shipment shall not be made by a more costly carrier unless Purchaser advises APM that it will assume the additional costs.

15. ASSIGNMENT: This Sales Agreement shall be binding upon an inure to the benefit of the parties and their respective successors and assigns except that the Purchaser may not assign its rights or obligations without prior written consent of APM which consent shall not be unreasonably withheld.

16. NOTICES: Any notices from either party shall be given to the other in writing to the address shown above, or to such other address as may be designated in writing by such party to the other and shall be deemed to have been received when delivered, or two business days after deposit in the post office, postage prepaid, whichever shall occur first.

17. APPLICABLE LAW: The laws of the United Sates of America and the State of California shall govern this Sales Agreement. This
Sales Agreement constitutes the entire Agreement between the Purchaser and APM with respect to the purchase and sale of the Equipment listed above and no statement not contained in this Agreement shall be binding upon APM as a warranty or otherwise.
The foregoing terms and conditions shall prevail notwithstanding any variance with the terms and conditions of any order submitted by the Purchaser in respect of the Equipment.

18. AGREEMENT BINDING: This Sales Agreement is not binding upon APM until accepted by the signature of a corporate officer at its head office.

19. LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES: APM SHALL HAVE NO LIABILITY TO PURCHASER FOR ANY CLAIM, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY, INDIRECTLY, INCIDENTALLY OR CONSEQUENTIALLY BY THE EQUIPMENT, BY ANY INADEQUACY THEREOF OR DEFICIENCY OR DEFECT THEREIN, BY ANY INCIDENT WHATSOEVER IN CONNECTION THEREWITH, ARISING IN STRICT LIABILITY, NEGLIGENCE OR OTHERWISE. EXCEPT AS CONTAINED HEREIN, APM MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING THOSE OF MERCHANT ABILTITY, DURABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR USE WITH THE RESPECT TO THE EQUIPMENT, OR PATENT, TRADEMARK, AND COPYRIGHT INFRINGEMENT AND EXPRESSLY DISCLAIMS THE SAME. IF ANY EQUIPMENT OR ANY PART THEREOF IS NEW EQUIPMENT, PURCHASER ACKNOWLEDGES RECEIPT OF PRODUCT WARRANTY INFORMATION PROVIDED BY THE MANUFACTURER. PURCHASER FURTHER ACKNOWLEDGES THAT ITS SOLE REMEDY FOR THE BREACH OF ANY SUCH WARRANTY SHALL BE AGAINST THE MANUFACTURER AND NOT AGAINST APM AND THAT ANY SUCH BREACH SHALL NOT AFFECT THE OBLIGATIONS OF THE PURCHASER TO APM HEREUNDER.

ACCEPTED BY APM:                    ACCEPTED BY PURCHASER:


APM                                 eCONNECT


By: /s/  Clinton Wong               By: /s/  Thomas S. Hughes
Clinton Wong, President             Thomas S. Hughes, President


                             APPENDIX "A"

All Research, Development and Design is paid for by eConnect, Inc. A working prototype to be finalized in mid February 2000.
Procurement of the build components and production can start immediately after final visual and written approval from eConnect.

Qty.    Mfg.   Equipment/Description        Unit Price      Extended

5,000   China  Desktop Card Reader          $16             $80,000*
1              R & D Design                 To Be Determined/Actual
Cost

Research, Development and Design cost will be billed at actual cost not to exceed, $5,000 USD.

Pricing is variable, plus or minus 25% depending on cost of manufacturing. Final pricing will be determined before manufacturing begins.

Manufacturing capacity of factory is 300,000 units per annum.
Additional factories can be contracted as needed.

SUB-TOTAL                                  $80,000 + R&D

SHIPPING & HANDLING                        $ Actual

TOTAL                                      $80,000

25% Deposit Due upon Final Approval, before production begins.
Balance Due Net 10 upon deliver in US.


EX-10.30

                     CONSULTING SERVICES AGREEMENT

This Consulting Agreement ("Agreement"), dated January 26, 2000, is made by and between Boardwalk Associates, Inc., a Nevada corporation ("Consultant"), whose address is 3402 Bimini Lane, #3-F, Coconut Creek, Florida 33066-2049, and eConnect, a Nevada corporation ("Client"), having its principal place of business at 2500 Via Cabrillo Marina, Suite 112, San Pedro, California 90731.

WHEREAS, Consultant has knowledge and expertise in the area of management consulting and strategic planning;

WHEREAS, Consultant desires to be engaged by Client to provide information, evaluation and consulting services to the Client in its area of knowledge and expertise on the terms and subject to the conditions set forth herein;

WHEREAS, Client is a publicly held corporation with its common stock shares trading on the Over the Counter Bulletin Board under the ticker symbol "ECNC," and desires to further develop its business and increase it's common stock share's value; and

WHEREAS, Client desires to engage Consultant to provide information, evaluation and consulting services to the Client in its area of knowledge and expertise on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration for those services Consultant provides to Client, the parties agree as follows:

1.  Services of Consultant.

Consultant agrees to perform for the Client all services and consulting related to management consulting and strategic planning. Consulting services include, but are not limited to, providing information, evaluation, and analysis with regard to the management needs of Client and planning goals for the Client.

2.  Consideration.

Client agrees to pay Consultant, as its fee and as consideration for services provided, warrants to purchase Ten Million Five Hundred Thousand (10,500,000) shares of free trading common stock in Client, exercisable at $0.40 per share on or before January 31, 2005. The warrants are due and payable immediately upon the effectiveness of the Form SB-2 Registration Statement with the U.S. Securities and Exchange Commission and with any appropriate states securities administrator.

3.  Confidentiality.

Each party agrees that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party.

4.  Late Payment.

Client shall pay to Consultant all fees within fifteen (15) days of the due date. Failure of Client to finally pay any fees within fifteen (15) days after the applicable due date shall be deemed a material breach of this Agreement, justifying suspension of the performance of the "Services" provided by Consultant, will be sufficient cause for immediate termination of this Agreement by Consultant. Any such suspension will in no way relieve Client from payment of fees, and, in the event of collection enforcement, Client shall be liable for any costs associated with such collection, including, but not limited to, legal costs, attorneys' fees, courts costs, and collection agency fees.

5.  Indemnification.

(a)  Client.

Client agrees to indemnify, defend, and shall hold harmless Consultant and /or his agents, and to defend any action brought against said parties with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees to the extent that such action is based upon a claim that: (i) is true, (ii) would constitute a breach of any of Client's representations, warranties, or agreements hereunder, or (iii) arises out of the negligence or willful misconduct of Client, or any Client Content to be provided by Client and does not violate any rights of third parties, including, without limitation, rights of publicity, privacy, patents, copyrights, trademarks, trade secrets, and/or licenses.

(b)  Consultant.

Consultant agrees to indemnify, defend, and shall hold harmless Client, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

(c)  Notice.

In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

6.  Limitation of Liability.

Consultant shall have no liability with respect to Consultant's obligations under this Agreement or otherwise for consequential, exemplary, special, incidental, or punitive damages even if Consultant has been advised of the possibility of such damages. In any event, the liability of Consultant to Client for any reason and upon any cause of action, regardless of the form in which the legal or equitable action may be brought, including, without limitation, any action in tort or contract, shall not exceed ten percent (10%) of the fee paid by Client to Consultant for the specific service provided that is in question.

7.  Termination and Renewal.

(a)  Term.

This Agreement shall become effective on the date appearing next to the signatures below and terminate one (1) year thereafter. Unless otherwise agreed upon in writing by Consultant and Client, this Agreement shall not automatically be renewed beyond its Term.

(b)  Termination.

Either party may terminate this Agreement on thirty (30) calendar days written notice, or if prior to such action, the other party materially breaches any of its representations, warranties or obligations under this Agreement. Except as may be otherwise provided in this Agreement, such breach by either party will result in the other party being responsible to reimburse the non-defaulting party for all costs incurred directly as a result of the breach of this Agreement, and shall be subject to such damages as may be allowed by law including all attorneys' fees and costs of enforcing this Agreement.

(c)  Termination and Payment.

Upon any termination or expiration of this Agreement, Client shall pay all unpaid and outstanding fees through the effective date of termination or expiration of this Agreement. And upon such termination, Consultant shall provide and deliver to Client any and all outstanding services due through the effective date of this Agreement.

8.  Miscellaneous.

(a)  Independent Contractor.
This Agreement establishes an "independent contractor" relationship between Consultant and Client.

(b).  Rights Cumulative, Waivers.

The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

(c)  Benefit; Successors Bound.

This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

(d)  Entire Agreement.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

(e)  Assignment.

Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

(f)  Amendment.

This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

(g)  Severability.

Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

(h)  Section Headings.

The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)  Construction.

Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

(j)  Further Assurances.

In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

(k)  Notices.

Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either a. United States mail, postage prepaid, or b. Federal Express or similar generally recognized overnight carrier), addressed based on information as provided by the parties.

(l)  Governing Law.

This Agreement shall be governed by the interpreted in accordance with the laws of the State of California without reference to its conflicts of laws rules or principles. Each of the parties consents to the exclusive jurisdiction of the federal courts of the State of California in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

(m)  Consents.

The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

(n)  Survival of Provisions.

The provisions as contained in sections 3, 5, and 6 of this Agreement shall survive the termination of this Agreement.

(o)  Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and have agreed to and accepted the terms herein on the date written above.

eConnect


By :  /s/  Thomas S. Hughes
Thomas S. Hughes, President


Boardwalk Associates, Inc.


By: /s/ Richard Nuthmann
Richard Nuthmann, Secretary


EX-10.31

                    CONSULTING SERVICES AGREEMENT

This Consulting Agreement ("Agreement"), dated January 26, 2000, is made by and between Coldwater Capital, L.L.C., a Florida limited liability company ("Consultant"), whose address is 5309 S.W. 8th Court, Margage, Florida 33068, and eConnect, a Nevada corporation ("Client"), having its principal place of business at 2500 Via Cabrillo Marina, Suite 112, San Pedro, California 90731.

WHEREAS, Consultant has knowledge and expertise in the area of management consulting and analysis, and general corporate planning;

WHEREAS, Consultant desires to be engaged by Client to provide information, evaluation and consulting services to the Client in its area of knowledge and expertise on the terms and subject to the conditions set forth herein;

WHEREAS, Client is a publicly held corporation with its common stock shares trading on the Over the Counter Bulletin Board under the ticker symbol "ECNC," and desires to further develop its business and increase it's common stock share's value; and

WHEREAS, Client desires to engage Consultant to provide information, evaluation and consulting services to the Client in its area of knowledge and expertise on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration for those services Consultant provides to Client, the parties agree as follows:

1.  Services of Consultant.

Consultant agrees to perform for the Client all services and consulting related to management consulting and analysis, and general corporate planning. Consulting services include, but are not limited to, providing information, evaluation, and analysis with regard to the management needs of Client and planning goals for the Client.

2.  Consideration.

Client agrees to pay Consultant, as its fee and as consideration for services provided, Three Million Nine Hundred Thousand (3,900,000) shares of free trading common stock in Client. The warrants are due and payable immediately upon the effectiveness of the Form SB-2 Registration Statement with the U.S. Securities and Exchange Commission and with any appropriate states securities administrator.

3.  Confidentiality.

Each party agrees that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party.

4.  Late Payment.

Client shall pay to Consultant all fees within fifteen (15) days of the due date. Failure of Client to finally pay any fees within fifteen (15) days after the applicable due date shall be deemed a material breach of this Agreement, justifying suspension of the performance of the "Services" provided by Consultant, will be sufficient cause for immediate termination of this Agreement by Consultant. Any such suspension will in no way relieve Client from payment of fees, and, in the event of collection enforcement, Client shall be liable for any costs associated with such collection, including, but not limited to, legal costs, attorneys' fees, courts costs, and collection agency fees.

5.  Indemnification.

(a)  Client.

Client agrees to indemnify, defend, and shall hold harmless Consultant and /or his agents, and to defend any action brought against said parties with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees to the extent that such action is based upon a claim that: (i) is true, (ii) would constitute a breach of any of Client's representations, warranties, or agreements hereunder, or (iii) arises out of the negligence or willful misconduct of Client, or any Client Content to be provided by Client and does not violate any rights of third parties, including, without limitation, rights of publicity, privacy, patents, copyrights, trademarks, trade secrets, and/or licenses.

(b)  Consultant.

Consultant agrees to indemnify, defend, and shall hold harmless Client, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

(c)  Notice.

In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

6.  Limitation of Liability.

Consultant shall have no liability with respect to Consultant's obligations under this Agreement or otherwise for consequential, exemplary, special, incidental, or punitive damages even if Consultant has been advised of the possibility of such damages. In any event, the liability of Consultant to Client for any reason and upon any cause of action, regardless of the form in which the legal or equitable action may be brought, including, without limitation, any action in tort or contract, shall not exceed ten percent (10%) of the fee paid by Client to Consultant for the specific service provided that is in question.

7.  Termination and Renewal.

(a)  Term.

This Agreement shall become effective on the date appearing next to the signatures below and terminate one (1) year thereafter. Unless otherwise agreed upon in writing by Consultant and Client, this Agreement shall not automatically be renewed beyond its Term.

(b)  Termination.

Either party may terminate this Agreement on thirty (30) calendar days written notice, or if prior to such action, the other party materially breaches any of its representations, warranties or obligations under this Agreement. Except as may be otherwise provided in this Agreement, such breach by either party will result in the other party being responsible to reimburse the non-defaulting party for all costs incurred directly as a result of the breach of this Agreement, and shall be subject to such damages as may be allowed by law including all attorneys' fees and costs of enforcing this Agreement.

(c)  Termination and Payment.

Upon any termination or expiration of this Agreement, Client shall pay all unpaid and outstanding fees through the effective date of termination or expiration of this Agreement. And upon such termination, Consultant shall provide and deliver to Client any and all outstanding services due through the effective date of this Agreement.

8.  Miscellaneous.

(a)  Independent Contractor.
This Agreement establishes an "independent contractor" relationship between Consultant and Client.

(b)  Rights Cumulative; Waivers.

The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

(c)  Benefit; Successors Bound.

This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

(d)  Entire Agreement.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

(e)  Assignment.

Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

(f)  Amendment.

This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

(g)  Severability.

Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

(h)  Section Headings.

The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)  Construction.

Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

(j)  Further Assurances.

In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

(k)  Notices.

Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either a. United States mail, postage prepaid, or b. Federal Express or similar generally recognized overnight carrier), addressed based on information as provided by the parties.

(l)  Governing Law.

This Agreement shall be governed by the interpreted in accordance with the laws of the State of California without reference to its conflicts of laws rules or principles. Each of the parties consents to the exclusive jurisdiction of the federal courts of the State of California in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

(m)  Consents.

The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

(n)  Survival of Provisions.

The provisions as contained in sections 3, 5, and 6 of this Agreement shall survive the termination of this Agreement.

(o)  Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and have agreed to and accepted the terms herein on the date written above.

eConnect


By :  /s/  Thomas S. Hughes
Thomas S. Hughes, President


Coldwater Capital, L.L.C.


By: /s/ Marc Tow
Marc Tow, Member


EX-10.32
                        CONSULTANT AGREEMENT

2/2/00

This Agreement states that Harvey M. Burstein shall receive 500,000 warrants for eConnect common stock, which are exercisable at $0.40 per share until December 31, 2000. This agreement is in consideration of consulting work performed by Mr. Burstein in 1999.


/s/  Thomas S. Hughes                    /s/  Harvey M. Burstein
Thomas S. Hughes                         Harvey M. Burstein
Chairman & CEO, eConnect


EX-10.33

                        CONSULTANT AGREEMENT

2/2/00

This Agreement states that Terrie Pham shall receive 500,000 warrants for eConnect common stock, which are exercisable at $0.40 per share until December 31, 2000. This agreement is in consideration of consulting work performed by Mr. Pham in 1999.


/s/  Thomas S. Hughes                  /s/  Terrie Pham
Thomas S. Hughes                       Terrie Pham
Chairman & CEO, eConnect


EX-10.34

       SOFTWARE LICENSE, DEVELOPMENT AND MAINTENANCE AGREEMENT

This Software License, Development and Maintenance Agreement ("Agreement") is effective as of the 3rd of February by and between eFunds Corporation ("eFunds"), with an office at 400 West Deluxe Parkway, Milwaukee, WI 53212, and eConnect (''Client') with an office at 2500 Via Cabrillo Marina, Suite 112, San Pedro, CA 90731.

In consideration of the mutual promises contained herein and other consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, eFunds and Client agree as follows:

Client desires to obtain certain license rights to the eFunds Products and support services from eFunds in accordance with the terms and conditions of this Agreement. eFunds is willing to license to Client the eFunds Products and provide to Client the services specified in this Agreement, in accordance with and subject to the terms and conditions of this Agreement.

1. Definitions. In addition to other terms defined elsewhere in this Agreement, the following terms shall have the following meanings when used in this Agreement, unless the context clearly requires otherwise:

A. "Client Customization" means any computer programming code developed by Client using any Source Code provided by eFunds, and all related Documentation, or any other Modification, and includes, without limitation, any and all Modifications created or developed by Client.

B. "Confidential Information" means (i) a party's proprietary or confidential information which is designated orally or in writing as such or that by nature of the circumstances surrounding the disclosure ought in good faith to be treated as proprietary or confidential, and (ii) for purposes of Client's obligations under
Section 16 of this Agreement, all eFunds Products, Client Customizations, and Source Code, including all trade secrets contained therein.

C. "Customized Programs" means, individually and collectively, as the context requires, eFunds Customizations and Client
Customizations.

D. "eFunds Customization" means any computer programming code developed by eFunds at Client's request; and all related
Documentation, including but not limited to any and all Modifications created or developed by eFunds at Client's request.

E.  "eFunds Products" means all Standard Programs, eFunds
Customizations, and related Documentation licensed to Client hereunder.

F. "Documentation" means (a) those written manuals and other officially published written user documentation provided to Client by eFunds for Standard Programs and eFunds Customizations licensed by Client, and (b) with respect to Customized Programs, all user, reference, system, programming and coding documentation and specifications related thereto, and all updates related to any of the foregoing.

G. "Enhancement" means any change or addition to computer programming code, other than Fixes and Maintenance Updates, that adds new functions, or significantly improves operation, quality, functional, capability, and/or performance by changes in system design or coding.

H. "Final Requirements Definition" or "FRD" means (i) the document to be created by eFunds pursuant to subsection 3 b) of this Agreement which provides a detailed definition of the eFunds
Customizations to be developed for Client in order to initially adapt or tailor the Standard Programs to Client's operating environment, and/or (ii) any subsequent document created by eFunds at Client's request pursuant to subsection 3 e) below which details additional eFunds Customizations to be developed for Client.

I.  "Fix" means a correction to a eFunds Product or Client
Customization developed on an as-needed basis to address a reproducible error, bug, or malfunction in a eFunds Product or Client Customization. A Fix may include a temporary by-pass to correct or lessen the impact of the effect, or a permanent change to correct the defect.

J. "Foundation Program" means those Standard Programs specified as such in Exhibit A to this Agreement or as to Standard Program ordered by Client after the date of this Agreement, specified as such by eFunds in writing or in Documentation.

K. "Initial Programs" means the Standard Programs listed in Exhibit A as of the date of this Agreement, and/or any eFunds
Customizations developed pursuant to subsection 4 c) below, if any.

L.  "Maintenance Services" shall have the meaning ascribed thereto in
Section 8 of this Agreement.

M. "Maintenance Update" means a Fix or collection of Fixes, and may, in eFunds' sole discretion, include minor improvements in operational performance, quality and/or functional capability that do not meet the definition of Enhancement.

N. "Modification" means any revision, modification, adaptation, compilation, derivative work, enhancement, or other change made to any Source Code or Documentation, or any other change made to any eFunds Product or Client Customization, and specifically includes without limitation, eFunds Customizations and Client Customizations.

O. "Non-Foundation Program" means those Standard Programs listed in Exhibit A or subsequently licensed by Client hereunder and which are not specified as Foundation Programs.

P. "Preliminary Requirements Assessment" or "PRA" means: (i) the document created by eFunds based upon information provided by Client, which provides a high-level assessment of eFunds Customizations requirements for the Standard Programs in order to Initially adapt or tailor the standard Programs to Client's operating environment, and/or (ii) any subsequent document created by eFunds at Client's request pursuant to Section 3 e) below for additional eFunds Customization(s) to be developed by eFunds for Client.

Q.  "Product Release" means an accumulation of Fixes and/or
Maintenance Updates.

R. "Professional Services" means any services other than Maintenance Services that eFunds may agree to provide from time-to-time hereunder, including but not limited to requirements reviews, creating a PRA or FRD, project management, developing eFunds
Customizations, training, software installation, switch preparation, and conversion services.

S. "Site" means, collectively, the permanent and temporary Client data processing centers identified in Section 4 c) below (the "Permanent Site" and "Temporary Site", respectively), where the eFunds Products and any Client Customized Programs may be used pursuant to this Agreement.

T. "Source Code" means the human-readable form of computer programming code and any related (i) system documentation, including all comments and procedural code such as job control language, and (ii) libraries, screen files, data directories, documentation and other items reasonably necessary to reconstruct a Standard Program, eFunds Customization or Client Customization.

U. "Standard Programs" means any of the eFunds software programs then being generally offered for license by eFunds and listed in Exhibit A to this Agreement, and others that may be licensed later by Client from eFunds hereunder, and all related Enhancements, Fixes, Maintenance Updates, Product Releases, Versions, and Documentation.

V.  "Version" means (a) an accumulation of Maintenance Updates,
Product Releases, and/or Enhancements, and/or (b) any Maintenance
Update, Product Release or Enhancement, which changes a Standard
Program to a new system-operating platform.

2. Scope of Agreement. Subject to the terms and conditions of this Agreement, and for the prices set forth in Exhibit A hereto, eFunds agrees to provide the following products and services to
Client:

A. Standard Programs. eFunds agrees to license to Client the Standard Programs listed on Exhibit A hereto in accordance with the terms of Section 4 of this Agreement Standard Programs licensed in object code-only form am so listed in Exhibit A;

B. eFunds Customizations. If requested by Client and agreed upon in writing by eFunds, eFunds agrees to complete a Final Requirements Definition in accordance with Section 3 b) of this Agreement and develop eFunds Customizations in accordance therewith;

C.  Maintenance Services.  eFunds agrees to provide Maintenance.
Services in accordance with Section 8 of this Agreement;

D. Professional Services. eFunds agrees to provide any Professional Services identified in this Agreement or on Exhibit
A hereto; and

E.  Additional Products and Services.  Subject to subsection 19
m) below, eFunds may, in the future upon Client's request, and upon such terms and conditions and at such prices as the parties may agree in writing, license such additional Standard Programs, develop such eFunds Customizations, and/or provide such Maintenance Services and/or Professional Services as the parties may agree upon in writing.

F.  Obligations of Client.  The Client undertakes to:

(i) provide to eFunds promptly any information and cooperation which eFunds may reasonably require from time to time to provide warranty services, Maintenance Services, and otherwise perform its obligations under this Agreement;

(ii) prior to delivery to Client at Client's own expense, prepare the Site and provide such environmental and operational conditions as may be specified by eFunds; and

(iii) provide eFunds reasonable access to the Client's premises and business records for the purpose of verifying that Client is complying with the terms and conditions of this Agreement.

3. Requirements Definition. If requested by Client and agreed upon in writing by eFunds, eFunds shall create a Final
Requirements Definition for Client in accordance with the following:

A. Preliminary Requirements Assessment. eFunds has already created a Preliminary Requirements Assessment based upon information obtained from Client. The PRA provides a high-level set of eFunds Customization requirements for the Standard Programs and eFunds' estimated cost to Client for such eFunds Customizations based upon such Client information. The PRA, which Client represents has been reviewed and approved by Client is attached hereto and incorporated herein by reference as Exhibit B.

B. Final Requirements Definition. Upon execution of this Agreement, eFunds shall immediately commence the creation of the FRD for the fee set forth in Exhibit A. The FRD shall contain a detailed definition of eFunds Customizations to the Standard Programs and the actual cost to Client for such eFunds Customizations. eFunds shall complete the FRD and present the FRD to Client within no more than sixty (60) days of execution of this Agreement, unless
(i) Client delays the creation of the FRD, or (ii) additional time is agreed upon by the parties pursuant to subsection 3 d) below or otherwise. In either such event, the sixty (60) day period shall be extended by the number of days of Client's delay or as agreed upon by the parties. Client agrees to provide eFunds all reasonably required assistance and to make appropriate staff and resources available to eFunds in a timely manner and as necessary to complete the FRD.

C. Go/No Go. In the event that the cost to Client of eFunds Customizations as presented in the FRD, exclusive of changes agreed upon by the parties pursuant to subsection 3 d) below or other changes or additions requested by Client that materially change the PRA, does not exceed the estimated cost set forth in Exhibit B by more than twenty percent (20%), eFunds shall be authorized to, and eFunds shall, proceed with development of the eFunds Customizations in accordance with the FRD. In the event that: (i) the cost to Client of eFunds Custornizations as
presented in the FRD, exclusive of changes   agreed upon by the
parties pursuant to subsection 3 d) below or other changes or additions requested by Client that materially change the PRA, exceeds the estimated cost set forth in the PRA by more than twenty percent (20%), and (ii) within thirty (30) days of presentment of the FRD to Client by eFunds, either eFunds and Client cannot work out a mutually acceptable fee for eFunds Customizations, or in the absence of such agreement eFunds is unwilling to absorb the difference between the eFunds Customization fee set forth in the PRA and the FRD; then (iii) either party may terminate this Agreement in accordance with subsection 13 a) below.

D. Change Procedures. A change in scope of any PRA or FRD is any alteration to the PRA or FRD that affects cost, payments, or schedule. Any change in the scope of a PRA or a FRD shall become effective only when a written change request is executed by authorized representatives of both parties in accordance with this subsection 3 d). eFunds has overall responsibility for the change process through its required resolution. Any change requested by either party will be evaluated, resolved and/or negotiated with respect to cost, schedule, resource impact and/or priorities by authorized representatives of eFunds and Client in accordance with the following:

(i)  The parties shall mutually agree upon the form of a "Change
Order Request" to be used hereunder. The change request shall be described in the Change Order Request form by the party originating the request The Change Order Request form will then be submitted to eFunds' project manager for approval;

(ii) eFunds' project manager will estimate the schedule impact and cost to perform the evaluation, document this on the Change Order Request form, and return the form to the Client project manager for approval. If the Client project manager authorizes the evaluation expenditure in writing, the eFunds project manager will assign the Change Order Request to the appropriate personnel to perform the technical evaluation-,

(iii) Following the technical evaluation, the eFunds project manager will determine the cost to Client of any changes or additions to eFunds Customizations and the impact on the current project scheduleto implement the Change Order Request document this on the Change Order Request form, and return the form to the Client project manager for an implementation decision, which shall not be unreasonably withheld or delayed. Upon receipt of the approved Change Order Request form signed by the Client project manager, the eFunds project manager will schedule the change for implementation. Approved Change Order Requests will be deemed incorporated into and a part of the applicable PRA or FRD; and

(iv) eFunds shall manage the impact Change Order Requests have on project progress and cost, including both the impact of performing the Change Order Request evaluation and the impact of Change Order implementation. The eFunds project manager shall maintain a log to keep track of all changes/issues and the current status of each.

E. Additional Requirements. In the event that, after completion of work in accordance with the initial FRD, Client requests additional eFunds Customizations, eFunds shall create a PRA and a FRD at the price to be agreed upon by the parties, and the terms of subsection 3 c) and 3 d) above shall apply thereto.

F. FRD Price. In all cases, the price for any FRD agreed upon by the ponies in Exhibit A or subsequent to the date hereof shall be due and payable by Client and shall be non-refundable.

4. License. Subject to the terms and conditions of this Agreement, eFunds grants Client a perpetual, nonexclusive, non-transferable license to use the eFunds Products and Client Customizations (if any) for the sole purpose of providing electronic funds transfer and card management services for its financial institution customers, subject to the following limitations:

A.  Scope.

(i) Each license entities Client to use one copy of the Foundation Programs in a productive mode (and to retain one reference copy of the Foundation Program in accordance with all applicable provisions of this Agreement) only at the Permanent Site identified below, and to use the Documentation provided, solely for the purpose of providing electronic funds transfer exclusively to its customers doing business in the Dominican Republic. Foundation Programs copied for archival, testing, development, temporary back-up or temporary transfer to the Temporary Site identified below (not to exceed ninety (90) days) shall not be considered productive use. A license for any Non-Foundation Program(s) is concurrent with the license for the Foundation Program at the Site. The license entitles Client to the use of multiple copies of the Non-Foundation Program(s) solely in association with the licensed copy of the Foundation Program. Client may copy the Documentation. in reasonably sufficient numbers to support its authorized use of the Standard Programs, provided that Client reproduces any copyright or other proprietary notice contained in the Documentation and otherwise complies with its obligations under Section 16 of this Agreement.

(ii) For any Source Code which eFunds provides to Client, eFunds hereby grants to Client a limited, non-exclusive and non-transferable license for the term of this Agreement to use, copy, execute and display such Source Code solely at the Permanent Site and solely for the purpose of developing
Modifications to Standard Programs for Client's internal use.

(iii) Any Customized Program shall be deemed a part of the Foundation Program or Non-Foundation Program from which it was created or to which it relates, and Client shall have the same license rights therein, as well as with respect to associated Documentation, as is granted by eFunds to Client in subsection 4
a) i) above for the related Foundation or Non-Foundation Program.

B.  Restrictions on Use.

(i) Client shall not use, copy, translate, print or display any eFunds Product, Client Customization, or Source Code, in whole or in part other than as expressly authorized in this Agreement.

(ii) Client agrees not to reverse assemble or decompile any eFunds Product or portion thereof which eFunds does not provide in Source Code form.

(iii) In no event shall Client, without eFunds' express prior written consent, use any eFunds Product or any Client Customization to provide services to customers outside the Territory. Client acknowledges that any consent to such additional use by eFunds will require the payment by Client of additional license fees. In no event shall client, without eFunds' prior written consent, use of any eFunds Product or any Client Customization in any time sharing or service bureau environment or for shared, regional, or national network or interchange.

(iv) Client shall maintain appropriate and mutually agreed processes and systems to assure that all transactions performed by Client using or relying in any way upon any eFunds Product are lawful; advise eFunds in writing prior to implementing any changes to such mutually agreed processes and systems; permit only lawful transactions to be undertaken using or relying in any way upon any eFunds Product; and cease immediately performing any transactions that, in the reasonable opinion of eFunds as set forth in written notice to Client, are or may be unlawful. This is a material term of this Agreement.

(v) Client agrees that it shall not use any eFunds Product, permit the use of any eFunds Product, or represent to any third party that it does, will, or intend to use any eFunds Product in connection with any Internet gaming or gambling activities of any kind without the express written consent of eFunds. Such consent may be withheld by eFunds in its sole discretion. Client shall also obtain the advance written approval of eFunds for any public statements related to Internet gaming or gambling activities that use, will use, or intend to use any eFunds Product. This is a material term of this Agreement.

(vi) Any rights not expressly granted to Client in this Agreement are reserved by eFunds.

C.  Site.

Permanent Site: 2500 Via Cabrillo Marina, Suite 112, San Pedro,
CA 90731

Temporary Site: Same as Permanent

5.  Term.

A. License. The license granted hereunder is perpetual upon execution of this Agreement, subject to termination in accordance with this Agreement.

B.  Maintenance.

(i)  Initial Term.  With respect to Maintenance Services for
Initial Programs, this Agreement will be effective upon the date first set forth above and will continue for sixty (60) months following the date of Installation (the "Initial Term").

(ii) Renewal Terms. With respect to Maintenance Services for Initial Programs, after the Initial Term, this Agreement shall be automatically renewed for successive two (2) year periods (each, a "Renewal Term") unless either party terminates the Agreement as provided for in this Agreement.

(iii) Other Customized Programs. In the event that Client requests and eFunds agrees to provide maintenance and support services for additional eFunds Customizations and/or Client Customizations, such maintenance and support services shall be coterminous with this Agreement unless eFunds and Client separately agree in writing on a different term for such services.

6.  eFunds Deliverables.

A. Installation and Testing. eFunds will install and test the Initial Programs licensed by Client at the Permanent Site. The installation and testing of the Initial Programs will consist of the following operations: (i) the current version of the Initial Programs and related files will be restored to disc from tape-this consists of the productive code, data files, the input specification to the operating system, utilities, a test data base and generating installation files; (ii) this reference copy of the Initial Programs is "frozen", that is, Modifications shall not be made once (i) is complete; all future Product Release/Version deliveries will be based on this reference Initial Program copy; (iii) eFunds will modify the Initial Programs as necessary to fit the local disc, operating system and communications access methods environment; (iv) eFunds will bring up the Initial Programs and will perform the, standard installation tests; (v) in each event, the Client host will be substituted for a simulator if Client has established the host connection. When the tests have been successfully completed, installation will be complete ("Installation").

B.  Acceptance. After Installation, Client shall have thirty
(30) days to do whatever acceptance testing itchooses to determine whether the Initial Program(s) function substantially as described in theDocumentation. Failure to notify eFunds of a problem in writing, or productive use by Client during such thirty (30) day period, shall constitute Client acceptance of the Initial Program(s) ("Acceptance"). In the event Client notifies eFunds in writing during such period that the Initial Programs are not functioning substantially as described in the Documentation, and eFunds and Client agree within fifteen (15) days of such notice that the Initial Programs are not functioning substantially as described in the Documentation, then eFunds will make such corrections as are necessary to put the Initial Programs in operating order such that the Initial Programs will function substantially as described in the Documentation and Acceptance will be deemed to have occurred. In the event eFunds and Client do not agree within forty-five (45) days of such notice that the Initial Programs are functioning substantially as described in the Documentation, then Client will return or certify destruction of the Initial Programs, eFunds shall refund all license fees paid, and this Agreement and all licenses granted hereunder shall terminate.

C. eFunds Customizations. For any eFunds Customization developed pursuant to subsection 3 d), eFunds and Client shall agree, in writing, upon mutually acceptable installation and acceptance criteria. At a minimum, the process/methodology set forth in subsections 6 a) and 6 b) above shall be followed.

D. Documentation. eFunds will provide Client two (2) copies of its Documentation for use with Initial Programs and other eFunds
Customizations.

7.  Warranties.

A.  General Warranty.  eFuads warrants for a period of ninety
(90) days following Installation, that the Initial Programs and other eFunds Customizations will perform substantially in accordance with the specifications described in eFunds' current Documentation, if properly used within the specified operating environment. eFunds makes no warranty that the Initial Programs or other eFunds Customiztions will run uninterrupted or will be error free' During the warranty period, eFunds' sole obligation shall be to correct any material errors or malfunctions necessary to conform to the warranty at no additional charge to Client. eFunds shall have no liability under this warranty unless Client notifies eFunds in sufficient detail of any errors which Client believes to be caused by a failure of the Initial Programs or other eFunds Customization to function as warranted and provides eFunds with any information which eFunds reasonably requests to identify and correct the error. Notice shall be given by forwarding a description of the error or malfunction to eFunds by phone, followed by a written report. Client agrees to allow eFunds the opportunity to make repeated efforts over a reasonable period of time (not less than thirty (30) days) to correct any error or malfunction.

B. Warranty Against Infringement. eFunds will hold harmless and, at its own expense, defend any action brought against Client based an a claim that a eFunds Product provided hereunder infringes a United States copyright or United States patent, provided that Client notifies eFunds promptly in writing of the claim and eFunds is provided an opportunity to fully defend the claim and/or agrees to any settlement of such claim. Should the eFunds Products become, or in eFunds' opinion be likely to become the subject of a claim of infringement of a copyright, patent, or other United States proprietary right, eFunds may procure for Client the right to continue using the eFunds Products as contemplated by this Agreement or replace or modify them to make them non-infringing, at no additional charge to Client. In the event neither of the above is economically practical, Client may receive a refund of a portion of the license fee paid, based upon a five yew straight line depreciation from the date of Installation. The above obligations as to infringement apply to eFunds Customizations only if eFunds had actual knowledge of a potential third party claim and failed to advise Client promptly of such knowledge. eFunds shall have no obligation under this provision for any claim based upon (i) the operation, combination or use of eFunds Products with equipment, data or programs not furnished by eFunds if such infringement could have been avoided by the operation, combination or use of other equipment, data or programs, (ii) any information or specifications supplied or required by Client; (iii) Client Customization or Client's use of any Source Code, or (iv) any Modification by any third party. The foregoing states the entire liability of eFunds with respect to infringement of any copyrights or patents or other proprietary right by the eFunds Products or any part thereof.

C. Disclaimer Of Warranties. CLIENT ACKNOWLEDGES THAT IT HAS INDEPENDENTLY EVALUATED THE INITIAL PROGRAMS AND OTHER EFUNDS CUSTOMIZATIONS AND APPLICATION THEREOF TO ITS NEEDS, AND THAT, EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THERE ARE NO WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOP, A PARTICULAR PURPOSE, NON-INFRINGEMENT, FROM A COURSE OF DEALING OR USAGE OF TRADE, OR ARISING OTHERWISE BY LAW. CLIENT FURTHER ACKNOWLEDGES AND AGREES MT SOURCE CODE IS PROVIDED BY EFUNDS "AS IS" AND THAT EFUNDS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FROM A COURSE OF DEALING OR USAGE OF TRADE, NON-INFRINGEMENT, OR OTHERWISE ARISING BY LAW, WITH RESPECT TO SOURCE CODE, CLIENT CUSTOMIZATIONS, OR CLIENT'S USE OF ANY OF THE FOREGOING, EFUNDS ASSUMES NO RESPONSBILITY AND CLIENT EXPRESSLY ASSUMES ALL RISKS IN ANY WAY RELATED THERETO. EFUNDS MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE PERFORMANCE OF ANY CLIENT CUSTOMIZATION OR THAT ANY CLIENT CUSTOMIZATION WILL FUNCTION WITH EXISTING OR FUTURE VERSIONS OR RELEASES OF ANY STANDARD PROGRAM AND CLIENT ASSUMES ALL RESPONSIBILITY THEREFOR AND RISK THEREOF.

8.  Maintenance.  Subject to the provisions of this Section
8 and the timely and full payment of applicable fees, eFunds will provide the maintenance and support services detailed in this
Section 8 ("Maintenance Services") for one productive copy of all Initial Program(s) and those Customized Programs subsequently agreed to by Client and eFunds for maintenance- Maintenance Services shall be provided only to the Permanent Site.

A. Maintenance of Initial Programs. Subject to the timely and full payment of the fees required hereunder and the conditions of this Agreement, during the term of this Agreement, eFunds will maintain the Initial Programs in accordance with the General Warranty set forth in subsection 7 a) above, and as set forth in this subsection 8 a), provided that Client is using Standard Programs that are current to within one Product Release or Version.

(i) Documentation. eFunds will supply applicable Documentation as released by eFunds.

(ii) Fixes. eFunds will supply Client with all Fixes for defects reported by Client or where the Fix will lessen or correct a serious defect. Fixes which are applicable to any Client are accumulated and provided with the next Maintenance Update.

(iii) Maintenance Updates. eFunds will offer Client all Maintenance Updates. The availability of Maintenance Updates is announced periodically in eFunds technical bulletins, Maintenance
Updates are sent upon request at no additional charge to Client

(iv) Product Releases. eFunds will offer Client all Product Releases. General availability of Product Releases and the descriptions of new features and functions are announced periodically, with an estimated availability announced approximately three (3) months in advance. Product Releases include development of a plan to migrate eFunds Products under maintenance, coordination of plan activities, and testing prior to delivery. Product Releases are sent upon request after general availability and will be provided at no additional charge to Client.

(v) Versions. eFunds will offer Client all Versions. Versions may, in eFunds sole discretion, require payment of an additional license fee.

(vi) If, as the result of Client making any changes to the Source Code of the eFunds Product(s), any new Release or Version of the eFunds Products that eFunds supplies to Client am not compatible with the operational version of the eFunds Products so modified, eFunds shall have no obligation to provide support or any Maintenance Service to Client in respect of the new Release or Version.

B.  Maintenance Delivery. All Fixes, Maintenance Updates,
Product Releases, and Versions provided hereunder shall be delivered on magnetic tape by mail. Client may request additional levels of delivery, including express mail delivery, delivery through computer by computer access, or on-line terminal entry, at eFunds' then current charges for such services.

C. Client Support. eFunds will provide a Client support center during normal business hours (CST) to provide routine technical support for eFunds Products under maintenance and a 24-hour, 7-day "hot line" to support significant problems wising outside of normal business hours. Client agrees that when Client notifies eFunds of an error or malfunction and eFunds determines that the problem is due to other than eFunds' failure to maintain the eFunds Products as required hereunder, any time expended by eFunds to fix the problem shall be at eFunds' then current time and materials rate.

(i) Account Managers. Each party shall assign an account manager to act as a single point of contact to the other party for all aspects of Maintenance Services. The respective account manager's duties will include:

(a)  acting as primary interface with the other party;

(b)  managing service levels;

(c) monitoring Client's level of satisfaction with eFunds' services and continuously evaluating potential improvements of service quality; and

(d) coordinating the required modifications and associated approvals to any changes in this Agreement to which the parties may agree

(ii) Telephone Support Service. Telephone support service includes Client having direct telephone access to the eFunds software support center- The telephone number for such service is 1-900-356-6448 or 414-341-5595, or as advised in writing from time-to-time by eFunds.

(iii) Problem Resolution. Problems shall be dealt with in accordance with the level of severitv determined by eFunds, as further defined in Exhibit B attached hereto and incorporated herein by reference.

D. Installation. Unless otherwise agreed in writing by the parties, Client will be responsible for the installation of all Fixes, Maintenance Updates, Versions, and Product Releases. Client acknowledges that its failure to instill such items may eventually make the Initial Programs unusable or nonconforming to their specifications and Client assumes all risks of such use. eFunds may provide installation services at Client's request, at eFunds' then-current time and materials rates.

E.  Maintenance of Other Customized Programs.

(i) if Client elects to have eFunds maintain eFunds Customizations, eFunds will maintain eFunds Customizations so that they operate in substantial conformity with the Documentation, provided that Client has installed Standard Programs that are current to within one Product Release or Version. eFunds will supply Client with all Fixes as expeditiously as is reasonably possible. in the event that Client declines maintenance for eFunds Customizations, Client may maintain such eFunds Customizations itself, however, Client acknowledges that eFunds shall have no responsibility therefor and Client assumes all risks of any consequence of eFunds not providing maintenance for such eFunds Customizations.

(ii) With respect to Client Customizations, eFunds may, but shall have no obligation to, provide Maintenance Services therefor. For any Client Customization, Client and eFunds must separately agree in writing as to any maintenance that eFunds will provide with respect thereto, including aIl terms and conditions thereof and the annual maintenance fee to be paid by Client for such services. A condition precedent to any obligation of eFunds to provide maintenance for Client Customizations shall, be that Client is using Standard Programs that art current to within one Product Release or Version.

(iii)  Migration of any Customized Program from Product
Release to Product Release or to a new Version will be done at eFunds' current time and material rates.

(iv) eFunds shall not be required to provide maintenance to anything other than a Standard Program or Initial Program. If someone other than eFunds makes any Modification to a Standard Program or Initial Program without the express written authorization of eFunds, eFunds will continue to supply Maintenance Services to the unmodified portion of the Standard Programs or Initial Programs. Modification by anyone other than eFunds and release of eFunds' obligations for maintenance shall not relieve Client from its obligations to pay fees hereunder. At eFunds' option and at Client's request, eFunds may provide maintenance for such unauthorized changes at eFunds' then current time and materials rates or as otherwise agreed upon.

F. Client Responsibilities. Failure by Client to install Standard Programs that are current to within one Product Release or Version shall relieve eFunds of its obligation to provide Maintenance Services hereunder, but shall not relieve Client of its obligations to pay full Maintenance Services fees hereunder.

G. Exclusions. Notwithstanding any other provision of this Agreement, eFunds' obligation to provide maintenance and support services under this Agreement does not cover maintenance services, repair or replacement caused by (i) failure to provide a suitable environment prescribed by eFunds; (ii) neglect, accident disaster (including water, wind and lightening), transportation or vandalism not attributable to eFunds; (iii) alterations, applications, additions or Modifications to or for the eFunds Products or Client Customizations which are not provided or approved in writing by eFunds; (iv) host computers, networks, telephone switches and other applications, attachments, machines, software or accessories, and modification or additions thereto, not provided by eFunds; (v) failure to use and operate the eFunds Products in accordance with the Documentation delivered to Client; (vi) requests for remedial maintenance from any party other than Client-, or (vii) maintenance or repair not performed by eFunds.

9. Proprietary Rights. All eFunds Products, Client Customizations, Source Code, and any Modifications to any of the foregoing, and all proprietary and intellectual property rights, title and interest in and to all such eFunds Products, Client Customizations Source Code and Modifications, is and shall be the sole and exclusive property of eFunds. Client agrees that it shall make no use whatsoever of any eFunds Product, Client Customization, Source Code or Modification except as expressly authorized in this Agreement.

A. If Client creates or develops any Modification, it shall be considered a work made for hire by Client for eFunds and Cheat hereby assigns, and upon creation of any Modification automatically assigns, to eFunds, its successors and assigns, ownership of all copyrights, patents, and other intellectual property rights in and to each and every Modification, whether or not any such Modification, by operation of law, may be considered work made for hire by Client for eFunds. All Modifications created by Client shall be considered Client Customizations for all purposes of the Agreement. Cheat represents and warrants that Client shall obtain from any individual making Modifications an agreement sufficient for Client to comply with the terms and conditions of Section 16 of this Agreement, and to obtain such rights as am necessary to vest in eFunds the rights and ownership in the Modifications as provided in this provision.

B. Client shall (i) mark any Modification with such copyright or other proprietary notices as directed by eFunds, and (ii) provide to eFunds such assistance as is reasonably necessary to perfect or protect proprietary and intellectual property rights to the Modifications.

C. Upon request of eFunds, but no less frequently than semi-annually (whether or not requested by eFunds), Cheat shall provide to eFunds at no cost to eFunds and at such location and on media designated by eFunds all Source Code for any Modifications made or created by or for Client. This provision and the delivery by Client to eFunds hereunder does not change or after eFunds' obligations with respect to Client Customizations under this Agreement.

10. Cooperation. During the term of this Agreement, Client shall assign at least one qualified staff member to work with eFunds and shall make available additional appropriate personnel as eFunds may reasonably request to answer questions and provide information concerning Client's facility, operations and requirements related to the installation, testing and maintenance of eFunds Products and Client Customizations. Client shall have the Site ready for installation, and allow eFunds appropriate physical access to the computer systems and such data bases as will be in communication with die eFunds Products and Client Customizations.

11.  Destruction of eFunds Property upon Termination.
Within thirty (30) days of termination of any license granted hereunder or of this Agreement, Client will either certify to eFunds in writing as to the destruction of the eFunds Products, Client Customizations, eFunds' Confidential Information, and Source Code, including all copies thereof or will return to eFunds the eFunds Products, Client Customizations, eFunds' Confidential Information, and Source Code, and all copies thereof.

12. Compliance with Federal, State and Local Law. Except as set forth in the Documentation, Client assumes all responsibility for the eFunds Products provided hereunder, and Client
Customizations, being capable of allowing the Client to comply with federal, state and local laws and regulations.

13. Termination of Agreement. This Agreement may be terminated by Client or by eFunds only as set forth in this Section

A.  Failure to Agree on eFunds Customizations Costs for
Initial Programs. In the event that (i) the cost to Client of eFunds Customizations as presented in the FRD created by eFunds pursuant to subsection 3 b) above, exclusive.of changes agreed upon by the parties pursuant to subsection 3 d) above or other changes or additions requested by Client that materially change the PRA, exceeds the estimated cost set forth in Exhibit B by more than twenty percent (20%), and (ii) either eFunds and Client cannot work out a mutually acceptable fee for such eFunds Customizations, or in the absence of such agreement eFunds is unwilling to absorb the difference between the eFunds Customization fee set forth in the PRA and the FRD, then either party may terminate this Agreement upon ten (10) days written notice to the other party.

B. Non-Acceptance of Initial Programs. In the event that the Initial Programs are not accepted by Client pursuant to subsection 6 b) of this Agreement, either party may terminate this Agreement upon ten (10) days written notice to the other party.

C. End of Term. With respect to Maintenance Services, this Agreement may be terminated by either party by giving no less than one hundred eighty (180) days prior written notice of termination effective at the end of the Initial Term or any Renewal Tem.\

D. Default. Either party may terminate this Agreement in its entirety, including any and all licenses granted hereunder, effective thirty (30) days after written notice is given upon the occurrence of a material default by the other party, provided that such default is not cured within thirty (30) days after receipt of such notice of such default; except that with respect to the default of the Client under section 4(b)(iv) or 4(b)(v) of this Agreement, termination shall be effective ten (10) days after written notice is given upon the occurrence of a material default of section 4(b)(iv) or 4(b)(v), provided that such default is not cured within ten (10) days after receipt of such notice of default; and provided further that, with respect to the default of the Client under section 4(b)(iv) or 4(b)(v) of this Agreement termination may occur upon a second default immediately upon the receipt of the second notice, without any additional opportunity to cure.

E. Other Conditions. A party may terminate this Agreement in its entirety, including any and all licenses granted hereunder, immediately upon written notice in the event the other party:

(i) has failed to establish reasonable procedures for protecting the other party's Confidential Information or has intentionally disclosed the other party's Confidential Information, without permission;

(ii) makes a general assignment for the benefit of creditors;

(iii) applies for the appointment of a trustee, liquidator or receiver for its business or property, or one is assigned involuntarily;

(iv) is subject to a proceeding for bankruptcy, receivership, insolvency, dissolution or liquidation; or

(v)  is adjudicated insolvent or bankrupt

14. Client's Remedies. eFunds and Client acknowledge that circumstances could arise entitling Client to damages or rescission arising from performance by eFunds of its obligations hereunder or a failure by eFunds to perform its obligations and have agreed in all such circumstances that Client's remedies and eFunds' liabilities will be limited to those set forth in this Agreement. Fox- material breach or default of this Agreement, eFunds' sole obligation shall be to remedy the breach, IN ANY ACTION BY CLIENT AGAINST EFUNDS ARISING FROM THE PERFORMANCE, OR FAILURE OF PERFORMANCE OF EFUNDS' OBLIGATIONS UNDER - THIS AGREEMENT, DAMAGES SHALL BE LIMITED SOLELY TO DIRECT MONEY DAMAGES ACTUALLY INCURRED BY CLIENT AND DIRECTLY ATTRlBUTABLE TO EFUNDS' PERFORMANCE OR FAILURE TO PERFORM, REGARDLESS OF THE FORM OF ACTION AND WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL SUCH DAMAGES OR ANY RIGHT OF RECOVERY BY CLIENT EXCEED THE TOTAL MAINTENANCE FEES PAID BY CLIENT TO EFUNDS UNDER THIS AGREEMENT FOR THE THREE
(3) MONTHS IMMEDIATELY PRECEDING THE DATE ON WHICH CLIENT'S CLAIM AROSE. IN NO EVENT SHALL EFUNDS BE RES13ONSIBLE OR LIABLE FOR ANY LOSS OF PROFITS, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR INDIRECT DAMAGES OF ANY KIND OR NATURE. Client agrees that eFunds shall have no duty of indemnity or contribution for a third party claim arising from the use of the Products or eFunds' performance or non-performance of any Processing Services hereunder.

Client acknowledges and agrees that the damage and liability limitations set forth in this Section 14 are reasonable in light of all present and reasonably foreseeable events and the possible amount of actual damages to Client. The limitations set forth in this Section 14 shall not apply to personal injury or tangible property damage to the extent caused by the gross negligence or willful misconduct of eFunds, or to eFunds' obligations under
Section 7(b) of this Agreement. The limitations set forth in this
Section 14 will survive termination of this Agreement notwithstanding Customer election to rescind or otherwise be discharged from this Agreement.

15. Client's Liability For Third Party Claims. Client agrees to defend, indemnify and hold eFunds harmless from and against any claim by a third party for any loss, cost damages, or expenses (including reasonable attorneys' fees), including but not limited to lost profits, direct incidental, consequential, special, indirect or punitive damages arising out of or relating to Client use of the eFunds Products, Client Customizations, or Source Code. provided eFunds promptly notifies Client of any such claims of which eFunds is aware and Client is provided an opportunity to fully participate in the defense or settlement of any such claims. Such indemnification by Client shall not apply to personal injury or property damage to the extent caused by the gross negligence of eFunds, or to eFunds' obligations with respect to its warranty against infringement. EFunds may require Client to provide reasonable and adequate security with respect to any claim or potential third party claim arising out of or related to in tiny way any unlawful or allegedly unlawful transactions undertaken using or relying in any way upon any eFunds Product .

16. Confidentiality Obligations. Each party agrees that (a) during the course of its performance of this Agreement it may learn or be exposed to certain of the other party's Confidential Information; (b) the Confidential Information of the other shall remain the property of the other, and that such Confidential Information is made available on a limited use basis solely in connection with this Agreement; (c) it will advise its employees and independent contractors to whom the information is disclosed of their obligations under this Agreement; (d) it will not sell, disclose or otherwise make available any such Confidential Information, in whole or in part, to any third party other than its independent contractors under appropriate written confidentiality agreements without the prior written consent of the other party, or use Confidential Information for any purpose other than as expressly authorized by this Agreement; and (e) it will utilize the same degree of care it utilizes for its own Confidential Information, but in no case less than a reasonable degree of care, to prevent disclosure of such Confidential Information to any unauthorized person or entity. Upon termination of this Agreement all copies of Confidential Information shall be returned. The restrictions under this Section shall not apply to information which: (i) is or becomes publicly known through no wrongful act of the party receiving the Confidential Information; or (ii) becomes known to a party without confidential or proprietary restriction from a source other than the disclosing party-, or (iii) a party can show by written records was in its possession prior to disclosure by the other party; or (iv) was independently developed by it without use of or reference to the Confidential Information of the other party. In the event a party is legally compelled to disclose Confidential Information of the other party, it will be entitled to do so provided it gives the other party prompt notice and assists the other party, at the other party's expense, in obtaining a protective order.

17.  Escrow.  In the event eFunds does not provide Source
Code to Client for any Standard Program or eFunds Customization, upon Client's request and at Client's expense, eFunds will deposit with a third party software escrow agent in the United States such Source Code and related materials sufficient to enable a reasonably skilled programmer or analyst to maintain and enhance the Program(s) licensed hereunder ("Escrow Deposit"). The Escrow Deposit will be made available to Client in accordance with the terms and conditions of a mutually agreed upon escrow agreement in the event eFunds or a suitable third party (i) no longer makes available maintenance support for the Escrow Deposit and the Escrow Deposit is within one Product Release or Version of eFunds' currently licensed Standard Program; (ii) has become insolvent or bankrupt or (iii) fails to remedy a material breach of its obligations as set forth in this Agreement after proper notice and reasonable opportunity to cure (no less than thirty
(30) days).

18. Year 2000 Compliance Statement. eFunds will ensure that eFunds Products are Century Compliant for the year 2000. "Century Compliant" means that the eFunds Products shall be capable of accounting for all calculations using a century/date sensitive algorithm for the 201 and 2 1 st century in performing the functions described in eFunds' current Documentation, if properly used within the specified operating environment. The eFunds Products will recognize the rollover to year 2000 and the fact that the year 2000 is a leap year. eFunds' sole obligation under Us provision shall be to correct any material errors or malfunctions necessary to make the eFunds Products Century Compliant, at no additional charge to Client. eFunds shall not be required to render Century Compliant any Client unique software, custom code, or other product that eFunds has identified as being non-standard. eFunds shall not be required to provide Century Compliant support to any customer which is not current in all payments overall to eFunds. Client is responsible for notifying its vendors and having its vendors' code modified to eFunds' format. eFunds shall not be required to provide Century Compliant modifications for (a) software for which Client rightfully has source code and which is not under maintenance with eFunds; or
(b) software owned by Client or licensed by Client from a third party. EFunds shall not be liable for any Century Compliant failure if such failure was caused by Client or third party hardware, software, or interfaces to the processing software.

This statement is a reflection of eFunds' intention to provide a cost free customer service to customers under specified terms and conditions. This statement is not a representation or warranty by eFunds with respect to any eFunds Products or other software.

19.  General Provisions.

A. Notices. All notices provided for by this Agreement shall be in writing and shall be by registered or certified mail, addressed to the President at the address set forth in this Agreement or in accordance with the last written instructions received from such party concerning the Person and address for such notices, and shall be effective upon receipt,

B. Assignment. Neither party shall have the right to assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, except that eFunds may assign this Agreement to Deluxe Corporation, any of Deluxe Corporation's majority owned or controlled subsidiaries, or a successor in interest to eFunds, provided that eFunds gives Customer written notice of such assignment. The covenants and conditions contained in this Agreement shall apply to and bind the successors and permitted assigns of the ponies hereto.

C. Severability. If any provision of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected.

D. Further Assurances. Each party shall upon request provide such further assurances and undertake such further acts or things as may be reasonably necessary or appropriate to effectuate the terms of this Agreement.

E. Force Majeure. Neither party shall be considered in default in performance of its obligations should their execution be delayed by any act or cause which is beyond the reasonable control and without the fault or negligence of the party claiming the delay. Notwithstanding the foregoing, if Client is prohibited from making any payments hereunder by any authority having jurisdiction, eFunds may terminate this Agreement in its entirety immediately.

F. Waiver. The failure of either parry to enforce at anytime any provision of this Agreement or to exercise any right herein provided, shall not in any way be construed to be a waiver of such provision or right, and shall not in anyway affect the validity of this Agreement or any part hereof, or limit, prevent or impair the right of either party to subsequently enforce any provision or exercise any right hereunder.

G. Survival. Expiration or termination of this Agreement by either party shall not relieve either party from any obligation accrued through the date of termination. In addition, the terms and conditions set forth in this Agreement which by their nature and sense continue beyond termination of this Agreement including by way of illustration only and not limitation, Sections 1, 4, 7, 9, 11, 14, 15, 16, and 18 of this Agreement, shall survive any termination or expiration of this Agreement.

H. Status. Neither party shall be deemed the agent, partner, or co-venturer of the other by reason of this Agreement or Client's use of the eFunds Products, Client Customizations, or Source Code.

I. Governing Law. This Agreement shall be governed by the Jaws of the State of Wisconsin, without regard to conflicts of law provisions.

J. Export Restriction. Regardless of any disclosure made by Client to eFunds of an ultimate destination of any eFunds Products, Client Customization or Source Code, Client will not export and/or re-export, either directly or indirectly, any eFunds Product, Client Customization, Source Code or any other technology obtained from eFunds without first obtaining, at the Client's expense, an export/re-export license from the United States government, as required. In no event shall Client export or re-export any of the foregoing to any country, individual, end-user at end-use prohibited under U.S. Department of Commerce or U.S. Department of Treasury Regulations. Client expressly acknowledges and agrees that eFunds' obligations under this Agreement are dependent and contingent upon eFunds' ability to obtain any required U.S. export or re-export license or other authorization.

K. Taxes. Any taxes based upon this Agreement or the services or products provided, except upon income of eFunds, shall be paid by Client eFunds shall be entitled to receive 100% of payments due to it hereunder. In the event any taxing authority withholds or intercepts any amount due to eFunds; hereunder, Client shall pay to eFunds on demand the Ml amount of such withholding or intercepted payment.

L.  Construction.  Unless explicitly stated otherwise, for any event which calls for either party to exercise its judgment, give its consent or perform an obligation, a standard of
reasonableness shall apply. This   Agreement shall not be
construed more favorably toward either party regardless of which party is more responsible for drafting it.

M. Changes. Any modifications or additions to this Agreement, the eFunds Products, or services requested by Client and agreed to by eFunds: will be documented in writing signed by both parties and will be governed by this Agreement unless otherwise specifically agreed.

N.  Payments.  Client shall pay eFunds such amounts as are
specified in Exhibit A, as well as such      amounts as are
subsequently agreed upon by the parties. Unless specified otherwise, 4 amounts are due when the service has been completed or eFunds Product provided. Annual fees will be invoiced and paid in advance. Amounts outstanding after the due date are subject to an interest charge to date of payment of the lesser of 18% per annum or the highest legally allowable rate. eFunds may adjust its fees annually, effective January 1, upon at least sixty (60) days written notice; provided no such increase, except with respect to rates for professional services, shall exceed 10%.

O. Dispute Resolution. The parties shall agree upon a reasonable dispute resolution process and will endeavor in good faith to resolve any dispute or controversy arising under this Agreement in a mutually acceptable manner. Any dispute or matter arising out of or connected with this Agreement that cannot be resolved by such process way be referred to Arbitration in Milwaukee, Wisconsin by either party under the rules and regulations of the American Arbitration Association ("AAA") applicable to computer and technology disputes before a single arbitrator. The said arbitrator shall be appointed by agreement between the parties or, in default of such agreement, by the AAA, and the arbitrator's final ruling shall be enforceable in any court having jurisdiction. Notwithstanding the foregoing, in no event shall any dispute as to ownership or infringement of Confidential Information or intellectual property rights-be subject to this provision.

P. Non-Hire Covenant. Each party covenants with the other that it shall not hire or solicit, for itself or any other person or entity, directly or indirectly, any person who was employed or engaged as a consultant of the other within two (2) years of the date such person terminates his/her employment or consultant status with the other patty.

Q. Inspection; Audit. Client shall maintain such books and records as are necessary to demonstrate Client's compliance with its obligations under this Agreement and to verify that Client has paid eFunds all license, maintenance and other service fees in accordance with this Agreement. eFunds or eFunds' auditors shall, upon reasonable notice have the right to inspect and audit those books, records, systems and operations of Client as necessary for eFunds to ascertain the correctness of fees due and paid/payable to eFunds hereunder, and for eFunds to ascertain compliance by Client with its obligations under this Agreement. If any audit reveals underpayment by Client, Client shall immediately rectify same, subject to subsection 18 n) above. If any underpayment is five percent (5%) or greater of amounts due, Client shall bear eFunds' expenses associated with such audit.

R. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all existing agreements and all other communications, written or oral. This Agreement way not be released, discharged or modified in any manner except in writing signed by both parties. No purchase order or other form of the Client will modify, supersede, add to or in any way vary the terms of this Agreement. Any acknowledgment by an employee of eFunds of such a Client form shall be solely for informational purposes.

ECONNECT                            EFUNDS CORPORATION


By: /s/ Thomas S. Hughes            By: /s/ John M. Pendergast
Name: Thomas S. Hughes              Name: John M. Pendergast
(Please print or type)              (Please print or type)
Title:  Chairman & CEO              Title: Chief Financial Officer

                              EXHIBIT A

I.  STANDARD PROGRAM LICENSE FEES

CONNEX STANDARD PRODUCTS                            LICENSE FEES

Foundation                                            $200,000
TCP/IP HCH                                              20,000
VTAM HCH                                                10,000
Deluxe 8583 ISO PI                                      50,000
System Health Monitor                                   50,000
Connex Notification System                              50,000
CrossCheck                                              45,000
FTI                                                     15,000
Settle Daily Prep                                       25,000
Settle Daily Report                                     25,000
Fee Billing                                             20,000
Binload                                                 15,000
Authorization Services                                    N/C

License Fee                                           $525,000

SOURCE CODE WILL NOT BE PROVIDED FOR THE FOLLOWING
CXBOMD FOUNDATION MODULES:

CXBPMD01, CXBPMD02, CXDPMD03,
CXBPMD04, CXBPMD05, CXBPMD06,
CXBPMD07, CXBPMD08, CXBPMD09,
CXBPMD10, CXBPMD13

II.  Professional Services Package $150,840

Professional Services Included in this Agreement

As defined in the PRA dated January 19, 2000

Final Requirements Definition (FRD)
Non refundable fee $75,420

Development of eFunds Customization(s) per FRD

III.  Payment Schedule

A.  License Fee                                            $105,000
    (20% of List price due upon signing Agreement)
    Paid at Signing of Letter of Intent and Nonrefundable

Total Present Value of License Fee                          $525,813


Balance of License fee invoiced in 36 monthly installments of $14,600 with the first installment to be due and payable upon execution of Agreement.

Third Party Royalty Fee   Monthly Transaction Volume*        Fee**

                                      1-       1,000,000     $0.0100
                                      1-       2,000,000     $0.0090
                                      1-       5,000,000     $0.0085
                                      1-      10,000,000     $0.0075
                                      1-      20,000,000     $0.0065
                                      1-      40,000,000     $0.0055
                                      1-      60,000,000     $0.0045
                                      1-      80,000,000     $0.0035
*     Drop Through Pricing
**   Royalty fees billed monthly in arrears and due net
net thirty (30) days of invoice.

B.  Professional Services

50% or $75,420 due upon execution of Agreement.   $150,840

balance of $75,420 shall be invoiced in arrears as work is completed

Quotes are subject to change upon completion of Functional
Requirement Definition (FRD).

Quotes based on the PRA dated January 19, 2000 is guaranteed within twenty percent (20%) assuming the same scope of the final quote at the completion of the FRD.

In the event quote exceeds twenty percent (20%) ($30,168 US
Dollars) both parties shall have the option to:

Accept the new price
Negotiate a mutually acceptable new price
Terminate the Agreement

IV.  Annual Maintenance Fees

Maintenance shall be invoiced and paid annually in the amount of
$89,250

V.  MAINTENANCE FEES

Annual maintenance fees for the Standard Programs/modules listed above shall be 17% of the eFunds Standard Program license fee (before any applicable discount is applied), invoiced and payable monthly along with payment for license fees based on monthly transactions- For any eFunds Customization maintained by eFunds for Client; the annual maintenance fee for eFunds Customization(s) shall be 20% of The custornization fees charged by eFunds to Client, invoiced and payable monthly along with payment for license fees based on monthly transactions. Maintenance services and associated annual fees for any Client Customization must be separately agreed upon in writing by eFunds and Client

VI.  ADDITIONAL PROFESSIONAL SERVICES/MATERIALS:

Professional Services, including but not limited to Requirements
Review, Project Management Customization, Installation, Switch
Preparation and Conversion:

Hourly rates:

Testing Analyst                   $160.00
Analyst                           $170.00
Consultant                        $195.00
Senior Consultant                 $225.00
Principal Consultant              QUOTE

Terms:


At eFunds offices, hours billed will be only those actual hours logged to a Client specific task. At Client designated facilities, hours billed will be the actual hours logged at the Client designated facilities, plus travel time with a minimum of four (4) hours per day. Fees are payable 50% of estimated cost on order, balance an shipment of code or completion of services.

Materials

All materials are charged at cost, payable when invoiced, Materials include but are not limited to: travel, lodging, meals, and shipping. eFunds Products are shipped FOB eFunds, Glendale, Wisconsin.

                             EXHIBIT  B
               ISSUE RESOLUTION SEVERITY GUIDELINES

An incident is assessed a severity level of one (high) to five
(low) depending on the impact it has on Client's business. Magnitude, frequency, and type of incident are considered in assigning a severity level. The eFunds' Software Support Center analyst may feel the incident should have either a higher or lower severity. It is important that Client and the analyst mutually agree on the assigned severity so the appropriate resources can be allocated to investigate and resolve the incident. However, the final decision on the incident's severity level is made by eFunds.

In general terms the severity levels art defined as follows:

Severity Level I means that a major system segment is out-of-service, an essential system function has been lost, the system is experiencing major operational difficulties, or the financial (or transaction servicing) integrity of the system is being seriously compromised. When a Severity Level I incident is reported, eFunds and Client agree to provide immediate and continuous attention (meaning 24 X 7 work by both parties) to the incident until it is resolved or the severity level can be lowered.

Severity Level 2 means that the system has suffered some significant (but not essential) functional loss, the system is experiencing significant operational difficulties, or the system is experiencing occasional financial (or transaction servicing) integrity problems. When a Severity Level 2 incident is reported, eFunds agrees to start work on the incident within one (1) business day of notification of the incident and complete the work, or lower the severity level of the incident within seven
(7) business days.

Severity Level 3 means that the system is performing normally, but a functional or operational problem that requires correction is being experienced. When a Severity Level 3 incident is reported, eFunds agrees to start work on the incident within seven (7) business days of notification of the incident and complete the work, or lower the severity level of the incident within thirty (30) business days.

Severity Level 4 means that the system is performing normally, but a functional or operational irritant or inconvenience is being experience& When a Severity Level 4 incident is reported, eFunds agrees to start work on the incident within twenty-one (2
1) days of notification of the incident and complete the work, or lower the severity level of the incident within ninety (90) business days.

Severity Level 5 means that the system is performing normally, but either a cosmetic irritant or inconvenience is being experienced, or a point of information is to be made. When a Severity Level 5 incident is reported, eFunds agrees to start work an the incident within ninety (90) days of notification of the incident and complete the work within one hundred and eighty
(ISO) days.

EX-10.35
                               AGREEMENT

2/3/00

This Agreement states that eConnect has agreed to issue 100,000
SB2 shares of free trading stock to Burbank Coach Works as payment for the co-branding of the eConnect logo at the 24 hours
HSR series at the February 4th and February 5th Daytona
International Raceway.

The eConnect name shall be displayed on the front end and on the sides of a Porsche 935 and shall also be displayed on the tractor-trailer. Photos of the event shall be provided to eConnect.


/s/  Thomas S. Hughes                 /s/  Ray Torres
Thomas S. Hughes                      Ray Torres
Chairman & CEO, eConnect              President, Burbank Coach Works



EX-10.36

       SOFTWARE LICENSE, DEVELOPMENT AND MAINTENANCE AGREEMENT

This Software License, Development and Maintenance Agreement ("Agreement") is effective as of the 4th of February by and between eFunds Corporation ("eFunds"), with an office at 400 West Deluxe Parkway, Milwaukee, WI 53212, and eConnect (''Client') with an office at 2500 Via Cabrillo Marina, Suite 112, San Pedro, CA 90731.

In consideration of the mutual promises contained herein and other consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, eFunds and Client agree as follows:

Client desires to obtain certain license rights to the eFunds Products and support services from eFunds in accordance with the terms and conditions of this Agreement. eFunds is willing to license to Client the eFunds Products and provide to Client the services specified in this Agreement, in accordance with and subject to the terms and conditions of this Agreement.

1. Definitions. In addition to other terms defined elsewhere in this Agreement, the following terms shall have the following meanings when used in this Agreement, unless the context clearly requires otherwise:

A. "Client Customization" means any computer programming code developed by Client using any Source Code provided by eFunds, and all related Documentation, or any other Modification, and includes, without limitation, any and all Modifications created or developed by Client.

B. "Confidential Information" means (i) a party's proprietary or confidential information which is designated orally or in writing as such or that by nature of the circumstances surrounding the disclosure ought in good faith to be treated as proprietary or confidential, and (ii) for purposes of Client's obligations under Section 16 of this Agreement, all eFunds Products, Client Customizations, and Source Code, including all trade secrets contained therein.

C. "Customized Programs" means, individually and collectively, as the context requires, eFunds Customizations and Client
Customizations.

D. "eFunds Customization" means any computer programming code developed by eFunds at Client's request; and all related
Documentation, including but not limited to any and all Modifications created or developed by eFunds at Client's request.

E.  "eFunds Products" means all Standard Programs, eFunds
Customizations, and related Documentation licensed to Client hereunder.

F. "Documentation" means (a) those written manuals and other officially published written user documentation provided to Client by eFunds for Standard Programs and eFunds Customizations licensed by Client, and (b) with respect to Customized Programs, all user, reference, system, programming and coding documentation and specifications related thereto, and all updates related to any of the foregoing.

G. "Enhancement" means any change or addition to computer programming code, other than Fixes and Maintenance Updates, that adds new functions, or significantly improves operation, quality, functional, capability, and/or performance by changes in system design or coding.

H. "Final Requirements Definition" or "FRD" means (i) the document to be created by eFunds pursuant to subsection 3 b) of this Agreement which provides a detailed definition of the eFunds Customizations to be developed for Client in order to initially adapt or tailor the Standard Programs to Client's operating environment, and/or (ii) any subsequent document created by eFunds at Client's request pursuant to subsection 3 e) below which details additional eFunds Customizations to be developed for Client.

I.  "Fix" means a correction to a eFunds Product or Client
Customization developed on an as-needed basis to address a reproducible error, bug, or malfunction in a eFunds Product or Client Customization. A Fix may include a temporary by-pass to correct or lessen the impact of the effect, or a permanent change to correct the defect.

J. "Foundation Program" means those Standard Programs specified as such in Exhibit A to this Agreement or as to Standard Program ordered by Client after the date of this Agreement, specified as such by eFunds in writing or in Documentation.

K.  "Initial Programs" means the Standard Programs listed in
Exhibit A as of the date of this Agreement, and/or any eFunds
Customizations developed pursuant to subsection 4 c) below, if any.

L. "Maintenance Services" shall have the meaning ascribed thereto in Section 8 of this Agreement.

M. "Maintenance Update" means a Fix or collection of Fixes, and may, in eFunds' sole discretion, include minor improvements in operational performance, quality and/or functional capability that do not meet the definition of Enhancement.

N. "Modification" means any revision, modification, adaptation, compilation, derivative work, enhancement, or other change made to any Source Code or Documentation, or any other change made to any eFunds Product or Client Customization, and specifically includes without limitation, eFunds Customizations and Client Customizations.

O. "Non-Foundation Program" means those Standard Programs listed in Exhibit A or subsequently licensed by Client hereunder and which are not specified as Foundation Programs.

P. "Preliminary Requirements Assessment" or "PRA" means: (i) the document created by eFunds based upon information provided by Client, which provides a high-level assessment of eFunds Customizations requirements for the Standard Programs in order to Initially adapt or tailor the standard Programs to Client's operating environment, and/or (ii) any subsequent document created by eFunds at Client's request pursuant to Section 3 e) below for additional eFunds Customization(s) to be developed by eFunds for Client.

Q.  "Product Release" means an accumulation of Fixes and/or
Maintenance Updates.

R. "Professional Services" means any services other than Maintenance Services that eFunds may agree to provide from time-to-time hereunder, including but not limited to requirements reviews, creating a PRA or FRD, project management, developing eFunds Customizations, training, software installation, switch preparation, and conversion services.

S. "Site" means, collectively, the permanent and temporary Client data processing centers identified in Section 4 c) below (the "Permanent Site" and "Temporary Site", respectively), where the eFunds Products and any Client Customized Programs may be used pursuant to this Agreement.

T. "Source Code" means the human-readable form of computer programming code and any related (i) system documentation, including all comments and procedural code such as job control language, and (ii) libraries, screen files, data directories, documentation and other items reasonably necessary to reconstruct a Standard Program, eFunds Customization or Client Customization.

U. "Standard Programs" means any of the eFunds software programs then being generally offered for license by eFunds and listed in Exhibit A to this Agreement, and others that may be licensed later by Client from eFunds hereunder, and all related Enhancements, Fixes, Maintenance Updates, Product Releases, Versions, and Documentation.

V.  "Version" means (a) an accumulation of Maintenance Updates,
Product Releases, and/or Enhancements, and/or (b) any Maintenance
Update, Product Release or Enhancement, which changes a Standard
Program to a new system-operating platform.

2. Scope of Agreement. Subject to the terms and conditions of this Agreement, and for the prices set forth in Exhibit A hereto, eFunds agrees to provide the following products and services to
Client:

A. Standard Programs. eFunds agrees to license to Client the Standard Programs listed on Exhibit A hereto in accordance with the terms of Section 4 of this Agreement Standard Programs licensed in object code-only form am so listed in Exhibit A;

B. eFunds Customizations. If requested by Client and agreed upon in writing by eFunds, eFunds agrees to complete a Final Requirements Definition in accordance with Section 3 b) of this Agreement and develop eFunds Customizations in accordance therewith;

C.  Maintenance Services.  eFunds agrees to provide Maintenance.
Services in accordance with Section 8 of this Agreement;

D. Professional Services. eFunds agrees to provide any Professional Services identified in this Agreement or on Exhibit
A hereto; and

E.  Additional Products and Services.  Subject to subsection 19
m) below, eFunds may, in the future upon Client's request, and upon such terms and conditions and at such prices as the parties may agree in writing, license such additional Standard Programs, develop such eFunds Customizations, and/or provide such Maintenance Services and/or Professional Services as the parties may agree upon in writing.

F.  Obligations of Client.  The Client undertakes to:

(i) provide to eFunds promptly any information and cooperation which eFunds may reasonably require from time to time to provide warranty services, Maintenance Services, and otherwise perform its obligations under this Agreement;

(ii) prior to delivery to Client at Client's own expense, prepare the Site and provide such environmental and operational conditions as may be specified by eFunds; and

(iii) provide eFunds reasonable access to the Client's premises and business records for the purpose of verifying that Client is complying with the terms and conditions of this Agreement.

3. Requirements Definition. If requested by Client and agreed upon in writing by eFunds, eFunds shall create a Final
Requirements Definition for Client in accordance with the following:

E. Preliminary Requirements Assessment. eFunds has already created a Preliminary Requirements Assessment based upon information obtained from Client. The PRA provides a high-level set of eFunds Customization requirements for the Standard Programs and eFunds' estimated cost to Client for such eFunds Customizations based upon such Client information. The PRA, which Client represents has been reviewed and approved by Client is attached hereto and incorporated herein by reference as Exhibit B.

F. Final Requirements Definition. Upon execution of this Agreement, eFunds shall immediately commence the creation of the FRD for the fee set forth in Exhibit A. The FRD shall contain a detailed definition of eFunds Customizations to the Standard Programs and the actual cost to Client for such eFunds Customizations. eFunds shall complete the FRD and present the FRD to Client within no more than sixty (60) days of execution of this Agreement, unless
(i) Client delays the creation of the FRD, or (ii) additional time is agreed upon by the parties pursuant to subsection 3 d) below or otherwise. In either such event, the sixty (60) day period shall be extended by the number of days of Client's delay or as agreed upon by the parties. Client agrees to provide eFunds all reasonably required assistance and to make appropriate staff and resources available to eFunds in a timely manner and as necessary to complete the FRD.

G. Go/No Go. In the event that the cost to Client of eFunds Customizations as presented in the FRD, exclusive of changes agreed upon by the parties pursuant to subsection 3 d) below or other changes or additions requested by Client that materially change the PRA, does not exceed the estimated cost set forth in Exhibit B by more than twenty percent (20%), eFunds shall be authorized to, and eFunds shall, proceed with development of the eFunds Customizations in accordance with the FRD. In the event that: (i) the cost to Client of eFunds Custornizations as
presented in the FRD, exclusive of changes   agreed upon by the
parties pursuant to subsection 3 d) below or other changes or additions requested by Client that materially change the PRA, exceeds the estimated cost set forth in the PRA by more than twenty percent (20%), and (ii) within thirty (30) days of presentment of the FRD to Client by eFunds, either eFunds and Client cannot work out a mutually acceptable fee for eFunds Customizations, or in the absence of such agreement eFunds is unwilling to absorb the difference between the eFunds Customization fee set forth in the PRA and the FRD; then (iii) either party may terminate this Agreement in accordance with subsection 13 a) below.

H. Change Procedures. A change in scope of any PRA or FRD is any alteration to the PRA or FRD that affects cost, payments, or schedule. Any change in the scope of a PRA or a FRD shall become effective only when a written change request is executed by authorized representatives of both parties in accordance with this subsection 3 d). eFunds has overall responsibility for the change process through its required resolution. Any change requested by either party will be evaluated, resolved and/or negotiated with respect to cost, schedule, resource impact and/or priorities by authorized representatives of eFunds and Client in accordance with the following:

(i)  The parties shall mutually agree upon the form of a "Change
Order Request" to be used hereunder. The change request shall be described in the Change Order Request form by the party originating the request The Change Order Request form will then be submitted to eFunds' project manager for approval;

(ii) eFunds' project manager will estimate the schedule impact and cost to perform the evaluation, document this on the Change Order Request form, and return the form to the Client project manager for approval. If the Client project manager authorizes the evaluation expenditure in writing, the eFunds project manager will assign the Change Order Request to the appropriate personnel to perform the technical evaluation-,

(iii) Following the technical evaluation, the eFunds project manager will determine the cost to Client of any changes or additions to eFunds Customizations and the impact on the current project scheduleto implement the Change Order Request document this on the Change Order Request form, and return the form to the Client project manager for an implementation decision, which shall not be unreasonably withheld or delayed. Upon receipt of the approved Change Order Request form signed by the Client project manager, the eFunds project manager will schedule the change for implementation. Approved Change Order Requests will be deemed incorporated into and a part of the applicable PRA or FRD; and

(iv) eFunds shall manage the impact Change Order Requests have on project progress and cost, including both the impact of performing the Change Order Request evaluation and the impact of Change Order implementation. The eFunds project manager shall maintain a log to keep track of all changes/issues and the current status of each.

E. Additional Requirements. In the event that, after completion of work in accordance with the initial FRD, Client requests additional eFunds Customizations, eFunds shall create a PRA and a FRD at the price to be agreed upon by the parties, and the terms of subsection 3 c) and 3 d) above shall apply thereto.

F. FRD Price. In all cases, the price for any FRD agreed upon by the ponies in Exhibit A or subsequent to the date hereof shall be due and payable by Client and shall be non-refundable.

4. License. Subject to the terms and conditions of this Agreement, eFunds grants Client a perpetual, nonexclusive, non-transferable license to use the eFunds Products and Client Customizations (if any) for the sole purpose of providing electronic funds transfer and card management services for its financial institution customers, subject to the following limitations:

D.  Scope.

(i) Each license entities Client to use one copy of the Foundation Programs in a productive mode (and to retain one reference copy of the Foundation Program in accordance with all applicable provisions of this Agreement) only at the Permanent Site identified below, and to use the Documentation provided, solely for the purpose of providing electronic funds transfer exclusively to its customers doing business in the Dominican Republic. Foundation Programs copied for archival, testing, development, temporary back-up or temporary transfer to the Temporary Site identified below (not to exceed ninety (90) days) shall not be considered productive use. A license for any Non-Foundation Program(s) is concurrent with the license for the Foundation Program at the Site. The license entitles Client to the use of multiple copies of the Non-Foundation Program(s) solely in association with the licensed copy of the Foundation Program. Client may copy the Documentation. in reasonably sufficient numbers to support its authorized use of the Standard Programs, provided that Client reproduces any copyright or other proprietary notice contained in the Documentation and otherwise complies with its obligations under Section 16 of this Agreement.

(ii) For any Source Code which eFunds provides to Client, eFunds hereby grants to Client a limited, non-exclusive and non-transferable license for the term of this Agreement to use, copy, execute and display such Source Code solely at the Permanent Site and solely for the purpose of developing
Modifications to Standard Programs for Client's internal use.

(iii) Any Customized Program shall be deemed a part of the Foundation Program or Non-Foundation Program from which it was created or to which it relates, and Client shall have the same license rights therein, as well as with respect to associated Documentation, as is granted by eFunds to Client in subsection 4
a) i) above for the related Foundation or Non-Foundation Program.

E.  Restrictions on Use.

(i) Client shall not use, copy, translate, print or display any eFunds Product, Client Customization, or Source Code, in whole or in part other than as expressly authorized in this Agreement.

(ii) Client agrees not to reverse assemble or decompile any eFunds Product or portion thereof which eFunds does not provide in Source Code form.

(iii) In no event shall Client, without eFunds' express prior written consent, use any eFunds Product or any Client Customization to provide services to customers outside the Territory. Client acknowledges that any consent to such additional use by eFunds will require the payment by Client of additional license fees. In no event shall client, without eFunds' prior written consent, use of any eFunds Product or any Client Customization in any time sharing or service bureau environment or for shared, regional, or national network or interchange.

(iv) Client shall maintain appropriate and mutually agreed processes and systems to assure that all transactions performed by Client using or relying in any way upon any eFunds Product are lawful; advise eFunds in writing prior to implementing any changes to such mutually agreed processes and systems; permit only lawful transactions to be undertaken using or relying in any way upon any eFunds Product; and cease immediately performing any transactions that, in the reasonable opinion of eFunds as set forth in written notice to Client, are or may be unlawful. This is a material term of this Agreement.

(v) Client agrees that it shall not use any eFunds Product, permit the use of any eFunds Product, or represent to any third party that it does, will, or intend to use any eFunds Product in connection with any Internet gaming or gambling activities of any kind without the express written consent of eFunds. Such consent may be withheld by eFunds in its sole discretion. Client shall also obtain the advance written approval of eFunds for any public statements related to Internet gaming or gambling activities that use, will use, or intend to use any eFunds Product. This is a material term of this Agreement.

(vi) Any rights not expressly granted to Client in this Agreement are reserved by eFunds.

F.  Site.

Permanent Site: 2500 Via Cabrillo Marina, Suite 112, San Pedro,
CA 90731

Temporary Site: Same as Permanent

5.  Term.

A. License. The license granted hereunder is perpetual upon execution of this Agreement, subject to termination in accordance with this Agreement.

B.  Maintenance.

(i)  Initial Term.  With respect to Maintenance Services for
Initial Programs, this Agreement will be effective upon the date first set forth above and will continue for sixty (60) months following the date of Installation (the "Initial Term").

(ii) Renewal Terms. With respect to Maintenance Services for Initial Programs, after the Initial Term, this Agreement shall be automatically renewed for successive two (2) year periods (each, a "Renewal Term") unless either party terminates the Agreement as provided for in this Agreement.

(iii) Other Customized Programs. In the event that Client requests and eFunds agrees to provide maintenance and support services for additional eFunds Customizations and/or Client Customizations, such maintenance and support services shall be coterminous with this Agreement unless eFunds and Client separately agree in writing on a different term for such services.

6.  eFunds Deliverables.

A. Installation and Testing. eFunds will install and test the Initial Programs licensed by Client at the Permanent Site. The installation and testing of the Initial Programs will consist of the following operations: (i) the current version of the Initial Programs and related files will be restored to disc from tape-this consists of the productive code, data files, the input specification to the operating system, utilities, a test data base and generating installation files; (ii) this reference copy of the Initial Programs is "frozen", that is, Modifications shall not be made once (i) is complete; all future Product Release/Version deliveries will be based on this reference Initial Program copy; (iii) eFunds will modify the Initial Programs as necessary to fit the local disc, operating system and communications access methods environment; (iv) eFunds will bring up the Initial Programs and will perform the, standard installation tests; (v) in each event, the Client host will be substituted for a simulator if Client has established the host connection. When the tests have been successfully completed, installation will be complete ("Installation").

B.  Acceptance. After Installation, Client shall have thirty
(30) days to do whatever acceptance testing itchooses to determine whether the Initial Program(s) function substantially as described in theDocumentation. Failure to notify eFunds of a problem in writing, or productive use by Client during such thirty (30) day period, shall constitute Client acceptance of the Initial Program(s) ("Acceptance"). In the event Client notifies eFunds in writing during such period that the Initial Programs are not functioning substantially as described in the Documentation, and eFunds and Client agree within fifteen (15) days of such notice that the Initial Programs are not functioning substantially as described in the Documentation, then eFunds will make such corrections as are necessary to put the Initial Programs in operating order such that the Initial Programs will function substantially as described in the Documentation and Acceptance will be deemed to have occurred. In the event eFunds and Client do not agree within forty-five (45) days of such notice that the Initial Programs are functioning substantially as described in the Documentation, then Client will return or certify destruction of the Initial Programs, eFunds shall refund all license fees paid, and this Agreement and all licenses granted hereunder shall terminate.

C. eFunds Customizations. For any eFunds Customization developed pursuant to subsection 3 d), eFunds and Client shall agree, in writing, upon mutually acceptable installation and acceptance criteria. At a minimum, the process/methodology set forth in subsections 6 a) and 6 b) above shall be followed.

D. Documentation. eFunds will provide Client two (2) copies of its Documentation for use with Initial Programs and other eFunds
Customizations.

7.  Warranties.

A.  General Warranty.  eFuads warrants for a period of ninety
(90) days following Installation, that the Initial Programs and other eFunds Customizations will perform substantially in accordance with the specifications described in eFunds' current Documentation, if properly used within the specified operating environment. eFunds makes no warranty that the Initial Programs or other eFunds Customiztions will run uninterrupted or will be error free' During the warranty period, eFunds' sole obligation shall be to correct any material errors or malfunctions necessary to conform to the warranty at no additional charge to Client. eFunds shall have no liability under this warranty unless Client notifies eFunds in sufficient detail of any errors which Client believes to be caused by a failure of the Initial Programs or other eFunds Customization to function as warranted and provides eFunds with any information which eFunds reasonably requests to identify and correct the error. Notice shall be given by forwarding a description of the error or malfunction to eFunds by phone, followed by a written report. Client agrees to allow eFunds the opportunity to make repeated efforts over a reasonable period of time (not less than thirty (30) days) to correct any error or malfunction.

B. Warranty Against Infringement. eFunds will hold harmless and, at its own expense, defend any action brought against Client based an a claim that a eFunds Product provided hereunder infringes a United States copyright or United States patent, provided that Client notifies eFunds promptly in writing of the claim and eFunds is provided an opportunity to fully defend the claim and/or agrees to any settlement of such claim. Should the eFunds Products become, or in eFunds' opinion be likely to become the subject of a claim of infringement of a copyright, patent, or other United States proprietary right, eFunds may procure for Client the right to continue using the eFunds Products as contemplated by this Agreement or replace or modify them to make them non-infringing, at no additional charge to Client. In the event neither of the above is economically practical, Client may receive a refund of a portion of the license fee paid, based upon a five yew straight line depreciation from the date of Installation. The above obligations as to infringement apply to eFunds Customizations only if eFunds had actual knowledge of a potential third party claim and failed to advise Client promptly of such knowledge. eFunds shall have no obligation under this provision for any claim based upon (i) the operation, combination or use of eFunds Products with equipment, data or programs not furnished by eFunds if such infringement could have been avoided by the operation, combination or use of other equipment, data or programs, (ii) any information or specifications supplied or required by Client; (iii) Client Customization or Client's use of any Source Code, or (iv) any Modification by any third party. The foregoing states the entire liability of eFunds with respect to infringement of any copyrights or patents or other proprietary right by the eFunds Products or any part thereof.

C. Disclaimer Of Warranties. CLIENT ACKNOWLEDGES THAT IT HAS INDEPENDENTLY EVALUATED THE INITIAL PROGRAMS AND OTHER EFUNDS CUSTOMIZATIONS AND APPLICATION THEREOF TO ITS NEEDS, AND THAT, EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THERE ARE NO WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOP, A PARTICULAR PURPOSE, NON-INFRINGEMENT, FROM A COURSE OF DEALING OR USAGE OF TRADE, OR ARISING OTHERWISE BY LAW. CLIENT FURTHER ACKNOWLEDGES AND AGREES MT SOURCE CODE IS PROVIDED BY EFUNDS "AS IS" AND THAT EFUNDS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FROM A COURSE OF DEALING OR USAGE OF TRADE, NON-INFRINGEMENT, OR OTHERWISE ARISING BY LAW, WITH RESPECT TO SOURCE CODE, CLIENT CUSTOMIZATIONS, OR CLIENT'S USE OF ANY OF THE FOREGOING, EFUNDS ASSUMES NO RESPONSBILITY AND CLIENT EXPRESSLY ASSUMES ALL RISKS IN ANY WAY RELATED THERETO. EFUNDS MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE PERFORMANCE OF ANY CLIENT CUSTOMIZATION OR THAT ANY CLIENT CUSTOMIZATION WILL FUNCTION WITH EXISTING OR FUTURE VERSIONS OR RELEASES OF ANY STANDARD PROGRAM AND CLIENT ASSUMES ALL RESPONSIBILITY THEREFOR AND RISK THEREOF.

8.  Maintenance.  Subject to the provisions of this Section
8 and the timely and full payment of applicable fees, eFunds will provide the maintenance and support services detailed in this
Section 8 ("Maintenance Services") for one productive copy of all Initial Program(s) and those Customized Programs subsequently agreed to by Client and eFunds for maintenance- Maintenance Services shall be provided only to the Permanent Site.

A. Maintenance of Initial Programs. Subject to the timely and full payment of the fees required hereunder and the conditions of this Agreement, during the term of this Agreement, eFunds will maintain the Initial Programs in accordance with the General Warranty set forth in subsection 7 a) above, and as set forth in this subsection 8 a), provided that Client is using Standard Programs that are current to within one Product Release or Version.

(i) Documentation. eFunds will supply applicable Documentation as released by eFunds.

(ii) Fixes. eFunds will supply Client with all Fixes for defects reported by Client or where the Fix will lessen or correct a serious defect. Fixes which are applicable to any Client are accumulated and provided with the next Maintenance Update.

(iii) Maintenance Updates. eFunds will offer Client all Maintenance Updates. The availability of Maintenance Updates is announced periodically in eFunds technical bulletins, Maintenance
Updates are sent upon request at no additional charge to Client

(iv) Product Releases. eFunds will offer Client all Product Releases. General availability of Product Releases and the descriptions of new features and functions are announced periodically, with an estimated availability announced approximately three (3) months in advance. Product Releases include development of a plan to migrate eFunds Products under maintenance, coordination of plan activities, and testing prior to delivery. Product Releases are sent upon request after general availability and will be provided at no additional charge to Client.

(v) Versions. eFunds will offer Client all Versions. Versions may, in eFunds sole discretion, require payment of an additional license fee.

(vi) If, as the result of Client making any changes to the Source Code of the eFunds Product(s), any new Release or Version of the eFunds Products that eFunds supplies to Client am not compatible with the operational version of the eFunds Products so modified, eFunds shall have no obligation to provide support or any Maintenance Service to Client in respect of the new Release or Version.

B.  Maintenance Delivery. All Fixes, Maintenance Updates,
Product Releases, and Versions provided hereunder shall be delivered on magnetic tape by mail. Client may request additional levels of delivery, including express mail delivery, delivery through computer by computer access, or on-line terminal entry, at eFunds' then current charges for such services.

C. Client Support. eFunds will provide a Client support center during normal business hours (CST) to provide routine technical support for eFunds Products under maintenance and a 24-hour, 7-day "hot line" to support significant problems wising outside of normal business hours. Client agrees that when Client notifies eFunds of an error or malfunction and eFunds determines that the problem is due to other than eFunds' failure to maintain the eFunds Products as required hereunder, any time expended by eFunds to fix the problem shall be at eFunds' then current time and materials rate.

(i) Account Managers. Each party shall assign an account manager to act as a single point of contact to the other party for all aspects of Maintenance Services. The respective account manager's duties will include:

(a)  acting as primary interface with the other party;

(b)  managing service levels;

(c) monitoring Client's level of satisfaction with eFunds' services and continuously evaluating potential improvements of service quality; and

(d) coordinating the required modifications and associated approvals to any changes in this Agreement to which the parties may agree

(ii) Telephone Support Service. Telephone support service includes Client having direct telephone access to the eFunds software support center- The telephone number for such service is 1-900-356-6448 or 414-341-5595, or as advised in writing from time-to-time by eFunds.

(iii) Problem Resolution. Problems shall be dealt with in accordance with the level of severitv determined by eFunds, as further defined in Exhibit B attached hereto and incorporated herein by reference.

D. Installation. Unless otherwise agreed in writing by the parties, Client will be responsible for the installation of all Fixes, Maintenance Updates, Versions, and Product Releases. Client acknowledges that its failure to instill such items may eventually make the Initial Programs unusable or nonconforming to their specifications and Client assumes all risks of such use. eFunds may provide installation services at Client's request, at eFunds' then-current time and materials rates.

E.  Maintenance of Other Customized Programs.

(i) if Client elects to have eFunds maintain eFunds Customizations, eFunds will maintain eFunds Customizations so that they operate in substantial conformity with the Documentation, provided that Client has installed Standard Programs that are current to within one Product Release or Version. eFunds will supply Client with all Fixes as expeditiously as is reasonably possible. in the event that Client declines maintenance for eFunds Customizations, Client may maintain such eFunds Customizations itself, however, Client acknowledges that eFunds shall have no responsibility therefor and Client assumes all risks of any consequence of eFunds not providing maintenance for such eFunds Customizations.

(ii) With respect to Client Customizations, eFunds may, but shall have no obligation to, provide Maintenance Services therefor. For any Client Customization, Client and eFunds must separately agree in writing as to any maintenance that eFunds will provide with respect thereto, including aIl terms and conditions thereof and the annual maintenance fee to be paid by Client for such services. A condition precedent to any obligation of eFunds to provide maintenance for Client Customizations shall, be that Client is using Standard Programs that art current to within one Product Release or Version.

(iii)  Migration of any Customized Program from Product
Release to Product Release or to a new Version will be done at eFunds' current time and material rates.

(iv) eFunds shall not be required to provide maintenance to anything other than a Standard Program or Initial Program. If someone other than eFunds makes any Modification to a Standard Program or Initial Program without the express written authorization of eFunds, eFunds will continue to supply Maintenance Services to the unmodified portion of the Standard Programs or Initial Programs. Modification by anyone other than eFunds and release of eFunds' obligations for maintenance shall not relieve Client from its obligations to pay fees hereunder. At eFunds' option and at Client's request, eFunds may provide maintenance for such unauthorized changes at eFunds' then current time and materials rates or as otherwise agreed upon.

F. Client Responsibilities. Failure by Client to install Standard Programs that are current to within one Product Release or Version shall relieve eFunds of its obligation to provide Maintenance Services hereunder, but shall not relieve Client of its obligations to pay full Maintenance Services fees hereunder.

G. Exclusions. Notwithstanding any other provision of this Agreement, eFunds' obligation to provide maintenance and support services under this Agreement does not cover maintenance services, repair or replacement caused by (i) failure to provide a suitable environment prescribed by eFunds; (ii) neglect, accident disaster (including water, wind and lightening), transportation or vandalism not attributable to eFunds; (iii) alterations, applications, additions or Modifications to or for the eFunds Products or Client Customizations which are not provided or approved in writing by eFunds; (iv) host computers, networks, telephone switches and other applications, attachments, machines, software or accessories, and modification or additions thereto, not provided by eFunds; (v) failure to use and operate the eFunds Products in accordance with the Documentation delivered to Client; (vi) requests for remedial maintenance from any party other than Client-, or (vii) maintenance or repair not performed by eFunds.

9. Proprietary Rights. All eFunds Products, Client Customizations, Source Code, and any Modifications to any of the foregoing, and all proprietary and intellectual property rights, title and interest in and to all such eFunds Products, Client Customizations Source Code and Modifications, is and shall be the sole and exclusive property of eFunds. Client agrees that it shall make no use whatsoever of any eFunds Product, Client Customization, Source Code or Modification except as expressly authorized in this Agreement.

A. If Client creates or develops any Modification, it shall be considered a work made for hire by Client for eFunds and Cheat hereby assigns, and upon creation of any Modification automatically assigns, to eFunds, its successors and assigns, ownership of all copyrights, patents, and other intellectual property rights in and to each and every Modification, whether or not any such Modification, by operation of law, may be considered work made for hire by Client for eFunds. All Modifications created by Client shall be considered Client Customizations for all purposes of the Agreement. Cheat represents and warrants that Client shall obtain from any individual making Modifications an agreement sufficient for Client to comply with the terms and conditions of Section 16 of this Agreement, and to obtain such rights as am necessary to vest in eFunds the rights and ownership in the Modifications as provided in this provision.

B. Client shall (i) mark any Modification with such copyright or other proprietary notices as directed by eFunds, and (ii) provide to eFunds such assistance as is reasonably necessary to perfect or protect proprietary and intellectual property rights to the Modifications.

C. Upon request of eFunds, but no less frequently than semi-annually (whether or not requested by eFunds), Cheat shall provide to eFunds at no cost to eFunds and at such location and on media designated by eFunds all Source Code for any Modifications made or created by or for Client. This provision and the delivery by Client to eFunds hereunder does not change or after eFunds' obligations with respect to Client Customizations under this Agreement.

10. Cooperation. During the term of this Agreement, Client shall assign at least one qualified staff member to work with eFunds and shall make available additional appropriate personnel as eFunds may reasonably request to answer questions and provide information concerning Client's facility, operations and requirements related to the installation, testing and maintenance of eFunds Products and Client Customizations. Client shall have the Site ready for installation, and allow eFunds appropriate physical access to the computer systems and such data bases as will be in communication with die eFunds Products and Client Customizations.

11.  Destruction of eFunds Property upon Termination.
Within thirty (30) days of termination of any license granted hereunder or of this Agreement, Client will either certify to eFunds in writing as to the destruction of the eFunds Products, Client Customizations, eFunds' Confidential Information, and Source Code, including all copies thereof or will return to eFunds the eFunds Products, Client Customizations, eFunds' Confidential Information, and Source Code, and all copies thereof.

12. Compliance with Federal, State and Local Law. Except as set forth in the Documentation, Client assumes all responsibility for the eFunds Products provided hereunder, and Client
Customizations, being capable of allowing the Client to comply with federal, state and local laws and regulations.

13. Termination of Agreement. This Agreement may be terminated by Client or by eFunds only as set forth in this Section

A.  Failure to Agree on eFunds Customizations Costs for
Initial Programs. In the event that (i) the cost to Client of eFunds Customizations as presented in the FRD created by eFunds pursuant to subsection 3 b) above, exclusive.of changes agreed upon by the parties pursuant to subsection 3 d) above or other changes or additions requested by Client that materially change the PRA, exceeds the estimated cost set forth in Exhibit B by more than twenty percent (20%), and (ii) either eFunds and Client cannot work out a mutually acceptable fee for such eFunds Customizations, or in the absence of such agreement eFunds is unwilling to absorb the difference between the eFunds Customization fee set forth in the PRA and the FRD, then either party may terminate this Agreement upon ten (10) days written notice to the other party.

B. Non-Acceptance of Initial Programs. In the event that the Initial Programs are not accepted by Client pursuant to subsection 6 b) of this Agreement, either party may terminate this Agreement upon ten (10) days written notice to the other party.

C. End of Term. With respect to Maintenance Services, this Agreement may be terminated by either party by giving no less than one hundred eighty (180) days prior written notice of termination effective at the end of the Initial Term or any Renewal Tem.\

D. Default. Either party may terminate this Agreement in its entirety, including any and all licenses granted hereunder, effective thirty (30) days after written notice is given upon the occurrence of a material default by the other party, provided that such default is not cured within thirty (30) days after receipt of such notice of such default; except that with respect to the default of the Client under section 4(b)(iv) or 4(b)(v) of this Agreement, termination shall be effective ten (10) days after written notice is given upon the occurrence of a material default of section 4(b)(iv) or 4(b)(v), provided that such default is not cured within ten (10) days after receipt of such notice of default; and provided further that, with respect to the default of the Client under section 4(b)(iv) or 4(b)(v) of this Agreement termination may occur upon a second default immediately upon the receipt of the second notice, without any additional opportunity to cure.

E. Other Conditions. A party may terminate this Agreement in its entirety, including any and all licenses granted hereunder, immediately upon written notice in the event the other party:

(i) has failed to establish reasonable procedures for protecting the other party's Confidential Information or has intentionally disclosed the other party's Confidential Information, without permission;

(ii)  makes a general assignment for the benefit of creditors;

(iii) applies for the appointment of a trustee, liquidator or receiver for its business or property, or one is assigned involuntarily;

(iv) is subject to a proceeding for bankruptcy, receivership, insolvency, dissolution or liquidation; or

(v)  is adjudicated insolvent or bankrupt

14. Client's Remedies. eFunds and Client acknowledge that circumstances could arise entitling Client to damages or rescission arising from performance by eFunds of its obligations hereunder or a failure by eFunds to perform its obligations and have agreed in all such circumstances that Client's remedies and eFunds' liabilities will be limited to those set forth in this Agreement. Fox- material breach or default of this Agreement, eFunds' sole obligation shall be to remedy the breach, IN ANY ACTION BY CLIENT AGAINST EFUNDS ARISING FROM THE PERFORMANCE, OR FAILURE OF PERFORMANCE OF EFUNDS' OBLIGATIONS UNDER - THIS AGREEMENT, DAMAGES SHALL BE LIMITED SOLELY TO DIRECT MONEY DAMAGES ACTUALLY INCURRED BY CLIENT AND DIRECTLY ATTRlBUTABLE TO EFUNDS' PERFORMANCE OR FAILURE TO PERFORM, REGARDLESS OF THE FORM OF ACTION AND WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL SUCH DAMAGES OR ANY RIGHT OF RECOVERY BY CLIENT EXCEED THE TOTAL MAINTENANCE FEES PAID BY CLIENT TO EFUNDS UNDER THIS AGREEMENT FOR THE THREE
(3) MONTHS IMMEDIATELY PRECEDING THE DATE ON WHICH CLIENT'S CLAIM AROSE. IN NO EVENT SHALL EFUNDS BE RES13ONSIBLE OR LIABLE FOR ANY LOSS OF PROFITS, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR INDIRECT DAMAGES OF ANY KIND OR NATURE. Client agrees that eFunds shall have no duty of indemnity or contribution for a third party claim arising from the use of the Products or eFunds' performance or non-performance of any Processing Services hereunder.

Client acknowledges and agrees that the damage and liability limitations set forth in this Section 14 are reasonable in light of all present and reasonably foreseeable events and the possible amount of actual damages to Client. The limitations set forth in this Section 14 shall not apply to personal injury or tangible property damage to the extent caused by the gross negligence or willful misconduct of eFunds, or to eFunds' obligations under
Section 7(b) of this Agreement. The limitations set forth in this
Section 14 will survive termination of this Agreement notwithstanding Customer election to rescind or otherwise be discharged from this Agreement.

15. Client's Liability For Third Party Claims. Client agrees to defend, indemnify and hold eFunds harmless from and against any claim by a third party for any loss, cost damages, or expenses (including reasonable attorneys' fees), including but not limited to lost profits, direct incidental, consequential, special, indirect or punitive damages arising out of or relating to Client use of the eFunds Products, Client Customizations, or Source Code. provided eFunds promptly notifies Client of any such claims of which eFunds is aware and Client is provided an opportunity to fully participate in the defense or settlement of any such claims. Such indemnification by Client shall not apply to personal injury or property damage to the extent caused by the gross negligence of eFunds, or to eFunds' obligations with respect to its warranty against infringement. EFunds may require Client to provide reasonable and adequate security with respect to any claim or potential third party claim arising out of or related to in tiny way any unlawful or allegedly unlawful transactions undertaken using or relying in any way upon any eFunds Product .

16. Confidentiality Obligations. Each party agrees that (a) during the course of its performance of this Agreement it may learn or be exposed to certain of the other party's Confidential Information; (b) the Confidential Information of the other shall remain the property of the other, and that such Confidential Information is made available on a limited use basis solely in connection with this Agreement; (c) it will advise its employees and independent contractors to whom the information is disclosed of their obligations under this Agreement; (d) it will not sell, disclose or otherwise make available any such Confidential Information, in whole or in part, to any third party other than its independent contractors under appropriate written confidentiality agreements without the prior written consent of the other party, or use Confidential Information for any purpose other than as expressly authorized by this Agreement; and (e) it will utilize the same degree of care it utilizes for its own Confidential Information, but in no case less than a reasonable degree of care, to prevent disclosure of such Confidential Information to any unauthorized person or entity. Upon termination of this Agreement all copies of Confidential Information shall be returned. The restrictions under this Section shall not apply to information which: (i) is or becomes publicly known through no wrongful act of the party receiving the Confidential Information; or (ii) becomes known to a party without confidential or proprietary restriction from a source other than the disclosing party-, or (iii) a party can show by written records was in its possession prior to disclosure by the other party; or (iv) was independently developed by it without use of or reference to the Confidential Information of the other party. In the event a party is legally compelled to disclose Confidential Information of the other party, it will be entitled to do so provided it gives the other party prompt notice and assists the other party, at the other party's expense, in obtaining a protective order.

17.  Escrow.  In the event eFunds does not provide Source
Code to Client for any Standard Program or eFunds Customization, upon Client's request and at Client's expense, eFunds will deposit with a third party software escrow agent in the United States such Source Code and related materials sufficient to enable a reasonably skilled programmer or analyst to maintain and enhance the Program(s) licensed hereunder ("Escrow Deposit"). The Escrow Deposit will be made available to Client in accordance with the terms and conditions of a mutually agreed upon escrow agreement in the event eFunds or a suitable third party (i) no longer makes available maintenance support for the Escrow Deposit and the Escrow Deposit is within one Product Release or Version of eFunds' currently licensed Standard Program; (ii) has become insolvent or bankrupt or (iii) fails to remedy a material breach of its obligations as set forth in this Agreement after proper notice and reasonable opportunity to cure (no less than thirty
(30) days).

18. Year 2000 Compliance Statement. eFunds will ensure that eFunds Products are Century Compliant for the year 2000. "Century Compliant" means that the eFunds Products shall be capable of accounting for all calculations using a century/date sensitive algorithm for the 201 and 2 1 st century in performing the functions described in eFunds' current Documentation, if properly used within the specified operating environment. The eFunds Products will recognize the rollover to year 2000 and the fact that the year 2000 is a leap year. eFunds' sole obligation under Us provision shall be to correct any material errors or malfunctions necessary to make the eFunds Products Century Compliant, at no additional charge to Client. eFunds shall not be required to render Century Compliant any Client unique software, custom code, or other product that eFunds has identified as being non-standard. eFunds shall not be required to provide Century Compliant support to any customer which is not current in all payments overall to eFunds. Client is responsible for notifying its vendors and having its vendors' code modified to eFunds' format. eFunds shall not be required to provide Century Compliant modifications for (a) software for which Client rightfully has source code and which is not under maintenance with eFunds; or
(b) software owned by Client or licensed by Client from a third party. EFunds shall not be liable for any Century Compliant failure if such failure was caused by Client or third party hardware, software, or interfaces to the processing software.

This statement is a reflection of eFunds' intention to provide a cost free customer service to customers under specified terms and conditions. This statement is not a representation or warranty by eFunds with respect to any eFunds Products or other software.

19.  General Provisions.

A. Notices. All notices provided for by this Agreement shall be in writing and shall be by registered or certified mail, addressed to the President at the address set forth in this Agreement or in accordance with the last written instructions received from such party concerning the Person and address for such notices, and shall be effective upon receipt,

B. Assignment. Neither party shall have the right to assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, except that eFunds may assign this Agreement to Deluxe Corporation, any of Deluxe Corporation's majority owned or controlled subsidiaries, or a successor in interest to eFunds, provided that eFunds gives Customer written notice of such assignment. The covenants and conditions contained in this Agreement shall apply to and bind the successors and permitted assigns of the ponies hereto.

C. Severability. If any provision of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected.

D. Further Assurances. Each party shall upon request provide such further assurances and undertake such further acts or things as may be reasonably necessary or appropriate to effectuate the terms of this Agreement.

E. Force Majeure. Neither party shall be considered in default in performance of its obligations should their execution be delayed by any act or cause which is beyond the reasonable control and without the fault or negligence of the party claiming the delay. Notwithstanding the foregoing, if Client is prohibited from making any payments hereunder by any authority having jurisdiction, eFunds may terminate this Agreement in its entirety immediately.

F. Waiver. The failure of either parry to enforce at anytime any provision of this Agreement or to exercise any right herein provided, shall not in any way be construed to be a waiver of such provision or right, and shall not in anyway affect the validity of this Agreement or any part hereof, or limit, prevent or impair the right of either party to subsequently enforce any provision or exercise any right hereunder.

G. Survival. Expiration or termination of this Agreement by either party shall not relieve either party from any obligation accrued through the date of termination. In addition, the terms and conditions set forth in this Agreement which by their nature and sense continue beyond termination of this Agreement including by way of illustration only and not limitation, Sections 1, 4, 7, 9, 11, 14, 15, 16, and 18 of this Agreement, shall survive any termination or expiration of this Agreement.

H. Status. Neither party shall be deemed the agent, partner, or co-venturer of the other by reason of this Agreement or Client's use of the eFunds Products, Client Customizations, or Source Code.

I. Governing Law. This Agreement shall be governed by the Jaws of the State of Wisconsin, without regard to conflicts of law provisions.

J. Export Restriction. Regardless of any disclosure made by Client to eFunds of an ultimate destination of any eFunds Products, Client Customization or Source Code, Client will not export and/or re-export, either directly or indirectly, any eFunds Product, Client Customization, Source Code or any other technology obtained from eFunds without first obtaining, at the Client's expense, an export/re-export license from the United States government, as required. In no event shall Client export or re-export any of the foregoing to any country, individual, end-user at end-use prohibited under U.S. Department of Commerce or U.S. Department of Treasury Regulations. Client expressly acknowledges and agrees that eFunds' obligations under this Agreement are dependent and contingent upon eFunds' ability to obtain any required U.S. export or re-export license or other authorization.

K. Taxes. Any taxes based upon this Agreement or the services or products provided, except upon income of eFunds, shall be paid by Client eFunds shall be entitled to receive 100% of payments due to it hereunder. In the event any taxing authority withholds or intercepts any amount due to eFunds; hereunder, Client shall pay to eFunds on demand the Ml amount of such withholding or intercepted payment.

L.  Construction.  Unless explicitly stated otherwise, for any event which calls for either party to exercise its judgment, give its consent or perform an obligation, a standard of
reasonableness shall apply. This   Agreement shall not be
construed more favorably toward either party regardless of which party is more responsible for drafting it.

M. Changes. Any modifications or additions to this Agreement, the eFunds Products, or services requested by Client and agreed to by eFunds: will be documented in writing signed by both parties and will be governed by this Agreement unless otherwise specifically agreed.

N.  Payments.  Client shall pay eFunds such amounts as are
specified in Exhibit A, as well as such      amounts as are
subsequently agreed upon by the parties. Unless specified otherwise, 4 amounts are due when the service has been completed or eFunds Product provided. Annual fees will be invoiced and paid in advance. Amounts outstanding after the due date are subject to an interest charge to date of payment of the lesser of 18% per annum or the highest legally allowable rate. eFunds may adjust its fees annually, effective January 1, upon at least sixty (60) days written notice; provided no such increase, except with respect to rates for professional services, shall exceed 10%.

O. Dispute Resolution. The parties shall agree upon a reasonable dispute resolution process and will endeavor in good faith to resolve any dispute or controversy arising under this Agreement in a mutually acceptable manner. Any dispute or matter arising out of or connected with this Agreement that cannot be resolved by such process way be referred to Arbitration in Milwaukee, Wisconsin by either party under the rules and regulations of the American Arbitration Association ("AAA") applicable to computer and technology disputes before a single arbitrator. The said arbitrator shall be appointed by agreement between the parties or, in default of such agreement, by the AAA, and the arbitrator's final ruling shall be enforceable in any court having jurisdiction. Notwithstanding the foregoing, in no event shall any dispute as to ownership or infringement of Confidential Information or intellectual property rights-be subject to this provision.

P. Non-Hire Covenant. Each party covenants with the other that it shall not hire or solicit, for itself or any other person or entity, directly or indirectly, any person who was employed or engaged as a consultant of the other within two (2) years of the date such person terminates his/her employment or consultant status with the other patty.

Q. Inspection; Audit. Client shall maintain such books and records as are necessary to demonstrate Client's compliance with its obligations under this Agreement and to verify that Client has paid eFunds all license, maintenance and other service fees in accordance with this Agreement. eFunds or eFunds' auditors shall, upon reasonable notice have the right to inspect and audit those books, records, systems and operations of Client as necessary for eFunds to ascertain the correctness of fees due and paid/payable to eFunds hereunder, and for eFunds to ascertain compliance by Client with its obligations under this Agreement. If any audit reveals underpayment by Client, Client shall immediately rectify same, subject to subsection 18 n) above. If any underpayment is five percent (5%) or greater of amounts due, Client shall bear eFunds' expenses associated with such audit.

R. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all existing agreements and all other communications, written or oral. This Agreement way not be released, discharged or modified in any manner except in writing signed by both parties. No purchase order or other form of the Client will modify, supersede, add to or in any way vary the terms of this Agreement. Any acknowledgment by an employee of eFunds of such a Client form shall be solely for informational purposes.


ECONNECT                             EFUNDS CORPORATION


By: /s/ Thomas S. Hughes             By: /s/ John M. Pendergast
Name: Thomas S. Hughes               Name: John M. Pendergast
(Please print or type)              (Please print or type)
Title:  Chairman & CEO               Title: Chief Financial Officer

                              EXHIBIT A

I.  STANDARD PROGRAM LICENSE FEES

CONNEX STANDARD PRODUCTS                          LICENSE FEES

Foundation                                           $200,000
TCP/IP HCH                                             20,000
VTAM HCH                                               10,000
Deluxe 8583 ISO PI                                     50,000
System Health Monitor                                  50,000
Connex Notification System                             50,000
CrossCheck                                             45,000
FTI                                                    15,000
Settle Daily Prep                                      25,000
Settle Daily Report                                    25,000
Fee Billing                                            20,000
Binload                                                15,000
Authorization Services                                   N/C
Racal Hardware Security                                25,000

License Fee                                          $550,000

SOURCE CODE WILL NOT BE PROVIDED FOR THE FOLLOWING
CXBOMD FOUNDATION MODULES:
CXBPMD01, CXBPMD02, CXDPMD03,
CXBPMD04, CXBPMD05, CXBPMD06,
CXBPMD07, CXBPMD08, CXBPMD09,
CXBPMD10, CXBPMD13

II.  Professional Services Package                   $150,840

Professional Services Included in this Agreement

As defined in the PRA dated February 3, 2000

Final Requirements Definition (FRD)
  Non refundable fee $75,420

Development of eFunds Customization(s) per FRD

III.  Payment Schedule

A.License Fee                                        $130,000
  Due upon signing Agreement, non refundable

Total Present Value of License Fee                   $525,813


Balance of License fee invoiced in 36 monthly installments of $14,600 with the first installment to be due and payable upon execution of Agreement.

         Third Party Royalty Fee Monthly Transaction Volume*    Fee**

                                              1-     1,000,000
$0.0100
                                              1-     2,000,000
$0.0090
                                              1-     5,000,000
$0.0085
                                              1-    10,000,000
$0.0075
                                              1-    20,000,000
$0.0065
                                              1-    40,000,000
$0.0055
                                              1-    60,000,000
$0.0045
                                              1-    80,000,000
$0.0035
*     Drop Through Pricing
** Royalty fees billed monthly in arrears and due net net thirty (30) days of invoice.

B.  Professional Services



50% or $75,420 due upon execution of Agreement.   $150,840
balance of $75,420 shall be invoiced in arrears as work is completed

Quotes are subject to change upon completion of Functional
Requirement Definition (FRD).

Quotes based on the PRA dated February 3, 2000 is guaranteed within twenty percent (20%) assuming the same scope of the final quote at the completion of the FRD.

In the event quote exceeds twenty percent (20%) ($30,168 US
Dollars) both parties shall have the option to:

Accept the new price
Negotiate a mutually acceptable new price
Terminate the Agreement

IV.  Annual Maintenance Fees

Maintenance shall be invoiced and paid annually in the amount of
$93,500

V.  MAINTENANCE FEES

Annual maintenance fees for the Standard Programs/modules listed above shall be 17% of the eFunds Standard Program license fee (before any applicable discount is applied), invoiced and payable monthly along with payment for license fees based on monthly transactions- For any eFunds Customization maintained by eFunds for Client; the annual maintenance fee for eFunds Customization(s) shall be 20% of The custornization fees charged by eFunds to Client, invoiced and payable monthly along with payment for license fees based on monthly transactions. Maintenance services and associated annual fees for any Client Customization must be separately agreed upon in writing by eFunds and Client

VI.  ADDITIONAL PROFESSIONAL SERVICES/MATERIALS:

Professional Services, including but not limited to Requirements
Review, Project Management Customization, Installation, Switch
Preparation and Conversion

Hourly rates:

Testing Analyst                  $160.00
Analyst                          $170.00
Consultant                       $195.00
Senior Consultant                $225.00
Principal Consultant             QUOTE

Terms:


At eFunds offices, hours billed will be only those actual hours logged to a Client specific task. At Client designated facilities, hours billed will be the actual hours logged at the Client designated facilities, plus travel time with a minimum of four (4) hours per day. Fees are payable 50% of estimated cost on order, balance an shipment of code or completion of services.

Materials

All materials are charged at cost, payable when invoiced, Materials include but are not limited to: travel, lodging, meals, and shipping. eFunds Products are shipped FOB eFunds, Glendale, Wisconsin.

                             EXHIBIT  B
               ISSUE RESOLUTION SEVERITY GUIDELINES

An incident is assessed a severity level of one (high) to five
(low) depending on the impact it has on Client's business. Magnitude, frequency, and type of incident are considered in assigning a severity level. The eFunds' Software Support Center analyst may feel the incident should have either a higher or lower severity. It is important that Client and the analyst mutually agree on the assigned severity so the appropriate resources can be allocated to investigate and resolve the incident. However, the final decision on the incident's severity level is made by eFunds.

In general terms the severity levels art defined as follows:

Severity Level I means that a major system segment is out-of-service, an essential system function has been lost, the system is experiencing major operational difficulties, or the financial (or transaction servicing) integrity of the system is being seriously compromised. When a Severity Level I incident is reported, eFunds and Client agree to provide immediate and continuous attention (meaning 24 X 7 work by both parties) to the incident until it is resolved or the severity level can be lowered.

Severity Level 2 means that the system has suffered some significant (but not essential) functional loss, the system is experiencing significant operational difficulties, or the system is experiencing occasional financial (or transaction servicing) integrity problems. When a Severity Level 2 incident is reported, eFunds agrees to start work on the incident within one (1) business day of notification of the incident and complete the work, or lower the severity level of the incident within seven
(7) business days.

Severity Level 3 means that the system is performing normally, but a functional or operational problem that requires correction is being experienced. When a Severity Level 3 incident is reported, eFunds agrees to start work on the incident within seven (7) business days of notification of the incident and complete the work, or lower the severity level of the incident within thirty (30) business days.

Severity Level 4 means that the system is performing normally, but a functional or operational irritant or inconvenience is being experience& When a Severity Level 4 incident is reported, eFunds agrees to start work on the incident within twenty-one (2
1) days of notification of the incident and complete the work, or lower the severity level of the incident within ninety (90) business days.

Severity Level 5 means that the system is performing normally, but either a cosmetic irritant or inconvenience is being experienced, or a point of information is to be made. When a Severity Level 5 incident is reported, eFunds agrees to start work an the incident within ninety (90) days of notification of the incident and complete the work within one hundred and eighty
(ISO) days.


EX-10.37

                         ACQUISITION AGREEMENT

Agreement dated as of February 9, 2000, between eCONNECT, Inc., a Nevada corporation ("ECNC"), and PowerClick, Inc., a Nevada corporation ("PCLICK").

The parties agree as follows:

1.  The Acquisition

1.1 Tender and Exchange. Subject to the terms and conditions of this Agreement. At the Closing to be held as provided in Section 2, ECNC shall tender the ECNC Shares (defined below) to PCLICK, and PCLICK shall receive the ECNC Shares from ECNC, free and clear of all encumbrances other than restrictions imposed by Federal and State securities laws.

1.2 Transaction. ECNC will issue 6, 000,000 restricted shares of its common stock (the "ECNC Shares") for 3,000,000 shares of capital stock of PCLICK (the "PCLICK Shares"). The ECNC Shares shall be issued and delivered as set forth in Exhibit "A" hereto.

1.3  Cash Consideration.  (See Section 5.21)

1.4  Options.  (See Section 5.22)

2.  The Closing.

2.1 Place and Time. The closing of the instant transaction (the "Closing") shall take place at the Offices of ECNC located at 2500 Via Cabrillo Marina, San Pedro, CA no later than the close of business (Pacific Daylight Time) on February 9, 2000, or at such other place, date and time as the parties may agree in writing.

2.2 Deliveries by PCLICK. At the Closing, PCLICK shall deliver the following to ECNC:

(a) Certificate representing the PCLICK Shares, and deliver to ECNC at the Closing, a certificate representing the PCLICK Shares registered in the name of ECNC (without any legend or other reference to any Encumbrance) other than those required by federal and or state securities law.

(b)  The documents contemplated by Section 3.

(c) All other documents, instruments and writings required by this Agreement to be delivered by PCLICK AT THE closing and any other documents or records relating to PCLICK's business reasonably requested by ECNC in correction with this Agreement.

2.3 Deliveries by ECNC. At the Closing, ECNC shall deliver the following to PCLICK.

(a)  The ECNC Shares as contemplated by Section 1.

(b)  The Cash Consideration as contemplated by Section 1.

(c)  The Options as contemplated by Section 1 and Section 5.

(d)  The documents as contemplated by Section 4.

(e) All other documents, instruments and writings required by this Agreement to be delivered by ECNC at the Closing.

3.  Conditions to ECNC's Obligations.

The obligations of ECNC to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by ECNC.

3.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits ECNC's acquisition of the PCLICK Shares or the ECNC Shares or that will require any divestiture as a result of ECNC's acquisition of the PCLICK Shares or that will require all or any part of the business of ECNC to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on ECNC or PCLICK if this Agreement is consummated shall be pending.

3.2 Representations, Warranties and Agreements. The representations and warranties of PCLICK set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, (b) PCLICK shall have performed, and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing and (c) ECNC shall have received a certificate to that effect signed by an authorized representative of PCLICK.

3.3 Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of ECNC's acquisition of the PCLICK Shares shall have been obtained and shall be in full force and effect.

4.  Conditions to PCLICK's Obligations.

The obligations of PCLICK to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by PCLICK:

4.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits ECNC's acquisition of the PCLICK Shares or PCLICK's receipt of the ECNC Shares or that will require any divestiture as a result of ECNC's acquisition of the Shares or PCLICK's acquisition of the ECNC Shares or that will require all or any part of the business of ECNC or PCLICK to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on ECNC or PCLICK if this Agreement is consummated shall be pending.

4.2 Representations, Warranties and Agreements. The representations and warranties of ECNC set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, (b) ECNC shall have performed and complied in all material respects with the agreements contained in the Agreement required to be performed and complied with by it at or prior to the Closing and (c) PCLICK shall have received a certificate to that effect signed by an authorized representative of ECNC.

4.3 Legal Opinion. PCLICK shall have received an opinion from appropriate counsel to ECNC date the Closing Date, to the effect that ECNC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite power and authority to own, lease and operate its properties and corporate power to carry on its business as now being conducted; all of the outstanding share of ECNC are duly and validly issued, fully paid and non-assessable and the issuance of such shares has complied with the applicable Federal and State securities laws and the regulations promulgated thereunder; ECNC is duly qualified and in good standing as a domestic corporation and is authorized to do business in all states or other jurisdictions in which such qualification or authorization is necessary and there has not been any claim by any other state of jurisdiction to the effect that ECNC is required to qualify or otherwise be authorized to do business as a foreign corporation therein; all persons who have executed or will execute this Agreement on behalf of ECNC or its Shareholders have been duly authorized to do so; to the best knowledge of such counsel there is no action, suit or proceeding and no investigation by any governmental agency pending or threatened against ECNC or the assets or business of ECNC that could have a materially adverse effect on the financial condition of ECNC or PCLICK.

4.4 Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of ECNC's acquisition of the PCLICK Shares and PCLICK's acquisition of the ECNC Shares shall have been obtained and shall be in full force and effect.

5.  Representations and Warranties of PCLICK.

PCLICK represents and warrants to ECNC that, to the knowledge of PCLICK (which limitation shall not apply to Section 5.3), and except as set forth in the PCLICK Disclosure Letter:

5.1 Organization of PCLICK; Authorization. PCLICK is a corporation duly organized, validly existing and in good standing under the laws of Nevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of PCLICK and this Agreement constitutes a valid and binding obligation of PCLICK; enforceable against it in accordance with its terms.

5.2 Capitalization. The authorized capital stock of PCLICK consists of 25,000,000 shares of common stock, .001 par value, and no shares of preferred stock. As of the date hereof 3,000,000 of such common shares of PCLICK were issued and outstanding. No shares have been registered under state or federal securities laws. As of the Closing Date, all of the issued and outstanding shares of common stock of PCLICK are validly issued, fully paid and non-assessable. Prior to closing PCLICK shall cause to be issued to ECNC a share certificate in the amount of 3,000,000 shares of PCLICK common stock. To bring the total issued and outstanding shares of PCLICK to 6,000,000.

5.3 No Conflict as to PCLICK. Neither the execution and delivery of this Agreement nor the consummation of the sale of the PCLICK Shares to ECNC will (a) violate any provision of the certificate of incorporation or by-laws of PCLICK or (b) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement to which PCLICK is a party or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to PCLICK.

5.4 Ownership of PCLICK Shares. The delivery of certificates to ECNC provided in Section 2.2. and the delivery of certificates to PCLICK as provided in Section 2.3 will result in ECNC's immediate acquisition of record and beneficial ownership of 3,000,000 PCLICK Shares, free and clear of all Encumbrances subject to applicable State and Federal securities laws. There are no outstanding options, rights, conversion rights, agreements or commitments of any kind relating to the issuance, sale or transfer of any Equity Securities or other securities of PCLICK.

5.5 No Conflict as to PCLICK and Subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the acquisition of the PCLICK Shares to ECNC will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of PCLICK or any of its Subsidiaries or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of PCLICK or any of its Subsidiaries under, any material agreement or commitment to which PCLICK or any of its Subsidiaries is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of PCLICK or any of its Subsidiaries is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to PCLICK or any of its Subsidiaries except, in the case of violations, conflicts, defaults, terminations, accelerations or Encumbrances described in clause (b) of this
Section 5.5, for such matters which are not likely to have a material adverse effect on the business or financial condition of PCLICK and its Subsidiaries, taken as a whole.

5.6 Consent and Approvals of Governmental Authorities. Except with respect to applicable State and Federal securities laws, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by PCLICK or ECNC or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement by PCLICK or the consummation of the acquisition of the PCLICK Shares to ECNC.

5.7 Other Consents. No consent of any Person is required to be obtained by PCLICK or ECNC prior to the execution, delivery and performance of this Agreement or the consummation of the acquisition of the PCLICK Shares to ECNC, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of PCLICK or ECNC.

5.8 Financial Statements. PCLICK has delivered t ECNC consolidated balance sheets of PCLICK and its Subsidiaries as at September 30, 1999, and statements of income and changes in financial position for the period then ended. Such PCLICK financial Statements and notes fairly present the consolidated financial condition and results of operations of PCLICK and its subsidiaries as at the respective dates thereof and for the periods therein.

5.9 Title to Properties. Either PCLICK or one of its Subsidiaries owns all the material properties and assets that they purport to own (real, personal and mixed, tangible and intangible), including, without limitation, all the material properties and assets reflected in the PCLICK financial Statements (except for property sold since the date of the PCLICK Financial Statements in the ordinary course of business or leased under capitalized leases.), and all the material properties and assets purchased or otherwise acquired by PCLICK or any of its Subsidiaries since the date of the PCLICK Financial Statements. All properties and assets reflected in the PCLICK Financial Statements are free and clear of all material Encumbrances and are not, in the case of real property, subject to any material rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to all such properties and assets, (a) mortgages or security interests shown on the PCLICK Financial statements as securing specified liabilities or obligations, with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, and al of which are listed in the PCLICK Disclosure Letter, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the PCLICK Financial Statements (such mortgages and security interests being limited t the property or assets so acquired), with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, (c) as to real property, (i) imperfections of title, if any, none of which materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of PCLICK or any of its Subsidiaries and (ii) zoning laws that do not impair the present or anticipated use of the property subject thereto, and (d) liens for current taxes not yet due. The properties and assets of PCLICK AND ITS subsidiaries include all rights, properties and other assets necessary to permit PCLICK and its Subsidiaries to conduct PCLICK's business in all material respects in the same manner as it is conducted on the date of this Agreement.

5.10 Buildings, Plants and Equipment. The buildings, plants, structures and material items of equipment and other personal property owned or leased by PCLICK or its Subsidiaries are, in all respects material to the business or financial condition of PCLICK and its Subsidiaries, taken as a whole, in good operating condition and repair (ordinary wear and tear excepted) and are adequate in all such respects for the purposes for which they are being used. PCLICK has not received notification that it or any of its Subsidiaries is in violation of any applicable building, zoning, anti-pollution, health, safety or other law, ordinance or regulation in respect of its buildings, plants or structures or their operations, which violation is likely to have a material adverse effect on the business or financial condition of PCLICK and its Subsidiaries, taken as a whole or which would require a payment by PCLICK or ECNC or any of their subsidiaries in excess of $2,000 in the aggregate, and which has not been cured.

5.11 No condemnation or Expropriation. Neither the whole nor any portion of the property or leaseholds owned or held by PCLICK or any of its subsidiaries is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body or other Person with r without payment of compensation therefore, which action is likely to have a material adverse effect on the business or financial condition of ECNC and its Subsidiaries, taken as a whole.

5.12 Litigation There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or threatened in writing against or involving PCLICK or any of its Subsidiaries which is likely to have a material adverse effect on the business or financial condition of PCLICK, ECNC and any of their Subsidiaries, taken as whole, or which would require a payment by PCLICK or its subsidiaries in excess of $2,000 in the aggregate or which questions or challenges the validity of this Agreement. Neither PCLICK nor any of its Subsidiaries is subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of PCLICK, ECNC or any of their Subsidiaries, taken as a whole, or which would require a payment by PCLICK or its subsidiaries in excess of $2,000 in the aggregate.

5.13  Absence of Certain Changes.  Except as set forth in Section
5.13 of the PCLICK Disclosure Letter, since the date of the PCLICK Financial Statements, neither PCLICK nor any of its Subsidiaries has:

(a) suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of PCLICK and its Subsidiaries, taken as a whole, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

(b) made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;

(c) issued or sold any equity Securities or other securities, acquired, directly or indirectly, by redemption or otherwise, any such Equity Securities, reclassified, split-up or otherwise changed any such Equity Security, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

(d)  organized any new Subsidiary or acquired any Equity
Securities of any Person, or any equity or ownership interest in any business;

(e) borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

(f) paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

(g) prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

(h) canceled any material debts or waived any material claims or rights, except in the ordinary course of business;

(i) disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

(j) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

(k) purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course of business, (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

(l) made any capital expenditures or additions to property, plant or equipment or acquired any other property or assets
(other than raw materials and supplies) at a cost in excess of $25,000 in the aggregate;

(m) written off or been required to write off any notes or accounts receivable in an aggregate amount in excess of $2,000;

(n) written down or been required to write down any inventory in an aggregate amount in excess of $2,000;

(o) entered into any collective bargaining or union contract or agreement; or

(p) other than the ordinary course of business, incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of PCLICK and its subsidiaries taken as a whole.

5.14  No Material Adverse Change.  Since the date of PCLICK
Financial Statements, there has not been any material adverse change in the business or financial condition of PCLICK.

5.15  Contracts and Commitments.  Except as set forth in Section
5.15 of the PCLICK Disclosure Letter, neither PCLICK nor any of its Subsidiaries is a party to any:

(a) Contract or agreement (other than purchase or sales orders entered into in the ordinary course of business) involving any liability on the part of PCLICK or one of its Subsidiaries of more than $25,000 and not cancelable by PCLICK or the relevant Subsidiary (without liability to PCLICK or such Subsidiary) within 60 days;

(b) Except with respect to the lease on its business location, lease of personal property involving annual rental payments in excess of $25,000 and not cancelable by PCLICK or the relevant Subsidiary (without liability to PCLICK or such Subsidiary) within 90 days;

(c) Except with respect to the options referenced above, Employee bonus, stock option or stock purchase, performance unity, profit sharing, pension, savings, retirement, health, deferred or incentive compensation, insurance or other material employee benefit plan (as defined in Section 2(3) of ERISA) or program for any of the employees, former employees or retired employees of PCLICK or any of its Subsidiaries;

(d) Commitment, contract or agreement that is currently expected by the management of PCLICK to result in any material loss upon completion or performance thereof;

(e) Contract, agreement or commitment that is material to the business of PCLICK and its Subsidiaries, taken as a whole, with any officer, employee, agent, consultant, advisor, salesman, sales representative, value added reseller, distributor or dealer; or

(f) Employment agreement or other similar agreement that contains any severance or termination pay, liabilities or obligations.

All such contracts and agreements are in full force and effect. Neither PCLICK nor any of its Subsidiaries is in breach of, in violation of or in default under, any agreement, instrument, indenture, deed of trust, commitment, contract or other obligation of any type to which PCLICK or any of its Subsidiaries is a party or is or may be bound that relates to the business of PCLICK or any of its Subsidiaries or to which any of the assets or properties of PCLICK or any of its Subsidiaries is subject, the effect of which breach, violation or default is likely to materially and adversely affect the business or financial condition of PCLICK and its Subsidiaries, taken as a whole. ECNC has not guaranteed or assumed and specifically does not guarantee or assume any obligations of PCLICK or any of its Subsidiaries.

5.16  Labor Relations.  Neither PCLICK nor any of its Subsidiaries
is a party to any collective   bargaining agreement.  Except for
any matter which is not likely to have a material adverse effect on the business or financial condition of PCLICK and its Subsidiaries, taken as a whole, (a) PCLICK and each of its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, (b) there is no unfair labor practice complaint against PCLICK or any of its Subsidiaries pending before the national Labor Relations Board, (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against PCLICK or any of its Subsidiaries, (d) no representation question exists respecting the employees of PCLICK or any of its Subsidiaries, (e) neither PCLICK nor any of its Subsidiaries has experienced any strike, work stoppage or other labor difficulty, and (f) no collective bargaining agreement relating to employees of PCLICK or any of its Subsidiaries is currently being negotiated.

5.17 Employee Benefit Plans. Section 5.16 of the PCLICK Disclosure Letter contains a list of all material employee pension and welfare benefit plans covering employees of PCLICK and its Subsidiaries. No listed plan is (1) a multi-employer plan as defined in Section 3(37) of ERISA, or (2) a defined benefit plan as defined in Section 3(35) of ERISA, any listed individual account pension plan is duly qualified as tax exempt under the applicable sections of the Code, each listed benefit plan and related funding arrangement, if any, has been maintained in all material respects in compliance with its terms and the provisions of ERISA and the Code, and the PCLICK Disclosure Letter also lists all material management incentive plans and all material employment contracts or severance arrangements pertaining to one or more specific employees.

5.18 Compliance with Law. The operations of PCLICK and its Subsidiaries have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of PCLICK and its Subsidiaries, taken as a whole, or which would not require a payment by PCLICK or its Subsidiaries in excess of $2,000 in the aggregate, or which have been cured. Neither PCLICK nor any of its Subsidiaries has received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. PCLICK and its Subsidiaries have all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of their businesses, and are not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

5.19  Tax Matters.

(a) PCLICK and each of its Subsidiaries (1) (except with respect to its 1999 tax return, as to which an extension has been or may be appropriately filed) has filed all nonconsolidated and noncombined Tax Returns and all consolidated or combined Tax Returns that include only PCLICK and/or its Subsidiaries and not Seller or its other Affiliates (for the purposes of this Section 5.18, such Tax Returns shall be considered nonconsolidated and non combined Tax Returns) required to be filed trough the date hereof and has paid any Tax due through the date hereof with respect to the time periods covered by such nonconsolidated and noncombined Tax Returns and shall timely pay any such Taxes required to be paid by it after the date hereof with respect to such Tax Returns and (2) shall prepare and timely file all such nonconsolidated and noncombined Tax Returns required to be filed after the date hereof and through the Closing Date and pay all Taxes required to be paid by it with respect to the periods covered by such Tax Returns; (B) all such Tax Returns filed pursuant to clause (A) after the date hereof shall, in each case, be prepared and filed in a manner consistent in all material-respects (including elections and accounting methods and conventions) with such Tax Return most recently filed in the relevant jurisdiction prior to the date hereof, except as otherwise required by law or regulation. Any such Tax Return filed or required to be filed after the date hereof shall not reflect any new elections or the adoption of any new accounting methods or conventions or other similar items, except to the extent such particular reflection or adoption is required to comply with any law or regulation.

(b) All consolidated or combined Tax Returns (except those described in subparagraph (a) above) required to be filed by any person through the date hereof that are required or permitted to include the income, or reflect the activities, operations and transactions, of PCLICK or any of its Subsidiaries for any taxable period have been timely filed, and the income, activities, operations and transactions of PCLICK and Subsidiaries have been properly included and reflected thereon. PCLICK shall prepare and file, or cause to be prepared and filed, all such consolidated or combined Tax Returns that are required or permitted to include the income, or reflect the activities, operations and transactions, of PCLICK or any Subsidiary, with respect to any taxable year or the portion thereof ending on or prior to the closing Date, including, without limitation, PCLICK's consolidated federal income tax return for such taxable years. PCLICK will timely file a consolidated federal income tax return for the taxable year ended December 31, 1999 and such return shall include and reflect the income, activities, operations and transactions of PCLICK and Subsidiaries for the taxable period then ended, and hereby expressly covenants and agrees to file a consolidated federal income tax return, and to include and reflect thereon the income, activities, operations and transactions of PCLICK and Subsidiaries for the taxable period through the Closing Date. All Tax Returns filed pursuant to this subparagraph (b) after the date hereof shall, in each case, to the extent that such Tax Returns specifically relate to PCLICK or any of its Subsidiaries and do not generally relate to matters affecting other members of PCLICK's consolidated group, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with the Tax Return most recently filed in the relevant jurisdictions prior to the date hereof, except as otherwise required by law or regulation. PCLICK has paid or will pay all Taxes that may now or hereafter be due with respect to the taxable periods covered by such consolidated or combined Tax Returns.

(c) Neither PCLICK nor any of its subsidiaries has agreed, or is required, to make any adjustment (x) under Section 481(a) of the Code by reason, of a change in accounting method or otherwise or
(y) pursuant to any provision of the Tax Reform Act of 1986, the Revenue Act of 1987 or the Technical and Miscellaneous Revenue Act of 1988.

(d) Neither PCLICK nor any of its Subsidiaries or any predecessor or Affiliate of the foregoing has, at any time, filed a consent under Section 341 (f)(1) of the Code, or agreed under
Section 341 (f)(3) of the Code, to have the provisions of Section
341 (f) (2) of the Code apply to any sale of its stock.

(e) There is no (nor has there been any request for an) agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes attributable to PCLICK or its Subsidiaries, or their assets or operations and no power of attorney granted by PCLICK or any of its Subsidiaries with respect to any Tax matter is currently in force.

(f) There is no action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment in PCLICK, pending or threatened against or respect to any Tax attributable to PCLICK, with its Subsidiaries or their assets or operations.

(g) Except as set forth in the PCLICK Disclosure Letter, all amount required to be withheld as of the Closing Date for Taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.

(h) No property of PCLICK is "tax-exempt use property" within the meaning of Section 168 (h) of the Code nor property that PCLICK and/or its Subsidiaries will be required to treat as being owned by another person pursuant to Section 168 (f) (8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

(i) There have been delivered or made available to ECNC true and complete copies of all income Tax Returns (or with respect to consolidated or combined returns, the portion thereof) and any other Tax Returns requested by ECNC Aas may be relevant to PCLICK, its Subsidiaries, or their assets or operations for any and all periods ending after December 31, 1998, or for any Tax years which are subject to audit or investigation by any taxing authority or entity.

There is no contract, agreement, plan or arrangement including but not limited to the provisions of this Agreement, covering any employee or former employee of PCLICK or its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be ductile pursuant to Section 280G or 162 of the Code.

5.20  Environmental Matters.

(a) At all times prior to the date hereof, PCLICK and its Subsidiaries have complied in all material respects with applicable environmental laws, orders, regulations, rules and ordinances relating to the Properties (as hereinafter defined), the violation of which would have a material adverse effect on the business or financial condition of PCLICK and its Subsidiaries, taken as a whole, or which would require a payment by PCLICK or its Subsidiaries in excess of $2,000 in the aggregate, and which have been duly adopted, imposed or promulgated by any legislative, executive, administrative or judicial body or officer of any Governmental Body.

(b) The environmental licenses, permits and authorizations that are material to the operations of PCLICK and its Subsidiaries, taken as a whole, are in full force and effect.

(c) Neither PCLICK nor any of its Subsidiaries has released or caused to be released on or about the properties currently owned or leased by PCLICK or any of its Subsidiaries (the "Properties) any (i) pollutants, (ii) contaminants, (iii) "Hazardous Substances," as that term is defined in Section 101(14) of the Comprehensive Environmental Response Act, as amended or (iv) "Regulated Act, 42 U.S.C. Section 6901, et seq., as amended, which would be required to be remidiated by any governmental agency with jurisdiction over the Properties under the authority of laws, regulations and ordinances as in effect and currently interpreted on the date hereof, which remediation would have a material adverse effect on the business or financial condition of PCLICK and its Subsidiaries, taken as a whole.

5.21 Funding. The present directors of PCLICK agree to remain in a consulting capacity to ECNC for a period of twelve (12) months following the Closing. In consideration of this Agreement, PCLICK shall receive the sum of One Million, Two Hundred Dollars ($1,200,000). Of this amount, One Hundred, Fifty Thousand
Dollars ($150,000) shall be released to PCLICK immediately upon the Closing. Additional payments in the amounts of One Hundred Fifty Thousand Dollars ($150,000) each shall be made to PCLICK on February 17, 2000, March 15, 2000, April 15, 2000, May 15, 2000,
June 15, 2000, July 15, 2000 and August 15, 2000. All of the aforementioned proceeds shall be used by PCLICK as and for operations of PCLICK.

5.22 Options. ECNC shall also deposit with the Escrow Agent the following Options, all of which shall be exercisable at a price of $0.40 per share, and for which the holder shall receive fully registered shares of ECNC common stock. The exercisable denomination is subject to the bid price of ECNC not falling below a Dollar ($1.00) for a period of Seven (7) consecutive days during the option period. In the event that the bid price of ECNC falls below One Dollar ($1.00) for Seven (7) consecutive days, the option holders listed below shall be granted Twenty percent (20%) increase in the number of options granted to each individual. The option price shall remain $.040 per share.

5.22.1  For Dominique Einhorn:

5.22.1.1  For 500,000 shares, exercisable immediately

5.22.1.2  For 1,500,000 shares exercisable no sooner than April
1, 2000 but not later than April 30, 2000

5.22.2  For E. James Wexler:

5.22.2.1  For 500,000 shares, exercisable immediately

5.22.2.2  For 1,500,000 shares exercisable no sooner than April
1, 2000 but not later than April 30, 2000

5.22.3  For Bill Lane:

5.22.3.1  For 500,000 shares, exercisable immediately

5.22.3.2 For 500,000 shares exercisable no sooner than April 1, 2000 but not later than April 30, 2000

5.22.4  For Earl Gilbrech:

5.22.4.1  For 500,000 shares, exercisable immediately

5.22.4.2 For 500,000 shares, exercisable no sooner than April 1, 2000 but not later than April 30, 2000

5.22.5 ECNC shall also include in ECNC's next registration statement the shares currently owned by Einhorn in the denomination of 1,000,000 shares and Wexler in the denomination of 2,000,000 shares. The aforementioned shares were previously purchased by Einhorn and Wexler respectively.

5.23 Absence of Certain Commercial Practices. Neither PCLICK nor any of its Subsidiaries has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of PCLICK or its Subsidiaries, which PCLICK or one of its Subsidiaries knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and neither PCLICK nor any of its Subsidiaries has participated directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential shareholders in violation of any applicable law or regulation.

5.24 Transactions with Directors and Officers. Except as set forth in Section 5.23 of the PCLICK Disclosure Letter, PCLICK and its Subsidiaries do not engage in business with any Person in which any of PCLICK's directors or officers has a material equity interest. No director or officer of PCLICK owns any property, asset or right, which is material to the business of PCLICK and its Subsidiaries, taken as a whole.

5.25  Borrowing and Guarantees.  Except as set forth in Section
5.24 of the PCLICK Disclosure Letter, PCLICK and its Subsidiaries
(a) do not have any indebtedness for borrowed money, (b) are not lending or committed to lend any money (except for advances to employees in the ordinary course of business), and (c) are not guarantors or sureties with respect to the obligations of any Person.

6.  Representations and Warranties of ECNC

ECNC represents and warrants to PCLICK that, to the Knowledge of ECNC (which limitation shall not apply to Section 6.3), and except as set forth in the ECNC Disclosure Letter:

6.1 Organization of PCLICK; Authorization. ECNC is a corporation duly organized, validly existing and in good standing under the laws of Nevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of ECNC and this Agreement constitutes a valid and binding obligation of ECNC, enforceable against it in accordance with its terms.

6.2  Deleted.

6.3 No Conflict as to PCLICK. Neither the execution and delivery of this Agreement nor the consummation of the sale of the ECNC Shares to PCLICK will (a) violate any provision of the certificate of incorporation or by-laws of ECNC, or (b) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement to which ECNC is a party or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to ECNC.

6.4 Ownership of ECNC Shares. The delivery of certificates to PCLICK provided in Section 2.3 will result in PCLICK's immediate acquisition of record and beneficial ownership of the ECNC Shares, free and clear of all Encumbrances other than as required by Federal and State securities laws. There are no outstanding options, rights, conversion rights, agreements or commitments of any kind relating to the issuance, sale or transfer of any Equity Securities or other securities of ECNC. Nothing in this Agreement shall be deemed to be a representation or warranty as to the tradability of any of the ECNC Shares under Federal or any States' security laws.

6.5 No conflict as to ECNC and Subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the instant Agreement will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of ECNC or any of its Subsidiaries or (b) violate, or be in conflict with, or constitute a default (or an event, which with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of ECNC or any of its Subsidiaries under, any material agreement or commitment to which ECNC or any of its Subsidiaries is a party or by which any of their respective property or assets is any statute or law or any judgment , decree, order, regulation or rule of any court or other Governmental Body applicable to ECNC or any of its Subsidiaries except, in the case of violations, conflicts, defaults, termination's, accelerations or Encumbrances described in clause (b) of this Section 6.5, for such matters which are not likely to have a material adverse effect on the business or financial condition of ECNC and its Subsidiaries, taken as a whole.

6.6 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental Body is required to be made or obtained by ECNC or PCLICK or any of either of their Subsidiaries in connection with the execution, delivery and performance of this Agreement by ECNC or the consummation of the contemplated transaction.

6.7 Other Consents. No consent of any Person is required to be obtained by PCLICK or ECNC to the execution, delivery and performance of this Agreement or the consummation of the contemplated transaction including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of PCLICK or ECNC.

6.8  Deleted.

6.9 Title to Properties. Either ECNC or one of its Subsidiaries owns all the material properties and assets that they purport to own (real, personal and mixed, tangible and intangible), including, without limitation, all the material properties and assets reflected in the ECNC Financial Statements and all the material properties and assets purchased or otherwise acquired by ECNC or any of its Subsidiaries since the date of the ECNC Financial Statements. All properties and assets reflected in the ECNC Financial Statements are free and clear of all material Encumbrances and are not, in the case of real property, subject to any material rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to all such properties and assets, (a) mortgages or security interests shown on the ECNC Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, and all of which are listed in the ECNC Disclosure Letter, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the ECNC Financial Statements (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, (c) as to real property, (i) imperfections of title, if any, none of which materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of ECNC or any of its Subsidiaries and (ii) zoning laws that do not impair the present or anticipated use of the property subject thereto, and (d) liens for current taxes not yet due. The properties and assets of ECNC and its Subsidiaries include all rights, properties and other assets necessary to permit ECNC and its Subsidiaries to conduct ECNC's business in all material respects in the same manner as it is conducted on the date of this Agreement.

6.10 Buildings, Plants and Equipment. The buildings, plants, structures and material items of equipment and other personal property owned or leased by ECNC or its Subsidiaries are, in all respects material to the business or financial condition of ECNC and its Subsidiaries, taken as a whole, in good operating condition and repair (ordinary wear and tear excepted) and are adequate in all such respects for the purposes for which they are being used. ECNC has not received notification that it or any of its Subsidiaries is in violation of any applicable building, zoning, anti-pollution, health, safety or other law, ordinance or regulation in respect of its buildings, plants or structures or their operations, which violation is likely to have a material adverse effect on the business or financial condition of ECNC and its Subsidiaries, taken as a whole or which would require a payment by PCLICK or ECNC or any of their subsidiaries in excess of $2,000 in the aggregate, an which has not been cured.

6.11 No Condemnation or Expropriation. Neither the whole nor any portion of the property or leaseholds owned or held by ECNC or any of its Subsidiaries is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body or other Person with or without payment of compensation therefore, which action is likely to have a material adverse effect on the business or financial condition of PCLICK and its Subsidiaries, taken as a whole.

6.12 Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or threatened in writing against or involving ECNC or any of its Subsidiaries which is likely to have a material adverse effect on the business or financial condition of PCLICK, ECNC and any of their Subsidiaries, taken as whole, or which would require a payment by ECNC or its subsidiaries in excess of $2,000 in the aggregate or which questions or challenges the validity of this Agreement. Neither ECNC nor any of its Subsidiaries is subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of PCLICK, ECNC or any of their Subsidiaries, taken as a whole, or which would require a payment by ECNC or its subsidiaries in excess of $2,000 in the aggregate.

6.13  Absence of Certain Changes.  Since the date of the ECNC
Financial Statements, neither ECNC nor any of its Subsidiaries has:

(a) suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of ECNC and its Subsidiaries, taken as a whole, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

(b) made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;

(c)  deleted.

(d)  deleted

(e) borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

(f) paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

(g) prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

(h) canceled any material debts or waived any material claims or rights, except in the ordinary course of business;

(i) disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

(j) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

(k) purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course business, (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

(l) made any capital expenditures or additions to property, plant or equipment or acquired any other property or assets
(other than raw materials and supplies) at a cost in excess of $2,000 in the aggregate;

(m) written off or been required to write off any notes or accounts receivable in an aggregate amount in excess of $2,000;

(n) written down or been required to write down any inventory in an aggregate amount in excess of $2,000;

(o) entered into any collective bargaining or union contract or agreement; or

(p) other than the ordinary course of business, incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of ECNC and its subsidiaries taken as a whole.

6.14 No Material Adverse Change. Since the date of the ECNC Financial Statements, there has not been any material adverse change in the business or financial condition of ECNC and its Subsidiaries taken, as a whole, other than changes resulting from economic conditions prevailing in the United States precious coins, collectibles and metals industry.

6.15 Contracts and Commitments. Neither ECNC nor any of its Subsidiaries is party to any:

(a) contract or agreement (other than purchase on sales orders entered into the ordinary course of business) involving any liability on the part of ECNC or one of its Subsidiaries of more than $2,000 and not cancelable by ECNC or the relevant Subsidiary (without liability to ECNC or such Subsidiary) within 60 days;

(b) lease of personal property involving annual rental payments in excess of $2,000 and not cancelable y ECNC or the relevant
Subsidiary (without liability to ECNC or such Subsidiary) within 90 days;

(c) employee bonus, stock option or stock purchase, performance unit, profit-sharing, pension, savings, retirement, health, deferred or incentive compensation, insurance or other material employee benefit plan as defined in Section 2(3) of ERISA) or program for any of the employees, former employees or retired employees of ECNC or any of its Subsidiaries;

(d) commitment, contract or agreement that is currently expected by the management of ECNC to result in any material loss upon completion or performance thereof;

(e) contract, agreement or commitment that is material to the business of ECNC and its Subsidiaries, taken as a whole, with any officer, employee, agent, consultant, advisor, salesman, sales representative, value added resell, distributor or dealer; or

(f) employment agreement or other similar agreement that contains any severance or termination, pay, liabilities or obligations.

(g) all such contracts and agreements are in full force and effect. Neither ECNC nor any of its Subsidiaries is in breach of, in violation of or in default under, any agreement, instrument, indenture, deed of trust, commitment, contract or other obligation of any type to which ECNC or any of its Subsidiaries is a party or is or may be bound as it relates to the business of ECNC or any of its Subsidiaries or to which any of the assets or properties of ECNC or any of its Subsidiaries is subject, the effect of which breach, violation or default is likely to materially and adversely affect the business or financial condition of ECNC and its Subsidiaries, taken as a whole.

6.16 Labor Relations. Neither ECNC nor any of its Subsidiaries is a party to any collective bargaining agreement. Except for any matter which is not likely to have a material adverse effect on the business or financial condition of ECNC and its Subsidiaries, taken as a whole, (a) ECNC and each of its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, (b) there is no unfair labor practice complaint against ECNC or any of its Subsidiaries pending before the National Labor Regulations Board, (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against ECNC or any of its Subsidiaries, (d) no representations questions exists respecting the employees of ECNC or any of its Subsidiaries, (e) neither ECNC nor any of its Subsidiaries has experienced any strike, work stoppage or other labor difficulty, and (f) no collective bargaining agreement relating to employees of ECNC or any of its Subsidiaries is currently being negotiated.

6.17 Employee Benefit Plans. Section 6.17 of the ECNC Disclosure Letter contains a list of all material employee pension and welfare benefit plans covering employees of ECNC and its Subsidiaries. No listed plan is (1) a multi-employer plan as defined in Section 3(37) of ERISA, or (2) a defined benefit plan as defined in Section 3(35) of ERISA, any listed individual account pension plan is duly qualified as tax exempt under the applicable sections of the Code, each listed benefit plan and related funding arrangement, if any, has been maintained in all material respects in compliance with its terms and the provisions of ERISA and the Code, and the ECNC Disclosure Letter also lists all material management incentive plans and all material employment contracts or severance arrangements pertaining to one or more specific employees.

6.18 Compliance with Law. The operations of ECNC and its Subsidiaries have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of ECNC and its Subsidiaries, taken as a whole, or which would not require a payment by ECNC or its Subsidiaries in excess of $2,000 in the aggregate, or which have been cured. Neither ECNC nor any of its Subsidiaries has received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. ECNC and its Subsidiaries have all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of their businesses, and are not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

6.19  Tax Matters.

(a) ECNC and ach of its Subsidiaries (1) has filed all nonconsolidated and noncombined Tax Returns and all consolidated or combined Tax Returns that include only ECNC and/or its Subsidiaries and not Seller or its other Affiliates (for the purposes of this Section 6.18, such tax returns shall be considered nonconsolidated and noncombined Tax Returns) required to be filed through the date hereof and has paid any Tax due through the date hereof with respect to the time periods covered by such nonconsolidated and noncombined Tax Returns and shall timely pay any such Taxes required to be paid by it after the date hereof with respect to such Tax Returns and (2) shall prepare and timely file all such nonconsolidated and noncombined Tax Returns required to be filed after the date hereof and through the Closing Date and pay all Taxes required to be paid by it with respect to the periods covered by such Tax Returns; (B) all such Tax Returns filed pursuant to clause (A) after the date hereof shall, in each case, be prepared and filed in a manner consistent in all material respects (including elections and, accounting methods and conventions) with such Tax Return most recently filed in the relevant jurisdiction prior to the date hereof, except as otherwise required by law or regulation. Any such Tax Return filed or required to be filed after the date hereof shall not reflect, any new elections or the adoption of any new accounting methods or conventions or other similar items, except to the extent such particular reflection or adoption is required to comply with any law or regulation.

(b) All consolidated or combined Tax Returns (except those described in subparagraph (a) above) required to be filed by any person through the date hereof that are required or permitted to include Subsidiaries for any taxable period have been timely filed, and the income, activities, operations and transactions of ECNC and Subsidiaries have been properly included and reflected thereon. ECNC shall prepare and file, or cause to be prepared and filed, all such consolidated or combined Tax Returns that are required or permitted to include the income, or reflect the activities, operations and transactions, of ECNC or any Subsidiary, with respect to any taxable year or the portion thereof ending on or prior to the Closing Date, including, without limitation, ECNC's consolidated federal income tax return for such taxable years. ECNC will timely file a consolidated federal income tax return for the taxable year ended December 31,1999 and such return shall include and reflect the income, activities, operations and transactions of ECNC and Subsidiaries for the taxable period then ended, and hereby expressly covenants and agrees to file a consolidated federal income tax return, and to include and reflect thereon the income, activities, operations and transactions of ECNC and Subsidiaries for the taxable period through the Closing Date. All Tax Returns filed pursuant to this subparagraph (b) after the date hereof shall, in each case, to the extent that such Tax Returns specifically relate to ECNC or any of its Subsidiaries and do not generally relate to matters affecting other members of ECNC's consolidated group, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with the Tax Return most recently filed in the relevant jurisdictions prior to the date hereof, except as otherwise required by law or regulation. ECNC has paid or will pay all Taxes that may now or hereafter be due with respect to the taxable periods covered by such consolidated or combined Tax Returns.

(c) Neither ECNC nor any of its Subsidiaries has agreed, or is required, to make any adjustment (x) under Section 481 (a) of the Code by reason of a change in accounting method or otherwise or
(y) pursuant to any provision of the Tax Reform Act of 1986, the Revenue Act of 1987 or the Technical and Miscellaneous Revenue Act of 1988.

(d) Neither ECNC nor any of its Subsidiaries or any predecessor or Affiliate of the foregoing has, at any time, filed a consent under Section 341 (f) (1) of the Code, or agreed under Section 341 (f) (3) of the Code, to have the provisions of Section 341
(f) (2) of the Code apply to any sale of its stock.

(e) There is no (nor has there been any request for an agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes attributable to ECNC or its Subsidiaries, or their assets or operations and no power of attorney granted by ECNC or any of its Subsidiaries with respect to any Tax matter is currently in force.

(f) There is no action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment in PCLICK, pending or threatened against or with respect to any Tax attributable to ECNC, its Subsidiaries or their assets or operations.

(g) All amounts required to be withheld as of the Closing Date for Taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.

(h) No property of ECNC is "tax-exempt use property" within the meaning of Section 168 (b) of the Code nor property that ECNC and/or its Subsidiaries will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

(i) There have been delivered or made available to PCLICK true and complete copies of all income Tax Returns (or with respect to consolidated or combined returns, the portion thereof) and any other Tax Returns requested by PCLICK as may be relevant to ECNC, its Subsidiaries, or their assets or operations for any and all periods ending after December 31, 1998, or for any Tax years which are subject to audit or investigation by any taxing authority or entity.

(j) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of ECNC or its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

6.20  Environmental Matters.

(a) At all times prior to the date hereof, ECNC and its Subsidiaries have complied in all material respects with applicable environmental laws, orders, regulations, rules and ordinances relating to the Properties (as hereinafter defined), the violation of which would have a material adverse effect on the business or financial condition of ECNC and its Subsidiaries, taken as a whole, or which would require a payment by ECNC or its Subsidiaries in excess of $2,000 in the aggregate, and which have been duly adopted, imposed or promulgated by any legislative, executive, administrative or judicial body or officer of any Governmental Body.

(b) The environmental licenses, permits or authorizations that are material to the operations of ECNC and its Subsidiaries, taken as a whole, are in full force and effect.

(c) Neither ECNC nor any of its subsidiaries has released or caused to be released on or about the properties currently owned or leased by ECNC or any of its Subsidiaries (the "Properties") any (i) pollutants, (ii) contaminants, (iii) "Hazardous Substances," as that term is defined in Section 101(4) of the Comprehensive Environmental Response Act, as amended or (iv) "Regulated Substances," as that term is defined in Section 9001 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended, which would be required to be remidiated by any governmental agency with jurisdiction over the Properties under the authority of laws, regulations and ordinances as in effect and currently interpreted on the date hereof, which remediation would have a material adverse effect on the business or financial condition of ECNC and its Subsidiaries, taken as a whole.

6.21  Intentionally Left Blank.

6.22 Absence of Certain Commercial Practices. Neither ECNC nor any of its Subsidiaries has, directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of ECNC or its Subsidiaries, which ECNC or one of its Subsidiaries knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and neither ECNC nor any of its Subsidiaries has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential shareholders in violation of any applicable law or regulation.

6.23 Transactions with Directors and Officers. ECNC and its subsidiaries do not engage in business with any Person in which any of ECNC's directors or officers has a material equity interest. No director or officer of ECNC owns any property, asset or right, which is material to the business of ECNC and its Subsidiaries, taken as a whole.

6.24 Borrowing and Guarantees. ECNC and its Subsidiaries (a) do not have any indebtedness for borrowed money, (b) are not lending or committed to lend any money (except for advances to employees in the ordinary course of business), and (c) are not guarantors or Sureties with respect to the obligations of any Person.

6.25  Purchase for Investment.  ECNC is obtaining the PCLICK
Shares solely for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion thereof in violation of any applicable securities law.

7.  Access and Reporting; Filings With Governmental Authorities;
Other Covenants.

7.1 Access between the date of this Agreement and the Closing Date. Each of PCLICK and ECNC shall (a) give t the other and its authorized representatives reasonable access to all plants, offices, warehouse and other facilities and properties of PCLICK or ECNC, s the case may be, and to its books and records, (b) permit the other to make inspections thereof, and (c) cause its officers and its advisors to furnish the other with such financial and operating data and other information wth respect to the business and properties of such party and its Subsidiaries and to discuss with such and its authorized representatives its affairs and those of its Subsidiaries, all as the other may from time to time reasonably request.

7.2 Exclusivity. From the date hereof until the earlier of the Closing or the termination of this Agreement, ECNC shall not solicit or negotiate or enter into any agreement with any other Person with respect to or in furtherance of any proposal for a merger or business combination involving, or acquisition of any interest in, or (except in the ordinary course of business) sale of assets by, ECNC, except for the exchange of the ECNC Shares for the PCLICK Shares from PCLICK's shareholders.

7.3 Publicity. Between the date of this Agreement and the Closing Date, ECNC and PCLICK shall discuss and coordinate with respect to any public filing or announcement or any internal or private announcement (including any general announcement to employees) concerning the contemplated transaction.

7.4 Regulatory Matters. PCLICK and ECNC shall (a) file with applicable regulatory authorities any applications and related documents required to be filed by them in order to consummate the contemplated transaction and (b) cooperate with each other as they may reasonably request in connection with the foregoing.

7.5 Confidentiality. Prior to the Closing Date (or at any time if the Closing does not occur) each of PCLICK and ECNC shall keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisors) or use (except in connection with the transactions contemplated hereby) all non-public information obtained pursuant to Section 7.1. Following the Closing, each of PCLICK and ECNC shall keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisors) or use (except in connection with preparing Tax Returns and conducting proceeds relating to Taxes) any nonpublic information relating to the other. This Section
7.6 shall not be violated by disclosure pursuant to court order or as otherwise required by law, on condition that notice of the requirement for such disclosure is given the other party prior to making any disclosure and the party subject to such requirement cooperates as the other may reasonably request in resisting it. If the Closing does not occur, each of PCLICK and ECNC shall return to the other, or destroy, all information it shall have received from the other in connection with this Agreement and the transactions contemplated hereby, together with any copies or summaries thereof or extracts therefrom. each of PCLICK and ECNC shall use their best efforts to cause their respective representatives, employees, attorneys, accountants and advisors to whom information is disclosed pursuant to section 7.1 to comply with the provisions of this section 7.5.

8.  Conduct of ECNC's Business Prior to the Closing.

8.1 Operation in Ordinary Course. Between the date of this Agreement and the Closing Date, ECNC shall cause conduct its businesses in all material respects in the ordinary course.

8.2 Business Organization. Between the date of this Agreement and the Closing Date, ECNC shall (a) preserve substantially intact the business organization of ECNC; and (b) preserve in all material respects the present business relationships and good will of ECNC and each of its Subsidiaries.

8.3 Corporate Organization. Between the date of this Agreement and the Closing Date, ECNC shall not cause or permit any amendment of its certificate of incorporation or by-laws (or other governing instrument) and shall not:

(a)  deleted;

(b)  deleted;

(c)  deleted;

(d)  deleted;

(e) sell, lease, license or otherwise dispose of any of its properties or assets (including, but not limited to rights with respect to patents and registered trademarks and copyrights or other proprietary rights), in an amount which is material to the business or financial condition of ECNC and its Subsidiaries, taken as a whole, except in the ordinary course of business; or

(f) Organize any new Subsidiary or acquire any Equity Securities of any Person or any equity or ownership interest in any business.

8.4 Other Restrictions. Between the date of this Agreement and the Closing Date, ECNC shall not:

(a) borrow any funds or otherwise become subject to, whether directly or by way of guarantee or otherwise, any indebtedness for borrowed money;

(b) create any material Encumbrance on any of its material properties or assets;

(c) except in the ordinary course of business, increase in any manner the compensation of any director or officer or increase in any manner the compensation of any class of employees;

(d) create or materially modify any material bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement (any other employee benefit plan as defined in Section 3(3) of ERISA);

(e) make any capital expenditure or acquire any property or assets;

(f) enter into any agreement that materially restricts ECNC, PCLICK or any of their Subsidiaries from carrying on business;

(g) pay, discharge or satisfy any material claim, liability or obligation, absolute, accrued, contingent or otherwise, other than the payment discharge or satisfaction, in the ordinary course of business of liabilities or obligations reflected in the ECNC Financial Statements or incurred in the ordinary course of business and consistent with past practice sine the date of the ECNC Financial Statements; or

(h) cancel any material debts or waive any material claims or rights.

9.  Definitions

As used in this Agreement, the following terms have the meanings specified or referred to in this Section 9.

9.1 "Business Day" - Any day this is not a Saturday or Sunday or a day on which banks located in the City of New York are authorized or required to be closed.

9.2  "Code" - The Internal Revenue Code of 1986, as amended.

9.3 "Disclosure Letter" - A letter dated the date of this Agreement, executed by either PCLICK and ECNC, addressed and delivered to the other and containing information required by this Agreement and exceptions to the representations and warranties under this Agreement.

9.4 "Encumbrances" - any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than a restriction on transfer arising under Federal or state securities laws.

9.5  "Equity Securities" See Rule 3a-11-1 under the Securities
Exchange Act of 1934.

9.6  "ERISA" - the Employee Retirement Income Security Act of
1974, as amended.

9.7 "Governmental Body" - any domestic or foreigh national, state or municipal or other local government or multi-national body (including, but not limited to, the European Economic Community), an subdivision , agency, commissioner authority thereof.

9.8 "Knowledge" - Actual knowledge, after reasonable investigation.

9.9 "Person" - Any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity, or Governmental Body.

9.10 "Subsidiary" - With respect to any Person, any corporation of which securities having the power to elect a majority of that corporation's Board of Directors (other than securities having that power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

10.  Termination.

10.1 Termination. This Agreement may be terminated before the Closing occurs only as follows:

(a)  By written agreement of PCLICK and ECNC at any time.

(b) By ECNC, by notice to PCLICK at any time, if one or more of the conditions specified in Section 4 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1) would otherwise occur or if satisfaction of such a condition is or becomes impossible.

(c) By PCLICK, by notice to ECNC at any time, if one or more of the conditions specified in Section 3 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1), would otherwise occur of it satisfaction of such a condition is or becomes impossible.

(d)  CLICK or ECNC, by notice to the other at any time after June
30, 1999.

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall terminate without any liability or further obligation of any party to another.

11.  Intentionally left blank.

12.  Intentionally left blank.

13. Notices. All notices, consents, assignements and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by eleex or facsimile (with receipt confirmed), provided that a copy is mailed by registerd mail, return receipt requested, or (c) received by the delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and facsimile numbers set forth below (or to such other addresses, telex numbers and facsimile numbers as a party may designate as to itself by notice ot the other parties),

(a)  If to ECNC:

eConnect

Facsimile No.:
Attention:  Thomas Hughes

With a copy to:

Brian F. Faulkner, Esq.
3900 Birch St., Suite 113
Newport Beach, CA  92660
Facsimile No.: (949) 975-0596

(b)  If to PCLICK:

Powerclick, Inc.

Facsimile No.:
Attention:  Dominique Einhorn

With a copy to:

Chapman & Flanagan, Ltd.
2080 E. Flamingo Road, Suite 112
Las Vegas, NV  89119
Facsimile No.: (702) 650-5667
Attention: Daniel G. Chapman, Esq.

14.  Miscellaneous.

14.1 Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

14.2 Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

14.3 No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

14.4 Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter with respect thereto and cannot be changed or terminated orally.

14.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

14.6 Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of Nevada, without regard to the conflicts of law principles thereof.

14.7 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that neither party may assign its rights hereunder without the consent of the other, provided that, after the Closing, no consent of PCLICK shall be needed in connection with any merger or consolidation of ECNC with or into another entity.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

Econnect                            POWERCLICK, INC.


By: /s/  Thomas S. Hughes           By: /s/  Dominique Einhorn
Thomas S. Hughes, President         Dominique Einhorn, President

                              Exhibit "A"

                            Share Issuance

The ECNC Shares shall be issued and delivered in such names and denominations as follows:

1.  Dominique Einhorn                       2,980,000

2.  Steve Gose                                280,000

3.  Michele F. Einhorn                        540,000

4.  E. James Wexler                           560,000

5.  Quantum, Inc.                           1,120,000

6.  Vincent D'Fellipo                         180,000

7.  Matthew Boyce                             120,000

8.  Tab Rosenfeld                              80,000

9.  Steve Kaplan                               80,000

10.  Bernard Einhorn                           60,000


EX-10.38

                              LOAN AGREEMENT

This Agreement states that Richard Epstein is loaning eConnect the sum of $100,000 on the following terms and conditions:

1.  The loan will be repaid at 15% simple interest on May 15, 2000.

2.  The combined principal and interest will be $115,000.


/s/  Thomas S. Hughes                     /s/  Richard Epstein
Thomas S. Hughes                          Richard Epstein
Chairman & CEO, eConnect


EX-10.39

                  POCKETPAY JOINT VENTURE AGREEMENT

This agreement made this 1st day of March 2000 is made by and between Pilot Island Publishing, Inc. 123 South Woodland Street, Winter Garden, Florida 34787, a Florida Corporation herein known as ("PIP") which is also a subsidiary of International Digital Holding, Inc. (OTC:IDIG) and eConnect, 2500 via Cabrillo, Suite #112, San Pedro, California 90731, a Nevada Corporation, and its benefactors and assigns, herein together known as ("eConnect"),

Both PIP and eConnect above together herein referred to individually as ("party") or collectively as ("parties").

                               Recitals

Whereas, PIP has certain technical skills available with handheld computer technology and personal digital assistants (PDA's).

Whereas, eConnect has a patent for handheld computing devices that transmit debit card information.

Whereas, eConnect a s a public company, has the capital, financial controls, development facilities to facilitate on-line transactions.

Whereas, the parties wish to create a joint venture herein known as the ("Project").

Whereas, the corporations related to both parties are in good standing in their respective states and the officers signing below have full authority to execute documents on behalf of their respective corporation.

                              Agreement

The parties do hereby covenant and agree as follows:

1.0  The Project

1.01 The parties will together create a new service and product for the Internet herein known as the Project. The Project will be to create a "Client software/hardware solution" that will facilitate a secure transaction interface and communications between handheld computing devices and secure transaction servers. The net result to be to provide same as cash transactions over virtual private networks. The combined hardware / software / service is to be known as "PocketPay" an existing trademark of eConnect.

1.02 The Project will be a joint venture between the parties above.

1.03 Ownership of intellectual property rights to the name, brand, and trademark, the products design, patents, pattern, copyrights, etc. related to the Project shall be shared equally.

1.04 Profits from sales will be equally distributed between both parties. Profits are defined as 75% of Gross Profits. The balance of 25% of Gross Profits goes into a holdback account for the benefit of eConnect to be reimbursed startup, development and operating costs. Gross Profits are defined as the net transaction fee or service fee received by eConnect related to the Project. If or when the 25% holdback account monthly amount exceeds monthly cost of operations plus amortized startup costs, the holdback percentage shall be adjusted downward accordingly.

Financial Math Example:

Transaction Fee                $                    1.00
Gross Profit                   $                    1.00
25% Escrow against costs       $
Profit from this sale          $                    0.75
50/50 split of profits equals  $                    0.375 to eConnect
                               $                    0.375 to PIP
2.0  PIP'S Representations

PIP represents and agrees to:

2.01 PIP will assist the development of PocketPay at the lowest possible cost.

2.02 PIP will provide personnel and equipment for programming and prototype development.

2.03 PIP will provide the relationship with the industry leader with PDA's 3COM and their PALM division.

2.04  PIP will provide and oversee the distribution of the client
PQA (Palm Query Application) through industry alliances.

2.05 PIP will work with eConnect through all phases of development.

2.06 PIP will seek to expand the Project into other form factors and brands of computers.

3.0  eConnect's Representations:

eConnect represents and agrees to:

3.01 eConnect will provide adequate funding required for all aspects of the Project including but not limited to providing main host servers and other related e-commerce equipment and personnel to maintain website, control finance, marketing, and customer service.

3.02 eConnect will provide adequate funding required for proper advertising and marketing of the Project.

3.03 eConnect will provide funds for startup and all direct related costs of PIP to fulfill the Project's requirements, payroll, personnel costs, direct equipment costs, and other such funding as needed, subject to reasonable approval by eConnect.

3.04 eConnect will provide secure e-commerce for the Project and maintain responsibility for all Bank related affairs, alliances, and liabilities related to the Project. eConnect will provide a secure management website where the parties can get reports on sales and profits and other related statistics regarding the Project.

3.05 eConnect will provide accurate and secure records of all financial transactions, provide responsible management to maintain accurate records, and be responsible for all related management liabilities regarding; licenses, permits, income taxes, sales taxes, and proper payments to related government agencies, as well as maintain property or product liability insurance if required.

3.06 eConnect will promote the Project to the best of its ability including providing links to any website, buying banner ads, cross promoting, magazine campaigns and promotions.

4.0  Further Agreed

4.01  No Representation

This Agreement is a joint venture for profit. This contract in no other way joins the parties involved. eConnect and PIP are and will continue to remain separate entities and separate corporations and do not in any way represent each other. PIP will not be held responsible for any of eConnect's liabilities, likewise eConnect will not be responsible for any of PIP's liabilities other than those related to the Project as defined in this agreement.

4.02  Transaction Path

The Gross Sale shall be made in the name of eConnect. eConnect or its assigns will collect and distribute all funds. The amount collected shall be verified by eConnect's financial control.
The net amount due PIP will be paid by eConnect with a sales report on a semi-monthly basis, on the 15th and last day of every month.

4.03  Term

The term of this Agreement shall be for a minimum of 5 years, or for the life of the Project, whichever is longer.

4.04  Review of Records

eConnect as a public company is already fully reporting on its financials, nevertheless, PIP reserves the right to review and audit the books of eConnect or its assigns which in any way relate to the Project. This overall review is subject to a limitation of three times per year, but shall not limit any requests for specific documentation.

4.05  Entire Agreement

This Agreement is and represents the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous discussions or agreements related thereto. This agreement may not be changed or amended except as in writing agreed to by both parties.

4.06  Breach

This Agreement will be considered breached if any of the covenants contained herein come into default for more than 30 days:

By eConnect if it fails to provide required funds, or maintain accurate records;

By PIP if it fails to provide a workable solution to the Project, subject of course to the funding provided by eConnect.

4.07  Notice

Official notice must only be given in written form via certified
US Mail to the parties at the addresses above. Change of address must also be given by certified written notice to the other party.

4.08  Remedy

If this Agreement becomes breached, the party giving notice of default must provide a 30-day remedy period for the party in default.

4.09  Indemnity

All parties agree to hold harmless each other from any litigation or liability arising from a gross negligence on the part of the other party. All parties remain responsible for their own debts and operations, no other party may obligate the other under any circumstances without direct written permission from an officer of the company to be obligated.

4.10  Governing Law

This Agreement shall be governed by the laws of the United States and the State of Florida without giving effect to any rules of conflicts of law. Venue of any disputes related to this Agreement shall be in the Middle District of Florida, Orlando Division. If there arises any dispute between the parties, both parties do hereby agree to first submit to non-binding arbitration with the American Arbitration Association precedent to any litigation.

4.11  Severability

If any provision of this Agreement is held to be unenforceable, the remaining provisions shall be unaffected. Each provision of this Agreement, which provides for a limitation of liability, disclaimer or warranties, indemnification, or exclusion of remedies is severable from and independent of any other provision.

4.12  Assignment

This contract may only be assigned by either party with the written approval of the other party, such approval shall not be unreasonably withheld.

4.13  Change of Control

If there is a sale or change of control of PIP this contract will automatically be assigned to and fulfilled by, its current parent company, International Digital Holding, Inc.

4.14  Titles and Headers

The titles and headers used throughout this agreement are for reference and not substance.

4.15  Counterparts

This agreement may be executed in one or more copies or counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representative as of the date first written above.

For:  eConnect                   For:  Pilot Island Publishing, Inc.


By: /s/  Thomas S. Hughes        By: /s/  Stephen Froelicher
Thomas S. Hughes, President      Stephen Froelicher, President


EX-10.40

                           LETTER OF INTENT

Real Solutions will provide two individuals for the project management, analytical business development and supervisory support to eConnect. The following initial budget estimate sets forth hours with summary tasks as provided below:

Name            Position          Task                         Hours
Est.

Bill Uminowicz  Project Manager   Design Summary Plan              8
                                  Review Hardware Presentation     6

Discussions/
Meetings                          GBM, eConnect, Real, eFunds     27
                                  Design business plan            40
                                  For template and models         25
                                  Set up test model outline       28
Total hours for initial
project work                                                     134

Cost charge for Bill Uminowicz:
$325 /hour


Mike Payne      Senior Business/Systems Consultant

                                 Analyze hardware solution
                                 Matrix                           75
                                 Report preparation ROI           38
                                 Discussion and review
                                 local work                       45
Total hours for initial
project work                                                     158

Cost charges for Mike Payne:  $275/hour

Jim Cudworth    Systems Manager  Review hardware/software
                                 presentation costs               60

Cost charges for Jim Cudworth:  $150/hour

Rob Morrison    Systems Analyst  Test hardware software
                                 Plan                             80

Cost charges Rob Morrison $150/hour

Total estimated hours and the initial estimated cost:     $108,000

DELIVERABLES


Hardware/Software Vendor Identification: Two individuals from Real Solutions will assist eConnect with the identification and selection of appropriate vendors that will provide the local hardware purchase and installation. Real Solutions/eConnect will determine the selection criteria. Real Solutions will interview prospective vendors and review results with eConnect. Real Solutions/eConnect will contractually agree upon chosen vendors.

Configuration Analysis/Determination: Real Solutions will conduct an equipment analysis as it pertains to the appropriate hardware and operating system for this project. Once completed, Real Solutions/eConnect will review and contractually agree to suggested configurations. Once agreed, the project manager will determine implementation schedule and define project tasks within phases, containing milestones and completion dates.

Test Setup of agreed to Configuration of this project is based on the completion of the previous deliverables. This will encompass the installation of agreed upon hardware and operating system, testing of this system, knowledge transfer of basic operation of this system, and an analysis of having this test module used as the template for the installation deployment.

PLEASE NOTE: Due to the timing of the situation, Real Solutions requires that eConnect place 75% of all estimated costs for the above project into an escrow account immediately. Upon signing of this letter of intent, the party's will in good faith, prepare a Statement of Work, which encompasses the complete project within ten days. The escrow account will be replenished on a monthly basis. Real Solutions will provide monthly invoices and the payment terms shall be net 15. Expenses will also include all reasonable travel and expense costs. Initial estimate of travel requirements is $8,250.

A completed formal Statement of Work and summarized project work plan will be executed within ten days of the signing of this Letter of Intent. For contractually purposes all the terms and conditions of the Master Services Agreement shall be incorporated herein by referenced.

COMPLETION CRITERIA

Real Solutions will have fulfilled its obligations under this proposal and statement of work when the following occurs:

Real Solutions accomplishes the tasks, described as Real
Solutions responsibilities in the statement of work, including the materials referenced as deliverables.

LETTER OF INTENT

                            Letter of Intent

The undersigned agrees to initiate this proposal for work and fees outlined in performance of the project operation with the eConnect and Real Solutions.

Dated: March 9, 2000

EConnect                                Real Solutions, Ltd.


By: /s/  Thomas S. Hughes               By: /s/  Michael Payne
Thomas S. Hughes                        Michael Payne


EX-10.41

                         CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is entered into as of March 10, 2000, between eConnect, a Nevada corporation, the Common Stock of which is registered under Section 12(g) of the Securities Exchange Act of 1934 and currently quoted on the Electronic Bulletin Board operated by the National Association of Securities Dealers, Inc. (the "Company"), and Ryan Kavanaugh, an individual residing in the State of California ("Consultant").

WHEREAS, the Company believes that, in order to achieve the principal business objectives (the "Business Objectives") that have been set by its Board of Directors (the "Board"), it will need external advice and consultative assistance in the areas of strategic planning and business plan development and implementation of the sort provided by business consultants and financial advisors; and

WHEREAS, Consultant has experience in providing financial advisory and business consulting services to companies seeking such services; and

WHEREAS, Consultant is willing to provide to the Company financial advisory and business consulting services on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company desires that Consultant provide to the Company such financial advisory and business consulting services as are reasonably requested by the Company consistently with the terms and conditions of this Agreement.

In consideration of the mutual covenants and agreements set forth below, the parties hereby agree as follows:

1. Term. The Company hereby retains Consultant as an independent consultant, with the duties particularized in Section 2 hereof and subject to the other terms and conditions particularized herein, and Consultant hereby agrees to act as such for the Company, for a period of one (1) year commencing on the date hereof, unless further extended by mutual agreement of the parties hereto (the "Term").

2. Duties. During the Term, Consultant shall, on a non-exclusive and part-time basis, in no event to exceed (without Consultant's consent) a maximum of 10 hours per week and 40 hours per month, render such business consulting and financial advisory services to the Company as are requested by the Company and reasonably related to the Company's attempt to achieve the Business Objectives (the "Services"). The parties agree that the Services shall expressly include (i) arranging for Peters Entertainment, the film production company owned by Jon Peters, to enter, on or before April 1, 2000, into a computer services contract providing for short-term revenue to the Company in an amount not less that $500,000, and (ii) procuring the services of Michael Sitrick to assist the Company in its public relations function. The Company understands and hereby expressly acknowledges that the Services to be provided to the Company by Consultant pursuant to the terms hereof shall be on a part-time basis only, as the bulk of Consultant's time is and will be devoted to other clients of Consultant, including, without limitation, clients for whom Consultant provides financial advisory and business consulting services similar to the Services. The Company understands and hereby expressly acknowledges that Consultant is not registered as a broker-dealer with the Securities and Exchange Commission ("SEC") or any state securities regulatory body; accordingly, notwithstanding any other provisions of this Agreement, Consultant shall not be required hereunder to perform any action hereunder that would involve the raising of capital or otherwise constitute "effecting transactions in securities" as that (or any similar) phrase is construed by the SEC or any applicable state securities regulatory body.

3. Consideration to Consultant. The Company hereby agrees to issue to Consultant, and Consultant hereby agrees to accept as payment in full for past services rendered by Consultant to the Company and the Services to be rendered by Consultant pursuant to the terms hereof, (i) 300,000 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), covered by a currently effective registration statement of the Company under the Securities Act of 1933, as amended (the "Act"), on Form SB-2, SEC File No. __________ (the "SB-2 Grant Shares"), (ii) an additional 700,000 shares of the Common Stock covered by a registration statement of the Company under the Act on Form S-8 (the "S-8 Registration Statement") to be prepared by the Company at its expense and filed by the Company with the SEC via EDGAR not later than 10:00 a.m. (Los Angeles time) on Tuesday, March 14, 2000 (the "S-8 Grant Shares"), and (iii) warrants (the "Warrants") representing the right to purchase a maximum of 2.0 million shares (the "Warrant Shares") of the Common Stock at a warrant exercise price of $1.50 per share (the "Exercise Price"). The Warrants shall be evidenced by one or more Warrant Certificates in the form of Exhibit A attached hereto (the "Warrant Certificates"), and contain such other terms and conditions as are set forth in said Warrant Certificates. The Company hereby agrees to deliver to Consultant, on or before March 14,2000, the Warrant Certificates, registered in the name of Consultant or its designee, and duly executed by the Company, as well as evidence reasonably satisfactory to Consultant that the issuance of the Warrants, as evidenced by the Warrant Certificates, has been properly authorized by the Board. The Company covenants (i) that all of the Warrant Shares shall be included in the S-8 Registration Statement as filed with the SEC, and (ii) that the S-8 Registration Statement shall be kept effective until such time as all of the Warrant Shares have been issued to Consultant or (if earlier) the date that the Warrants expire in accordance with their terms. The Company hereby further agrees to exert its best efforts to cause as expeditiously as is practicable, but in no event by later than 10:30 a.m. (Los Angeles time) on March 14, 2000, all of the SB-2 Grant Shares and all of the S-8 Grant Shares to be certificated and credited by the Depository Trust Company ("DTC") to the securities brokerage account of Consultant specified by Consultant (the "Account") in written instructions previously delivered by Consultant to the Company's outside counsel (the "Company's Attorneys").

4. Expenses. The Company hereby agrees to reimburse Consultant for any reasonable costs or expenses, including but not limited to travel expenses, incurred by Consultant in the course of performing Services pursuant to this Agreement or otherwise at the direction of the Company.

5.  Independent Contractor Relationship: Duty of Cooperation.
It is understood and agreed that Consultant's relationship to the Company is that of an independent contractor and that neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee or joint venture relationship. The Company agrees to cooperate fully with Consultant in order to allow Consultant to discharge efficiently his obligations to provide the Services to the Company hereunder.

6. Capitalization of the Company. The Company hereby represents and warrants to Consultant that, as of the date hereof, the issued and outstanding securities of the Company consist of __________shares of the Common Stock, counting for this purpose all of the underlying shares of the Common Stock covered by all options, warrants and other rights to purchase such shares issued by the Company and outstanding as of the date hereof (exclusive of the SB-2 Grant Shares, the S-8 Grant Shares and the Warrant Shares). The Company has not issued any options, warrants or other rights to purchase capital stock of the Company, other than the Common Stock. As of the date hereof, except as disclosed on Schedule I attached hereto, the Company has no concrete or tentative plans to issue any additional shares of capital stock during the Term, other than the SB-2 Grant Shares, the S-8 Grant Shares, the Warrant Shares and shares issuable upon the exercise of presently outstanding options, warrants and other rights to purchase shares of the Common Stock, and has no intention to issue at any time in the future shares of the Common Stock or any of its capital stock at a price per share less than the Exercise Price.

7.  Miscellaneous.

(a) Any and all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or forty-eight (48) hours after being mailed, certified or registered mail, returned receipt requested, postage pre-paid, to Consultant's or the Company's address shown below. The Company and Consultant may change their respective addresses for the purposes of notice at any time by the giving of notices pursuant to this subparagraph.

Company:            eConnect
                    2500 Via Cabrillo Marina Suite 112
                    San Pedro, CA 90731
                    Attn: Mr. Thomas Hughes

Consultant:         Ryan Kavanaugh
                    c/o Miller & Holguin
                    1801 Century Park East, 7th Floor
                    Los Angeles, CA 90067
                    Attn: Brian A. Sullivan, Esq.

(b) Time is of the essence of this Agreement with respect to each and every provision of this Agreement as to which time is a factor.

(c) No change in, modification of, or addition, amendment or supplement of, this Agreement shall be valid unless set forth in writing and signed and dated by both parties subsequent to the execution of this Agreement.

(d) The Company and Consultant, without the necessity of any further consideration, agree to execute and deliver such other documents and take such other actions as may be necessary or desirable to consummate more effectively the purposes and subject matter of this Agreement.

(e) The existence, validity , construction and operational effect of this Agreement and the rights and obligations of the Company and Consultant hereunder shall be determined in accordance with the laws of the State of California; provided, however, that any provision of this Agreement which may be prohibited by law or otherwise held invalid shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement. Any litigation concerning or to enforce the provisions of this Agreement shall be brought at the election of the Company or Consultant in the courts of Los Angeles, California.

(f) In the event of any controversy, claim, or dispute between the Company and Consultant arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, including, but not by way of limitation, attorneys' fees and accountants' fees.

(g) The covenants, agreements, representations, warranties, terms and conditions contained in this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and Consultant; provided, however, that Consultant may not assign or transfer Consultant's duties to provide the Services hereunder except upon the written consent of the Company in its sole and absolute discretion.

(h) This Agreement constitutes the entire agreement between the parties as to the subject matter hereof and supersedes and terminates as of this date any prior agreements, whether written or oral, between the parties with respect thereto. No provision of this Agreement shall be waived except in writing signed by the party against whom such waiver is asserted. Any such waiver shall be limited to the particular instance, and waiver of a provision in one instance shall not prevent a party thereafter from enforcing each and every other provision of this Agreement.

(i) The section headings used in this Agreement are intended solely for convenience of reference, and shall not in any way or manner amplify, limit, or modify, or otherwise be used in the interpretation of, any of the provisions of this Agreement, and the masculine, feminine, or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

(j) The Company hereby covenants to deliver to Consultant, not later than 11:00 a.m. (Los Angeles time) on March 14, 2000, a letter from the Company's Attorneys, addressed to Consultant, advising that (i) the SB-2 Grant Shares have been issued to Consultant pursuant to proper authorization by the Board under a then effective registration statement on Form SB-2 under the Act,
(ii) the S-8 Grant Shares have been issued to Consultant pursuant to proper authorization by the Board under a then effective registration statement on Form S-8 under the Act, (iii) all of the Warrant Shares are covered by the registration statement adverted to in clause (ii), and (iv) all of the SB-2 Grant Shares and all of the S-8 Grant Shares have been credited by DTC to the Account.

eCONNECT

By: /s/  Thomas Hughes
Name: Thomas Hughes
Title: Chief Executive Officer


RYAN KAVANAUGH


/s/  Ryan Kavanaugh
Ryan Kavanaugh


EX-10.42

                      AMENDED EMPLOYMENT AGREEMENT

This Agreement is made as of this 21st day of March 2000, by and between eConnect, a Nevada corporation (the "Company"), and Stephen E. Pazian (the "Executive").

                                Recitals

The Company desires to employ Executive as President and Chief
Operating Officer under the terms and conditions set forth in this Agreement; and

Executive is willing to accept such employment on the terms and conditions set forth in this Agreement.

                               Covenants

1. Position and Term of Employment. Executive's employment hereunder shall commence as of March 21, 2000 and shall end March 20, 2004, with two-year extensions thereafter, unless terminated sooner or extended beyond pursuant to Section 4 of this Agreement. During the term hereof, Executive shall be employed as President and Chief Operating Officer of the Company and shall devote his time, skill, attention and best efforts in carrying out his duties and promoting the best interests of the Company.

2.  Executive shall have full power of the President and Chief
Operating Officer of the Company, subject always to the instructions and control of the Board of Directors of the Company.

3.  Executive Compensation.

3.1 Base Salary. Executive shall be paid an initial salary at the monthly rate of$30,000 per month, payable in advance on March
21, 2000 for the first six months of this Agreement, which amount will be earned on receipt.

3.2 Annual Bonus. Executive will be eligible for an annual cash bonus, payable March 1st of each year, at 50% of base salary with a 200% multiplier for achieving board of directors compensation committee established goals.

3.3 Earned on Receipt Signing Bonus. In order to induce Executive to accept this Agreement on an emergency basis and to dedicate his efforts to the Company, the Company agrees to pay Executive a signing bonus, provide warrants and stock options which shall be earned on receipt, as follows:

3.3.1  $100,000 in cash on March 24,2000;

3.3.2 1,000,000 of the Company's warrants, exercisable at $1.00 per share, (with a "look back" provision and downward adjustment to the lowest average daily trading price of the Company's common stock in the first 90 days of executive's employment), for the maximum period permitted under the Company's registered warrant plan, but not less than twelve months ending March 24,2001, to be vested in full, registered, eligible for cashless exercise and tendered to Executive. Should Executive's employment be terminated for "good cause" under section 4 of this Agreement on or before March 24,2001, any unexercised warrants will expire as of the date of termination.

3.3.3 Stock Options -Executive also shall be eligible for 6,000,000 stock options vesting one quarter at the beginning of each year of employment, exercisable on a cashless basis for a period often years, with a strike price of$.40 for the 1,500,000 shares granted in 2000, (with a repricing provision and downward adjustment to the lowest average daily trading price of the Company's common stock in the first 90 days of executive's employment), and computed thereafter as described in the current eConnect stock plan. In addition, executive shall be eligible for such other stock option grants as provided under the plan as well as other upper level management compensation programs as may be in existence at the Company at the time of his employment and from time to time thereafter.

3.4 Severance. If terminated for reasons other than "good cause" (as defined herein) the remainder of the salary base for the initial term, but not less than two years, will be due within 30 days. In addition, all of Executive's then granted stock options and warrants will vest and be exercisable for their entire term Should there be a change of control, the job responsibilities be diminished, the titles changed or the executive required to move more than 50 miles from his home, then the executive will be assumed to have been terminated without good cause and the applicable severance payments due within 30 days.

3.5 Warrant and Stock Option Expiration. If Executive resigns voluntarily or ceases to be employed by the Company for "good cause" as described in Section 4. or 4.3 of this Agreement, the unexercised warrants and stock options to be provided under section 3.3.2 and 3.3.3 shall be null and void. All other compensation provided in this Agreement is earned on receipt and shall not be returned by Executive under any circumstances contemplated by this Agreement.

3.6 Expenses. During the term hereof, the Company shall pay or reimburse Executive for a monthly auto allowance of $1,000, payment of Executive's currently in force $2 million term life insurance, provisioning of a DSL connection at his residence and cellular phone expenses. Executive shall also be eligible for reimbursement in accordance with the Company's normal practices, including but not limited to any travel, hotel and other expenses or disbursements reasonably incurred or paid by Executive in connection with the services performed by Executive hereunder.

3.7 Other Benefits. During the Employment Period, the Executive (and his eligible spouse and dependents) shall be provided paid medical, hospitalization, dental & vision, through the Executive's COBRA (expiring 3/01/01 - premium $657.46 per month), until expiration of COBRA, at which such time Executive shall be entitled to participate the Company's medical, dental, and hospitalization plans. In addition, during the Employment Period, the Executive shall be eligible to participate in all disability, accidental death and dismemberment, travel accident insurance, pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives. Executive shall be allowed five
(5) weeks vacation annually. Vacation not taken during the applicable fiscal year (but not in excess of three weeks) shall be carried over to the next following fiscal year.

3.8  Directors and Officers Insurance.  The Company shall provide
Executive Directors and Officers Insurance by an insurance company acceptable to Executive ensuring Executive against liability up to $20 million per occurrence, effective throughout the term of this Agreement.

3.9 Indemnification. The Company shall indemnify Executive to the maximum extent permitted by applicable law, against all liabilities, costs, charges and expenses (including reasonable attorneys' fees and disbursements) incurred or sustained by it or them in connection with any action, suit or proceeding to which it or they may be made a party as a result of their services hereunder on behalf of the Company pursuant to this Agreement, provided that such liabilities, costs, charges and expenses do not result from the willful misconduct or gross negligence of such indemnified parties.

3.10 Fees and Expenses. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (a) the Executive's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), and (b ) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement, including, but not limited to, any such fees and expenses incurred in connection with any dispute regarding the initial signing bonus compensation, whether as a result of any applicable government proceeding, audit or otherwise.

4.  Termination.

4.1  This Agreement shall terminate upon Executive' s death.

4.2 The Company may terminate Executive's employment hereunder upon thirty (30) days' written notice if Executive's physical or mental disability has continued or is expected to continue for one hundred and eighty (180) consecutive days and as a result thereof, Executive will be unable to continue the proper performance of his duties hereunder. Under these circumstances, Executive will be entitled to his severance benefits including the opportunity to vest and exercise all stock options and warrants then granted for the remaining term of his employment period.

4.3 The Company may terminate Executive's employment hereunder for "good cause" (as hereinafter defined). If Executive's employment is terminated for good cause, Executive's salary and all other rights not then vested under this Agreement shall terminate upon thirty (30) days written notice of termination being given by the board of directors. As used herein, the term "good cause" means the following:

Good Cause - The Company shall have the right to terminate the Executive's employment for "Good Cause." For purposes of this Agreement, the Company shall have "Good Cause" to terminate the Executive's employment only upon the Executive's: (I) conviction of a felony or willful gross misconduct that, in either case, results in material and demonstrable damage to the business or reputation of the Company; or (II) willful and continued failure to perform his duties (other than such failure resulting from the Executive's incapacity due to physical or mental illness) within ten business days after the Company delivers to him a written demand for performance that specifically identifies the actions to be performed. For purposes of this Section, no act or failure to act by the Executive shall be considered "willful" if such act is done by the Executive in the good faith belief that such act is or was to be beneficial to the Company, or such failure to act is due to the Executive's good faith belief that such action would be materially harmful to the Company. "Good Cause" shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by a majority of the Board (excluding the Executive for purposes of determining such majority) at a meeting of the Board called and held for such purpose after reasonable (but in no event less than thirty days') notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board, finding that in the good faith opinion of the Board that "Good Cause" exists, and specifying the particulars thereof in detail. This Section shall not prevent the Executive from challenging in any court of competent jurisdiction the Board's determination that "Good Cause" exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination.

5. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective legal representatives, successors and assigns. Neither this Agreement nor any of the duties or obligations hereunder shall be assignable by Executive.

6. Governing Law; Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of California. Each of the Company and Executive consents to the jurisdiction of any state or federal court sitting in California, in any action or proceeding arising out of or relating to this Agreement.

7. Headings. The paragraph headings used in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any purpose or in any way affect the interpretation of this Agreement.

8. Severability. If any provision, paragraph or subparagraph of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of this Agreement.

9. Complete Agreement. This document embodies the complete agreement and understanding among the parties, written or oral, which may have related to the subject matter hereof in any way and shall not be amended orally, but only by the mutual agreement of the parties hereto in writing, specifically referencing this Agreement.

10. Counterparts. This Agreement may be executed in one or more separate counterparts, all of which taken together shall constitute one and the same Agreement.

eConnect


By: /s/  Thomas S. Hughes
Print:   Thomas S. Hughes
Title:   Chairman & CEO


Executive


By: /s/  Stephen E. Pazian
Print:   Stephen E. Pazian


EX-10.43

            AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Agreement (this "Amended Agreement") is made as of this 22nd day of March 2000, by and between eConnect, a Nevada corporation (the "Company"), Stanley C. Morris (the "Executive"), and Corrigan & Morris, the Executive's law firm.

                              Recitals

A. Stanley C. Morris is a partner of Corrigan & Morris, which was retained by the Company to act as its counsel in connection with an investigation conducted by the Securities and Exchange
Commission.

B. Effective March 21, 2000, Executive and the Company entered into an Employment Agreement (the "original Agreement"), which Original Agreement was approved on that day by the Company's Board of Directors and executed by Tom Hughes, on behalf of the Company, and Executive.

C. Upon executing the Original Agreement, Corrigan & Morris was terminated as counsel for the Company.

D. Corrigan & Morris has informed the Company, who has had an opportunity to consult with outside counsel, that it and Stanley
C. Morris have a direct conflict of interest with respect to this Amended Agreement and do not represent the Company's interests in this regard. The Company has had other counsel review and provide it advice on this Amended Agreement and consents, after full disclosure to enter into this Amended Agreement.

E. The Company desires to change the Executive's position in the Company, effective immediately, from interim Chief Executive Officer, under the terms and conditions set forth in the Original Agreement, to outside counsel, in his capacity as a partner of Corrigan & Morris, for the first three months of this Amended Agreement, and then General Counsel and Executive Vice President of the Company starting June 22, 2000, pursuant to the terms and conditions of this Amended Agreement; and

F. Executive is willing to accept such change in his position, provided his compensation under the Original Agreement is not materially altered and otherwise on the terms and conditions set forth in this Amended Agreement.

                             Covenants

1. Position and Term of Employment. Effective at noon Pacific Standard Time on March 22, 2000, Executive shall resign as the Chief Executive Officer of eConnect. Instead, commencing at the same moment, the Company shall employ Corrigan & Morris for a period of three months as its outside co-counsel with Morgan, Lewis & Bockius for purposes of the ongoing investigation by the Securities and Exchange Commission. Neither Executive nor Corrigan & Morris shall be an officer of the Company during this period. At the end of such three month period, starting June 22, 2000, the Company shall employ Executive individually as its General Counsel and Executive Vice President. The term of the Executive's employment as General Counsel and Executive Vice President shall be three years, commencing on June 22, 2000 and ending three years later, June 22, 2003, unless terminated sooner pursuant to Section 3 of this Amended Agreement. During the term hereof, Corrigan & Morris, for the first three months, and Executive, for the remainder of the term of this Amended Agreement, shall devote a substantial portion of Executive's time, skill and attention and Executive's best efforts in carrying out its or his duties and promoting the best interests of the Company.

2.  Executive Compensation.

2.1 Base Salary. The Company, Executive and Corrigan & Morris agree that the Base Salary of $20,000 per month, which has been paid to Executive in advance for the first six months pursuant to the terms of the Original Agreement, shall continue to be the Base Salary to be paid to Executive under this Amended Agreement for the entire term of this Amended Agreement. However, for the three-month period of this Amended Agreement during which Corrigan & Morris shall be employed hereunder, such Base Salary shall be earned by Corrigan & Morris instead of Executive individually, and thereafter by Executive individually.

2.2 Earned on Receipt Signing Bonus. The Company, Executive and Corrigan & Morris confirm and agree that the signing bonus set forth in sections 2.2, 2.2.1, 2.2.2 and 2.2.3 of the Original Agreement (the "Signing Bonus") was earned by Executive at the moment of the execution of the Original Agreement; to the extent not yet paid remains due and payable to Executive; and that nothing herein should be construed to alter or amend Executive's right to receive such Signing Bonus in full. To the extent any portion of such Signing Bonus is construed by a Court of competent jurisdiction not to have been earned on signing the Original Agreement or otherwise prior to this Amended Agreement, then as to such portion of the Signing Bonus, the Company and Executive hereby agree that the Company shall pay Executive all of such Signing Bonus and transfer all of such securities in consideration for the compromise reflected in this Amended Agreement.

2.2.1 In respect of section 2.2.1 of the Original Agreement, the $100,000 paid to Executive shall be retained by Executive.

2.2.2 In respect of section 2.2.2 of the Original Agreement, the Company immediately shall cause 400,000 shares of freely tradable eConnect common stock to be transferred to Executive's brokerage account, pursuant to Executive's instructions. At the end of each of the first six months of this Amended Agreement, the Company shall cause an additional 100,000 shares of freely tradable eConnect common stock to be transferred to Executive's brokerage account, pursuant to Executive's instructions.

2.2.3 In respect of section 2.2.3 of the Original Agreement, the Company immediately shall cause 400,000 of the Company's warrants, exercisable at $1.00 per share, to be vested in full, registered, eligible for cashless exercise, and exercisable for a period of twelve months ending March 21, 2001, to be transferred to Executive's brokerage account, pursuant to Executive's instructions. At the end of each of the first six months of this Amended Agreement, the Company shall cause an additional 100,000 share of the Company's warrants on the same terms to be transferred to Executive's brokerage account, pursuant to Executive's instructions.

2.2.4 Although the Original Agreement calls for transfers of 100,000 shares and 100,000 warrants each month for the term of that Original Agreement, the Company and Executive understand and agree that such compensation shall be paid only for the first six months of the term of this Amended Agreement, despite the fact that the term of this Amended Agreement is thirty nine months, rather than six months, as provided in the Original Agreement.

2.3 Executive also shall be eligible for such other upper level management compensation programs as may be in existence at the Company at the time of his employment and from time to time thereafter and that the term of his employment for all purposes shall be calculated as commencing March 21, 2000.

2.4 If Executive resigns voluntarily (exclusive of a voluntary resignation under section 3.4 of this Amended Agreement), or ceases to be employed by the Company for any reason described in
Section 3.1 or 3.3 of this Amended Agreement, Executive shall return the pro-rata portion of his Base Salary that is unearned as of the date of such termination. All other compensation provided in this Amended Agreement and in the Original Agreement shall be treated as having been earned upon the execution of the Original Agreement or this Amended Agreement, whichever is earliest as the case may be, and in any event shall not be returned by Executive under any circumstances contemplated by this Amended Agreement.

2.5 Expenses. During the term hereof, the Company shall pay or reimburse Executive and Corrigan & Morris for a monthly auto allowance of $1,000, payment of Executive's life insurance premium on $2 million term life insurance, and cellular phone expenses.. Executive shall also be eligible for reimbursement in accordance with the Company's normal practices, including but not limited to any travel, hotel and other expenses or disbursements reasonably incurred or paid by Executive in connection with the services performed by Executive hereunder.

2.6 Other Benefits. Executive shall be entitled to participate in life, medical, dental, hospitalization, disability and life insurance benefit plans made available by the Company to its salaried employees and shall also be eligible to participate in existing retirement or pension plans offered by the Company to its salaried employees.

2.7 Directors and Officers Insurance. Prior to the commencement of Executive's role as General Counsel and Executive Vice President on June 22, 2000, the Company shall provide Executive Directors and Officers Insurance by an insurance company acceptable to Executive ensuring Executive against liability up to $20 million per occurrence, effective throughout the term of this Amended Agreement. If no such insurance is obtained in advance, then in addition to is obligation to obtain such insurance forthwith, the Company immediately and before June 22, 2000 shall pay a retainer in the amount of $250,000 to a law firm of Executive's choice, for the sole benefit of Executive, for the purpose of providing costs of defense, liability and/or settlement of any action that may be brought against Executive in connection with or arising out of the Original Agreement, this Amended Agreement and/or his employment with the Company, and to pay such other claims as Executive may have against the Company under the terms of this Amended Agreement. Such retainer, once paid, shall be refundable to the Company only upon the written consent and approval of Executive.

2.8 Indemnification. The Company shall indemnify Executive, Corrigan & Morris and Brian t. Corrigan, to the maximum extent permitted by applicable law, against all liabilities, costs, charges and expenses (including reasonable attorneys' fees and disbursements) incurred or sustained by it or them in connection with any action, suit or proceeding to which it, he or they may be made a party as a result of their services hereunder or under the Original Agreement on behalf of the Company pursuant to this Amended Agreement or the Original Agreement, provided that such liabilities, costs, charges and expenses do not result from the willful misconduct or gross negligence of such indemnified parties.

2.9 Fees and Expenses. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (a) the Executive's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), and (b) the Executive seeking to obtain or enforce any right or benefit provided by this Amended Agreement, including, but not limited to, any such fees and expenses incurred in connection with any dispute regarding the Signing Bonus, whether as a result of any applicable government proceeding, audit or otherwise.

3.  Termination.

3.1 This Amended Agreement shall terminate upon Executive's death.

3.2 The Company may terminate Executive's and/or Corrigan & Morris' employment hereunder upon fifteen (15) days' written notice if in the opinion of the Board of Directors, Executive's physical or mental disability has continued or is expected to continue for one hundred and eighty (180) consecutive days and as a result thereof, Executive will be unable to continue the proper performance of his duties hereunder.

3.3 The Company may terminate Executive's employment hereunder "for cause" (as hereinafter defined). If Executive's employment is terminated for cause, Executive's salary and all other rights not then vested under this Amended Agreement shall terminate upon written notice of termination being given by Executive. As used herein, the term "for cause" shall exclusively mean the occurrence of any of the following:

3.3.1 Executive's disregard of a direct, material order of the Executive Committee or the Board of Directors of the Company, the substance of which order is (a) a proper duty of Executive pursuant to this Amended Agreement; (b) permitted by law and (c) otherwise permitted by this Amended Agreement, which disregard continues after fifteen (15) days' opportunity and failure to cure; or

3.3.2 Executive's conviction of a felony or any crime involving moral turpitude.

3.4 Executive and Corrigan & Morris may terminate this Amended Agreement at any time if Executive believes, in good faith, that the Company has violated the securities law or regulations and, after 15 days written notice of such violations, fails to take all appropriate measures to cure such violations. In the event the Company and Executive disagree as to what "appropriate measures" are necessary to cure such violations, Tom Taylor of Morgan, Lewis & Bockius, or such other lawyer assigned by that firm in its sole and absolute discretion, shall be the sole arbitrator of such dispute. The Company hereby waives any and all conflicts of interest related to such decision. In addition, Executive and Corrigan & Morris may terminate this Amended Agreement at any time if Executive believes, in good faith, that the Company intends to violate the securities law or regulations by making a public disclosure containing material errors and omissions. In the event the Company and Executive disagree as to whether such public disclosure violates the securities law or regulations, then Tom Taylor of Morgan, Lewis & Bockius, or such other lawyer assigned by that firm in its sole and absolute discretion, shall be the sole arbitrator of such dispute. The Company hereby waives any and all conflicts of interest related to such decision. In the event Executive or Corrigan & Morris terminates this Amended Agreement under this provision, such termination shall be treated as a termination by the Company pursuant to section 3.2 above, and Executive and Corrigan & Morris shall be entitled to all compensation provided under section 2, section 2.1 through 2.9, inclusive, of this Amended
Agreement.

4. Successors and Assigns. This Amended Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, Corrigan & Morris and the Company and their respective legal representatives, successors and assigns. Neither this Amended Agreement nor any of the duties or obligations hereunder shall be assignable by Executive or Corrigan & Morris.

5. Governing Law; Jurisdiction. This Amended Agreement shall be interpreted and construed in accordance with the laws of the State of California. Each of the Company and Executive consents to the jurisdiction of any state or federal court sitting in California, in any action or proceeding arising out of or relating to this Amended Agreement.

6.  Headings.  The paragraph headings used in this Amended
Agreement are for convenience of reference only and shall not constitute a part of this Amended Agreement for any purpose or in any way affect the interpretation of this Amended Agreement.

7. Severability. If any provision, paragraph or subparagraph of this Amended Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of this Amended Agreement.

8.  Complete Agreement.  This document and the Original
Agreement embody the complete agreement and understanding among the parties, written or oral, which may have related to the subject matter hereof in any way and shall not be amended orally, but only by the mutual agreement of the parties hereto in writing, specifically referencing this Amended Agreement.

9. Survivorship. This Amended Agreement, including all provisions in Section 2, 2.1 through 2.9, inclusive, shall survive the termination of this Amended Agreement under Section 3 or otherwise.

10. Counterparts. This Amended Agreement may be executed in one or more separate counterparts, all of which taken together shall constitute one and the same Agreement. This Amended Agreement shall be valid and enforceable once signed by a duly authorized representative of each of the Parties, whether such signature is transmitted by facsimile, represented by a photocopy or in original form.

eConnect


By: /s/  Thomas S. Hughes
Thomas S. Hughes
Title:  Chairman & CEO


Executive


By: /s/  Stanley C. Morris
Stanley C. Morris
Title: Interim Chief Executive Officer


EX-10.44

                  CHINA-SINGAPORE-HONG KONG-MACAO
                      JOINT VENTURE AGREEMENT

AGREEMENT made and entered into this 27th day of March 2000 by and between eConnect, and Raymond Kessler and Li-Wang Kessler (hereinafter "Kesslers"). The parties hereto have agreed and by these statements do hereby agree to associate themselves as Joint Venturers on the following terms and conditions.

                       PURPOSE OF JOINT VENTURE

Create a joint venture between eConnect and Kesslers. Kesslers will deliver a delegation from China to a meeting in the United States with eConnect to discuss launching eConnect services in China. Subsequent meetings with China Delegation contact(s) and their associates will explore forging business relationships in Singapore, Hong Kong, Macao and other countries.

                          TERMS OF AGREEMENT

1.  Responsibilities:  Kesslers will deliver the China
Delegation to a meeting in the United States. Kesslers (Li-Wang) a trusted resource to the head of the China Delegation will provide translation services (Mandarin) to the delegation and facilitate relationship - building between the China Delegation and eConnect to facilitate successful negotiations and execution of agreements. Kesslers will work to enhance communication with the China Delegation and create all necessary documents and correspondence in English.

2.  Compensation Paid by eConnect to Kesslers:

(a) 300,000 shares of free-trading eConnect stock. A flat fee in stock for delivering the China Delegation to an eConnect meeting hosted in the United States and not contingent upon any outcomes of the meeting. Said compensation to be due Kesslers upon commencement of the China Delegation meeting.

(b) 1% of daily transaction fee revenue generated from a China portal, and 1% of daily transaction fee revenue generated from other portals and agreements arising out of the China delegation and their associates. Said compensation to be paid to Kesslers every thirty (30) days.

(c) 300,000 shares of free trading eConnect stock per location for each Proof of Concept Test generated or if the subject test is waived then for each eConnect portal established/initiated at each location excluding China (Proof of Concept Test is set forth in Exhibit A - attached hereto and incorporated by reference).

3. Compensation Justification: The parties hereto recognize China as one of the most potentially lucrative and difficult markets to penetrate in the world. The parties further recognize that Contacts/Personal Relationship is the only access to presenting and sustaining business in the cultural context of China and that influential and reliable contacts are extremely difficult to establish. The above compensation is based on:

(a) The caliber of this China Delegation and their ability to interact with high level decision makers in China and elsewhere, and

(b) The long-term relationship of trust established between Kesslers and the head of the China Delegation, which will minimize communication, cultural, and trust impediments of doing business with this group, and ultimately to penetrating the markets in which they have influence.

4. Additional Compensation: In addition to the compensation as set forth above, as additional consideration to Kesslers for entering into this Agreement, eConnect will upon execution of this Agreement deliver to Kesslers 35,000 shares of free-trading eConnect stock that was owed to Kesslers by eConnect from a previous business transaction (issuance of shares to Raymond Kessler).

5. Taxes: Each party is only solely responsible for the payment of their own taxes (State and Federal) that arises from this Agreement.

6. Term of Joint Venture: The term of this Joint Venture shall commence on execution of this Agreement and continues until the Kesslers elect to end their active participation and only be entitled to receive their compensation for ongoing fees and revenues and expanded fees and revenues.

7. Capital Contribution and Losses: Kesslers will not be required to contribute any capital to this Joint Venture
Agreement at any time. All losses will be borne only by eConnect and not by the Kesslers and eConnect will be solely responsible for any and all losses associated with and resulting from this Joint Venture Agreement.

8. Indemnification: eConnect shall reimburse and indemnify and defend and hold harmless Kesslers from any and all expense, liabilities, attorney fees, damages, claims, lawsuits, SEC investigations and lawsuits and any and all types of private or governmental claims, investigations and lawsuits resulting from or arising out of the subject joint venture or any non-joint-venture business of eConnect (other business). EConnect further agrees to name the Kesslers as an additional insured on all insurance policies pertaining to eConnect concerning this Joint Venture Agreement.

9. Notices: Any notice required by this Agreement must be in writing and sent certified mail to the parties.

10. Accounting: Kesslers will have the right at all times to inspect any and all accounting records maintained by eConnect pertaining to this Joint Venture.

11. Scope of Joint Venture: This Joint Venture Agreement between eConnect and Kesslers only pertains to this "China-Singapore-Hong Kong Joint Venture" and does not create any type of agency or partnership or joint venture or any other type of business relationship (except shareholder status of Kesslers) pertaining to/concerning eConnect's "other" operations i.e. eConnect operations excluding China, Singapore, and Hong Kong and Macao.

12.  Definitions:

(a) China Delegation - means one or more persons. Meeting of China Delegates means and includes audio-conferencing and any other forms of meetings that are "not in person" meetings.

(b) Compensation - this term pertains to all agreements to establish eConnect portal access to each location irrespective of where the portal is geographically located (the China portal hardware and control will likely be housed outside of China and probably in Hong Kong). Compensation also includes all countries, provinces, etc. that globally develop from this Agreement and the contacts arising from this Joint Venture Agreement and pertains to all agreements arising out of both current and future negotiations involving the China Delegation and or their agents and partners.

13. Severability: If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of the Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. The parties may execute this Agreement in two or more counterparts, which shall, in the aggregate, be signed by all parties; each counter-part shall be deemed an original instrument as against any party who has signed it.

14. Governing Law: This Agreement is executed and intended to be performed in the State of California, and the laws of that state shall govern its interpretation and effect.

15. Successors: This Agreement shall be binding on and inure to the benefit of the respective successors, assigns, and personal representatives of the parties, except to the extent of any contrary provision in this Agreement.

16. Sole and Only Agreement: This instrument contains the sole and only agreement between the parties hereto relating to their joint venture and correctly sets forth the rights, duties, and obligations of each to the other in connection therewith as of its date. Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect.

17. Amendment and Modification: This Agreement may be amended or modified in any way by an instrument in writing signed by the parties hereto and attached to this Agreement. Interlineation of this Agreement is permitted if signed by each party.

EXECUTED at Los Angeles County, California on the day and year first above written.

eConnect


By: /s/  Thomas S. Hughes
Thomas S. Hughes, President


/s/  Raymond Kessler
Raymond Kessler


/s/  Li-Wang Kessler
Li-Wang Kessler

                       PROOF OF CONCEPT TEST

Proof of Concept is defined as the usage of four (4) eConnect
PayMasters calling from a home, office, hotel room and public location to our eConnect bank host processing center located in the eConnect partners' country.

The test will be of three types:

A bill payment by ATM card with PIN or by a value added card which represents cash and which we are calling the EzyCard. This is known as the EzyPay service.

A self-service cash pay per play wager to the eConnect 777WINS
Internet Casino and to eConnect eSportsbet.com. The payment will again be by ATM card with PIN or by EzyCard. This is known as the EzyBet service.

A purchase from a catalog using a credit card or ATM card or EzyCard. This is known as the EzyShop service.

What eConnect will do at eConnect's cost:

We will install a basic eConnect Host Processor that is linked with the Partner's choice of banks.

We will provide the software and Paymaster equipment and will pay for the phone links between the eConnect host processing center and the bank, which will be authorizing the ATM card or credit card or EzyCard.

What the eConnect Partner will do:

Establish the relationship with the bank in order to run the Proof of Concept Test.

Establish a bill payment participant who will be paid by an EzyPay transaction.

Establish a catalog participant who will be paid by an EzyShop transaction.

Upon Successful Conclusion of the eConnect Proof of Concept Test:

eConnect and the China Partner will enter into a 50/50 Joint
Venture to develop the P.E.R.F.E.C.T. (Personal Encrypted Remote
Financial Electronic Card Transactions) industry in the Partner
Country.



EX-10.45

                         AMENDED AND RESTATED
                        SECURED PROMISSORY NOTE
                     Secured by Security Agreement

$3,857,911                                             March 31, 2000

For value received, the undersigned, Electronic Transactions & Technologies, a Nevada corporation, and Thomas S. Hughes (collectively, "Obligor"), hereby promise to pay to eConnect, a Nevada corporation ("Obligee"), as such place or to such other party or parties or order as Obligee may from time to time designate, the principal sum of Three Million Eight Hundred Fifty-Seven Thousand Nine Hundred Eleven Dollars ($3,857,911) with interest at the legal rate of ten percent (10%) annually beginning July 1, 1999 (March 31, 2000 for the sum of One Million Twenty-One Thousand Five Hundred Dollars ($1,021,500)). This promissory note ("Note"), including principal and interest, shall be paid in full upon demand. All payments hereunder shall be made in cash or cash equivalent funds immediately available and acceptable to Obligee, made payable to eConnect, 2500 Via Cabrillo Marina, Suite 112, San Pedro, California 90731, delivered personally or in the United States mail by certified or registered letter.

Obligor acknowledge that any default in the making or performing of any of the payments, agreements or conditions of this Note, or any other agreement or instrument now or hereinafter entered into among Obligor and Obligee hereunder, will result in loss and additional expenses to Obligee in servicing the indebtedness evidenced hereby, handling such delinquent payments and meeting their other financial obligations.

In the event of the failure to make full payment when due under the terms of this Note, the Obligee may declare the entire principal balance and accrued interest due and payable immediately. As an alternative, Obligor shall return to Obligee restricted stock certificates totaling 9,400,000 shares of common stock of Obligee in the event of such failure. Obligor hereby waive to the fullest extent allowable, any and all defenses, offsets or counterclaims with regard to any action by Obligee for reinforcement of this Note, including the defense of expiration of the statute of limitations. The only issue in any such action shall be that of payment or nonpayment hereunder and any such action shall be so limited. No portion of this Note, or payment hereunder, shall be subject to offset or refund by reason of any claims of Obligor.

This Note is made in conjunction with that certain security agreement by and between Obligor and Obligee ("Security Agreement") and reference to the Security Agreement herein is made for informational purposes only and in accordance with the provisions of Section 3105(1)(c) and 3105(1)(e) of the California Commercial Code ("Code"). Any default under the Security Agreement or any other agreement now existing or hereinafter entered into by and between Obligor and Obligee shall be a breach hereunder and constitute a default allowing Obligee to accelerate this Note. The above acceleration provision is made in accordance with Section 3109(1)(c) of the Code. Notwithstanding the foregoing, Obligor's promise to pay hereunder is an unconditional promise to pay to Obligee a sum certain in money on demand or at a definite time which does not include any other demand or at a definite time which does not include any other promise, obligation or power given by Obligor (except as otherwise authorized by Division 3 of the Code) all in accordance with the provisions of Section 3104 of the Code. This Note is intended to constitute a negotiable instrument as defined in the Code.

If this Note, or any payment or charge hereunder, is not paid when due, whether at maturity or by acceleration or otherwise, or should any controversy arise hereunder necessitating legal, equitable or administrative action, Obligor promises to pay all costs of collection in such action, including, but not limited to, attorneys' fees and costs.

Obligor expressly waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note and all other notices of any kind, and expressly agree that this Note, or any payment thereunder, may be extended from time to time without affecting the liability of Obligor. No single or partial exercise of any power hereunder, if any, shall preclude any other or further exercise thereof or the exercise of any other power. The release of any party liable under this Note shall not operate to release any other party liable thereon. Obligee expressly declares that Obligee may rely upon the ostensible authority of the persons signing this Note to be binding upon Obligor in all respects.

All agreements between Obligor and Obligee are expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the unpaid principal balance hereof or otherwise, shall the amount, if any, paid or agreed to be paid to Obligee or the use, forbearance or detention of the money to be advanced hereunder, exceed the highest lawful rate permissible under applicable usury laws. If, for any circumstances whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable thereto, the ipso facto, obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstances, Obligee shall ever receive an amount which would be excessive interest, the same shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest. This provision shall control every other provision of all agreements between the undersigned and Obligee.

This Note has been executed and delivered in the State of California and is to be governed by and construed according to the laws thereof. Venue in any action arising shall lie in the County of Los Angeles, California.

Obligor:

Electronic Transactions & Technologies


By: /s/  Thomas S. Hughes
Thomas S. Hughes, President



/s/  Thomas S. Hughes
Thomas S. Hughes, an individual

Obligee:

eConnect


By: /s/  Thomas S. Hughes
Thomas S. Hughes, President


EX-10.46


                         AMENDED AND RESTATED
                          SECURITY AGREEMENT
                            BY AND BETWEEN
                 ELECTRONIC TRANSACTIONS & TECHNOLOGIES
                         AND THOMAS S. HUGHES,
                                  AND
                                ECONNECT

eConnect, a Nevada corporation ("Secured Party"), and Electronic
Transactions & Technologies, a Nevada corporation and Thomas S.
Hughes (collectively, "Debtor") agree as follows:

1.  GRANT OF SECURITY INTEREST.

1.1 The Debtor, jointly and severally, hereby grant to the Secured Party a security interest in shares of common stock in Secured Party owned by Debtor in the amount of 9,400,000 as collateral security for:

1.1.1 The satisfaction and the prompt and full performance of all of Debtor's obligations under that certain Promissory Note of even date herewith in the principal amount of Three Million Eight Hundred Fifty-Seven Thousand Nine Hundred Eleven Dollars ($3,857,911) plus interest at the legal rate of ten percent (10%) annually beginning July 1, 1999 (March 31, 2000 for the sum of One Million Twenty-One Thousand Five Hundred Dollars ($1,021,500)) ("Note"), as the Note may be amended, modified, or extended from time to time (including, without limitation, the obligation to make payments of principal and interest thereon); and

1.1.2 The full, faithful, true and exact performance and observance of all of the obligations, covenants and duties of Debtor under this Security Agreement, as the same may be amended, modified, or extended from time to time.

2. DEFAULT. Any of the following events shall constitute an event of default hereunder:

2.1 The failure by Debtor to make full and timely payment when due of any sum as required to be paid to Secured Party under the Note after any applicable notice of non-payment provided for in the Note has been given, and any period within which to cure the non-payment has elapsed, if applicable. A true and correct copy of the Note is attached hereto as Exhibit C and incorporated herein by this reference.

2.2 The failure by Debtor to fully and timely perform any covenant, agreement, obligation or duty imposed on Debtor by this Security Agreement or any other agreement by and between Debtor and Secured Party now existing or hereinafter made.

2.3 The filing by Debtor of any petition, or commencement by Debtor of any proceeding, under the Bankruptcy Act or any state insolvency law.

2.4 The making by Debtor of any general assignment for the benefit of creditors.

2.5 The filing of any petition, or commencement of any proceeding, under the Bankruptcy Act or any state insolvency law, against Debtor, or the appointment of any receiver or trustee, which petition, proceeding or appointment is not fully and completely discharged, dismissed or vacated within sixty (60) days.

2.6 Any warranties made by Debtor are untrue in any material respect, or any schedule, statement, report, notice, or writing furnished by Debtor to the Secured Party are untrue in any material respect on the date as of which the facts set forth are stated or certified.

3.  INSPECTION OF RECORDS.   Secured Party shall have the right
without notice to inspect all financial books, records and reports of Debtor at Debtor's premises or wherever the same may be maintained during normal business hours.

4.  REMEDIES UPON DEFAULT.

4.1 Upon the occurrence of an event of default, in addition to any and all other remedies at law or in equity available to Secured Party, Debtors hereby authorize and empower Secured Party, at Secured Party's option and without notice to Debtor, except as specifically provided herein (and, to the extent necessary, hereby irrevocably appoint Secured Party as Debtor's attorney-in-fact for such purposes):

4.1.1 To require Debtor to assemble any and all of the Collateral and make the same available to Secured Party at the premises wherein the same is located, or any other place designated by Secured Party; Secured Party may enter upon any premises where any of the Collateral is located and may take possession of the same without judicial process and without the need to post any bond or security as an incident thereto; and

4.1.2 To sell, assign, transfer and deliver the whole or any part of the Collateral on any securities market on which the Collateral is trading, at such prices and upon such terms as are commercially reasonable, given the nature of the Collateral and the market therefor, with or without warranties, demand for performance, protest, notice of protest, or notice of dishonor except as set forth herein, any other such advertisement, presentment, demand or notice being expressly waived by Debtors to the extent permitted by law. At any public sale or sales of the Collateral, Secured Party or Secured Party's assigns may bid for and purchase all or any party of the Collateral offered for sale and upon compliance with the terms of such sale, may hold, exploit and dispose of such Collateral discharged from all claims of Debtor, except to the extent that Debtor have rights in the proceeds of such sale or sales, and free from any right or redemption, all of which are hereby expressly waived and released, and may in paying the purchase price thereof, in lieu of cash assignment at the face amount thereof, together with any interest accrued thereon, all or any part of unpaid principal or interest or both, payable under the Note.

4.2 In the event of any such sale by Secured Party of all or any of said Collateral on credit, or for future delivery, such property so sold may be retained by Secured Party until the selling price is paid by the purchaser. Secured Party shall incur no liability in case of the failure of the purchaser to take up and pay for the property so sold. In case of any such failure, said Collateral may be again, and from time to time, sold.

4.3 In the event of any such sale or disposition, the proceeds thereof shall be applied first to the payment of the expenses of the sale, commissions, actual attorneys' fees, and all other charges paid or incurred by Secured Party in taking, holding, selling , advertising, or otherwise preparing such Collateral for sale or otherwise in connection with maintaining the security of such Collateral, including any taxes or other charges imposed by law upon the Collateral and/or the ownership, holding or transfer thereof; secondly, to pay, satisfy and discharge all indebtedness of Debtor to Secured Party secured hereby then due and payable pursuant to the Note; thirdly, to the extent that Debtor may still have monetary obligations to Secured Party not yet due and payable, Secured Party may retain any surplus as collateral for the payment of such sums when due; and fourthly, if all of the secured obligations are then discharged and satisfied, to pay the surplus, if any, to Debtor. Secured Party shall look only to the assets of the business then operated and/or owned by Debtor to satisfy any and all claims, defaults or breaches regarding the Note and shall not in any event, look to any other assets of Debtor to satisfy same.

4.4 Secured Party shall not be liable or responsible for safeguarding the Collateral, or any portion thereof, or maintaining the condition thereof, or for any loss or damage thereto and diminution in value of the Collateral either through loss or non-collection. Secured Party shall not be liable or responsible for any act or default of any carrier or warehouseman or of any other person, other than that occasioned by the gross negligence and willful misconduct of Secured Party.

5. REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants that this Security Agreement has been duly and validly authorized, executed and delivered by Debtor and constitutes a valid and binding agreement, enforceable in accordance with its terms, and the execution and delivery of this Security Agreement do not violate, or constitute a default (with or without the giving of notice, the passage of time, or both) under any order, judgment, agreement, contract, or instrument to which Debtor are a party or by which Debtor are affected or may be bound. Debtor represents that Debtor will at all times maintain the Collateral in good state of repair and condition consistent with good business practice, will pay any and all taxes thereon or applicable thereto prior to delinquency.

6. INDEMNITY. In the case of any adverse claim with respect to the Collateral or any portion thereof arising out of any act done, or permitted or acquiesced in by Debtor, Debtor indemnifies and agrees to hold Secured Party harmless from and against any and all claims, losses, liabilities, damages, expenses, costs and actual attorneys' fees incurred by Secured Party in or by virtue of exercising any right, power or remedy of Secured Party hereunder or defending, protecting, enforcing or prosecuting the security interest hereby created. Any such loss, cost, liability, damage or expense so incurred shall be repaid upon demand by Secured
Party and until so paid shall be deemed a secured obligation hereunder.

7. NO WAIVER BY SECURED PARTY. Any forbearance, failure, or delay by Secured Party in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power, or remedy, and any single or partial exercise of any right, power, or remedy of Secured party shall not preclude the later exercise of any other right, power, or remedy, each of which shall continue in full force and effect until such right, power, or remedy is specifically waived by an instrument in writing, executed by Secured Party.

8.  EFFECTIVENESS OF AGREEMENT.  This Security Agreement and
Debtors' duties and obligations and Secured Party's powers to dispose of the Collateral, and all other rights, powers and remedies granted to Secured Party hereunder shall remain in full force and effect until Debtor has satisfied and discharged all of Debtor's obligations to Secured Party secured thereby.

9. WAIVER BY DEBTOR. All provisions of law, in equity and by statute providing for providing for, relating to, or pertaining to pledges or security interests and the sale of pledged property or property in which a security interest is granted, or which prescribe, prohibit, limit or restrict the right to, or conditions, notice or manner of sale, together with all limitations of law, in equity, or by statute, on the right of attachment in the case of secured obligations, are hereby expressly waived by Debtor to the fullest extent Debtor may lawfully waive same.

10. RELEASE OF COLLATERAL. Upon payment in full by Debtor, in lawful money of the United States of America, to Secured Party at the address set forth in the Note of all amounts secured hereby, and performance of all other obligations of Debtor under this Security Agreement, together with any interest thereon and any costs and expenses incurred by Secured Party in the enforcement of this Security Agreement or of any of Secured Party's rights hereunder, or in the enforcement of any other agreements (whether heretofore or hereafter entered into) between Debtor and Secured Party, or any of the rights of Secured Party thereunder, and upon the request of Debtor therefor, Secured Party will deliver to Debtor, at Debtor's sole cost and expense, such termination statements and such other documents of release, reconveyance and reassignments as shall be sufficient to discharge Debtor of the liabilities secured hereby and to terminate and release the security interest in the Collateral created hereby.

11.  MISCELLANEOUS.

11.1 This Security Agreement and all of the rights and duties in connection herewith shall be governed by and construed in accordance with the laws of the State of California.

11.2 This Security Agreement and all of its terms and provisions shall be binding upon the heirs, successors, transferees and assigns of each of the parties hereto.

11.3 In the event any portion of this Security Agreement is held invalid, the remaining portions shall remain in full force and effect as if that invalid portion had never been a part hereof.

11.4 In the event litigation is commenced to enforce or interpret this Security Agreement, or any provision hereof, the prevailing party shall be entitled to recover its actual costs and attorneys' fees.

11.5 This Security Agreement may be amended only by written consent of each of the parties hereto.

11.6 Any and all notices, demands, requests, or other communications required or permitted by this Security Agreement or by law to be served on, given to, or delivered to any party hereto by any other party to this Security Agreement shall be in writing and shall be deemed duly served, given, or delivered when personally delivered to the party, or in lieu of such personal delivery, when deposited in the United States mail, first-class postage prepaid addressed to the party at the address herein appearing.

11.7 This Security Agreement constitutes the entire security agreement between the parties pertaining to the subject matter contained herein and supercedes all prior and contemporaneous agreements, representations and understandings of the parties. No waiver of any of the provisions of this Security Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

11.8 This Security Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exhibits attached hereto are made a part hereof and incorporated herein.

11.9 Nothing in this Security Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Security Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Security Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Security Agreement, nor shall any provision give any third person any right of subrogation or action against any party to this Security Agreement.

11.10  Each party's obligations under this Security
Agreement is unique. If any party should default in its obligations under this Security Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party, in addition any other available rights or remedies, may sue in equity for specific performance without the necessity of posting a bond or other security, and the parties each expressly waive the defense that a remedy in damages will be adequate.

11.11 All representations, warranties and agreements of the parties contained in this Security Agreement, or in any instrument, certificate, opinion or other writing provided for in it, shall survive the completion of all acts contemplated herein.

11.12 Whenever the context of this Security Agreement requires, the masculine gender includes the feminine or neuter gender, and the singular number includes the plural.

11.13 As used herein, the word "days" shall refer to calendar day, including holidays, weekends, non-business days, etc.

11.14 The captions contained herein do not constitute part of this Security Agreement and are used solely for convenience and shall in no way be used to construe, modify, limit otherwise affect this Security Agreement.

IN WITNESS WHEREOF, this Security Agreement is executed on March
31, 2000 at San Pedro, California.

Debtor:

Electronic Transactions & Technologies


By: /s/  Thomas S. Hughes
Thomas S. Hughes, President


/s/  Thomas S. Hughes
Thomas S. Hughes, an individual


Secured Party:

eConnect


By: /s/  Thomas S. Hughes
Thomas S. Hughes, President




EX-27
FINANCIAL DATA SCHEDULE





[ARTICLE] 5

[PERIOD-TYPE]                                        3-MOS
[FISCAL-YEAR-END]                                    DEC-31-2000
[PERIOD-START]                                       JAN-01-2000
[PERIOD-END]                                         MAR-31-2000
[CASH]                                               44,646
[SECURITIES]                                         0
[RECEIVABLES]                                        0
[ALLOWANCES]                                         0
[INVENTORY]                                          0
[CURRENT-ASSETS]                                     44,646
[PP&E]                                               18,181
[DEPRECIATION]                                       0
[TOTAL-ASSETS]                                       6,519,100
[CURRENT-LIABILITIES]                                1,062,449
[BONDS]                                              0
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                             77,852
[OTHER-SE]                                           4,903,651
[TOTAL-LIABILITY-AND-EQUITY]                         6,519,100
[SALES]                                              40,000
[TOTAL-REVENUES]                                     40,000
[CGS]                                                0
[TOTAL-COSTS]                                        0
[OTHER-EXPENSES]                                     10,183,238
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                                   97,500
[INCOME-PRETAX]                                     (10,143,238)
[INCOME-TAX]                                         0
[INCOME-CONTINUING]                                 (10,143,238)
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                        (10,143,238)
[EPS-BASIC]                                       (.31)
[EPS-DILUTED]                                       (.31)



EX-99.3
              TRADEMARK

Word Mark                  BANK EYES ONLY
Owner Name                (Registrant) Hughes, Thomas S.
Owner Address              31310 Eagle Haven Cir. Ste. 100
                           Rancho Palos Verdes, California 90275;
                           individual; United States

Attorney of Record         Lee W. Tower

Serial Number              76-000166

Registration Number

Filing Date                03/15/2000

Registration Date

Section 1(B) indicator     Section 1(b)

Mark Drawing Code         (1) Typed Drawing

Register

Published for Opposition

Type of Mark               Trademark

International Class        36

Goods and Services         Computer software and services for
electronic
                           purchases by consumers; computer software
for
                           electronic payment by consumers.